Exhibit 4.1

Execution Version

INDENTURE
Dated as of November 5, 2024
Among
Life Time, Inc.,
The Guarantors Party Hereto
And
Wilmington Savings Fund Society, FSB,
as Trustee and Notes Collateral Agent
6.000% SENIOR SECURED NOTES DUE 2031

CONTENTS

EXHIBITS
Exhibit A     Form of Note
Exhibit B     Form of Certificate of Transfer
Exhibit C    Form of Certificate of Exchange
Exhibit D     Form of Supplemental Indenture to Be Delivered by Any Future Guarantors
Exhibit E    Form of Transferee Letter of Representation
Exhibit F    Position Representation and Verification Form
Exhibit G    Form of Junior Lien Intercreditor Agreement

INDENTURE, dated as of November 5, 2024, between Life Time, Inc., a Minnesota corporation, the Guarantors party hereto from time to time (as defined herein), and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).
W I T N E S S E T H
WHEREAS, the Issuer (as defined herein) has duly authorized the creation of an issue of $500,000,000 aggregate principal amount of the Issuer’s 6.000% senior secured notes due 2031 (the “Notes”); and
WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture (as defined herein).
NOW, THEREFORE, the Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01.    Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Acquired Indebtedness” means, with respect to any specified Person,
(1)    Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 4.09 and 4.12 hereof, as part of the same series as the Notes issued on the Issue Date (the “Initial Notes”).
“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)    increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period (other than clauses (h), (l) and (m)):
(a)    Fixed Charges and, to the extent not reflected in such Fixed Charges, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus
(b)    provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations), and any payments to a Parent Company in respect of such taxes permitted to be made under this Indenture; plus
(c)    Consolidated Depreciation and Amortization Expense for such period; plus
(d)    any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided, if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may determine not to add back such non-cash charge in the current period and (B) to the extent the Issuer does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
(e)    minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back) in such period to Consolidated Net Income, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus
(f)    (i) the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period to the extent permitted under Section 4.11 and (ii) the amount of payments made to option holders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to shareholders of such Person or its Parent Companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture; plus
(g)    the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus
(h)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Adjusted EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Adjusted EBITDA pursuant to clause (2) of this definition for any previous period and not added back; plus
(i)    any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interest of such Person (other than Disqualified Stock); plus
(j)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature; plus
(k)    any net loss from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period; plus
(l)    the amount of “run rate” net cost savings, synergies and operating expense reductions (other than any of the foregoing related to Specified Transactions) projected by the Issuer in good faith to result from actions taken, committed to be taken or that are expected in good faith to be taken no later than twenty four (24) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Adjusted EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); plus
(m)    any payments in the nature of compensation or expense reimbursement made to independent board members;
(2)    decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:
(a)    non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Adjusted EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Adjusted EBITDA in accordance with this definition); and
(b)    the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary added (and not deducted in such period from Consolidated Net Income).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agent” means any Registrar, co-registrar, Transfer Agent, Paying Agent or additional paying agent.
“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.
“Applicable Agent” means the Bank Collateral Agent until the earlier of:
(1)    the Senior Credit Facility Termination Date; and
(2)    the Cut-Off Date, unless the Cut-Off Date has been stayed, deemed not to have occurred or rescinded pursuant to the definition thereof.
After such date, the Applicable Agent will be the First Lien Agent for the series of First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding series of First Lien Obligations under the Equal Priority Intercreditor Agreement, other than the Senior Credit Facilities, with respect to the Shared Collateral, and which prior to such date shall also be referred to as the “Major Non-Controlling Agent.”
“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
(1)    1.0% of the principal amount of such Note; and
(2)    the excess, if any, of:
(a)    the present value at such Redemption Date calculated as of the date of the applicable redemption notice of (i) the redemption price of such Note at November 15, 2027 (each such redemption price being set forth in the table appearing in Section 3.07(f)), plus (ii) all required remaining scheduled interest payments due on such Note through November 15, 2027 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points (such discount rate shall not be less than zero); over
(b)    the then outstanding principal amount of such Note on such Redemption Date, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer will designate; provided, such calculation will not be the duty or obligation of the Trustee.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Asset Sale” means:
(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or
(2)    the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;
in each case, other than:
(a)    any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged or worn out property or assets in the ordinary course of business or consistent with industry practice or any disposition of inventory, assets or goods (or other assets) held for sale or no longer used or useful in the ordinary course, (iii) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Issuer), (iv) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business and (v) assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Issuer and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(b)    the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;
(c)    any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or any Permitted Investment or any acquisition otherwise permitted by this Indenture;
(d)    any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than the greater of (x) $30.0 million and (y) 7.5% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period;
(e)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;
(f)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)    (i) the lease, assignment or sub-lease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sub-lease, license or sublicense or other agreement;
(h)    any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;
(i)    foreclosures, condemnation, expropriation, eminent domain or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(j)    sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;
(k)    any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including asset securitizations permitted by this Indenture;
(l)    the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;
(m)    the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;
(n)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;
(o)    the unwinding of any Hedging Obligations;
(p)    sales, transfers and other dispositions of Investments in joint ventures;
(q)    the lapse or abandonment of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;
(r)    the granting of a Lien that is permitted under Section 4.12;
(s)    the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law;
(t)    the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Indenture, which assets are not used or useful in the principal business of the Issuer and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate any acquisition permitted under this Indenture;

(u)    dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;
(v)    in connection with any Sale and Lease-Back Transaction, including with an Unrestricted Subsidiary;
(w)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;
(x)    dispositions of vacant land or aircraft;
(y)    a disposition of all or a portion of the Equity Interests in or assets of Athlinks, Inc. and its Subsidiaries; and
(z)    the sales of property or assets for an aggregate fair market value since the Issue Date not to exceed the greater of (x) $150.0 million and (y) 25.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period.
“Attributable Indebtedness” means, on any date, with respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Bank Administrative Agent” means Deutsche Bank AG New York Branch, as administrative agent under the Senior Credit Agreement and its replacements, successors and permitted assigns thereunder.
“Bank Collateral Agent” means Deutsche Bank AG New York Branch, as collateral agent under the Senior Credit Agreement and its replacements, successors and permitted assigns thereunder, including in its capacity as Mortgage Collateral Agent, if applicable.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the board of directors of the Issuer.
“Business Day” means each day which is not a Legal Holiday.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;
but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP as in effect on January 22, 2021. For the avoidance of doubt, no obligations under an operating lease (whether or not required to be capitalized and reflected as a liability on the balance sheet) shall be Capitalized Lease Obligations.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
“Captive Insurance Subsidiary” means any Subsidiary of the Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash Equivalents” means:
(1)    United States dollars;
(2)    (a) Euros, Yen, Canadian Dollars, Pounds Sterling or any national currency of any Participating Member State of the European Monetary Union; or
(b)    in the case of any Foreign Subsidiary or any jurisdiction in which the Issuer or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;
(3)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;
(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks;
(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;
(6)    commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) and in each case maturing within 36 months after the date of acquisition;
(7)    marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer);
(8)    securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;
(9)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case, having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) with maturities of 36 months or less from the date of acquisition;
(10)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer) with maturities of 24 months or less from the date of acquisition;

(11)    Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer);
(12)    investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above; and
(13)    solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.
In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.
Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided, such amounts, except amounts used to pay non-dollar denominated obligations of the Issuer or any Restricted Subsidiary in the ordinary course of business, are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
“Cash Management Obligations” means Obligations in respect of Cash Management Services.
“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, cash pooling arrangements, automated clearing house transfers, overdraft, credit card processing or credit or debit card, purchase card, electronic funds transfer and other cash management and similar arrangements.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“CFC Holdco” means a Domestic Subsidiary that has no material assets other than the Equity Interests in or Indebtedness of one or more Foreign Subsidiaries that are CFCs, including the indirect ownership of such Equity Interests or Indebtedness through one or more CFC Holdcos that have no other material assets.
“Change of Control” means the occurrence of the following after the Issue Date:

(a) any Person (other than a Permitted Holder) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Equity Interests of the Issuer or such Parent Company representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Issuer or such Parent Company, as applicable, and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Issuer or such Parent Company beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, in each case, on a fully diluted basis (provided, however, that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded);
unless, in each case, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Issuer or any Parent Company.
Notwithstanding the foregoing, a Person or group shall not be deemed to have beneficial ownership of securities that such person or group has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred (including securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement).
In addition, notwithstanding the foregoing, the following shall not constitute a Change of Control:
(1)    a transaction in which the Issuer or a parent entity of the Issuer becomes a Subsidiary of another Person (such Person, the “New Parent”) shall not constitute a Change of Control if (a) the equity holders of the Issuer or such parent entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the Voting Stock of the Issuer or such New Parent immediately following the consummation of such transaction, substantially in proportion to their holdings of the equity of the Issuer or such parent entity prior to such transaction or (b) immediately following the consummation of such transaction, no Person, other than a Permitted Holder, the New Parent or any Subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the Voting Stock of the Issuer or the New Parent; or
(2)    the transfer of assets between or among the Issuer and the Restricted Subsidiaries.
“Clearstream” means Clearstream Banking, Société Anonyme and its successors.

“Co-Investors” means any of (a) the holders of Equity Interests in Holdings (or any Parent Company) on the Issue Date, (b) the transferees, if any, that acquire, within ninety (90) days of the Issue Date, any Equity Interests in Holdings (or any Parent Company) held by any Investor, Co-Investor or Management Stockholder as of the Issue Date and (c) any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means the assets of any Grantor subject to Liens created pursuant to any Notes Security Documents.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(1) the Notes Collateral Agent (or a Mortgage Collateral Agent, if applicable) shall have received each Notes Security Document required to be delivered (a) on the Issue Date as required by this Indenture or (b) at such time required by Indenture to be delivered, in each case, duly executed by the Issuer or a Guarantor that is party thereto;
(2) all Obligations shall have been unconditionally guaranteed by the Guarantors;
(3) except to the extent otherwise provided hereunder or under any Notes Security Document, the Obligations and the Guarantees shall have been secured by a perfected security interest, subject only to Liens permitted by Section 4.12 and Permitted Liens, in
(a) all the Equity Interests of the Issuer,
(b) all Equity Interests of each direct, wholly owned Material Domestic Subsidiary (other than any CFC Holdco) that is directly owned by the Issuer or any Subsidiary Guarantor and
(c) 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding Equity Interests that are not voting Equity Interests of each (i) wholly owned Material Domestic Subsidiary that is (a) a CFC Holdco and (b) directly owned by the Issuer or any Subsidiary Guarantor and (ii) Foreign Subsidiary that is directly owned by the Issuer or any Subsidiary Guarantor;
(4) except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 4.12 and Permitted Liens or under any Notes Security Document and in each case subject to exceptions and limitations otherwise set forth in this Indenture and the Notes Security Documents, the Obligations and the Guarantees shall have been secured by a security interest in substantially all tangible and intangible personal property of the Issuer and each Guarantor (including accounts other than Securitization Assets), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing, in each case,

(a) that has been perfected (to the extent such security interest may be perfected) by
(i) delivering certificated securities, intercompany notes and other instruments in which a security interest can be perfected by physical control, in each case to the extent required hereunder or the Security Agreement;
(ii) filing financing statements under the UCC,
(iii) making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or
(iv) filings in the applicable real estate records with respect to Mortgaged Properties (or any fixtures related to Mortgaged Properties) to the extent required by this Indenture or Notes Security Documents and
(b) with the priority required by the Notes Security Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreements to the extent applicable; and
(5) the Notes Collateral Agent (or Mortgage Collateral Agent, if applicable, with copies to the Notes Collateral Agent) shall have received counterparts of a Mortgage, together with the other deliverables in Section 10.09, with respect to each Mortgaged Property duly executed and delivered by the record owner of such property within the time periods set forth in Section 10.09, provided that to the extent any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the relevant Mortgage shall not secure an amount in excess of the fair market value of the Mortgaged Property subject thereto, and provided, further, upon the reasonable agreement of the Issuer and the Bank Collateral Agent, the Issuer or the applicable Guarantor may satisfy the Collateral and Guarantee Requirement with respect to the delivery of a Mortgage on any Material Real Property that is required to be or has been mortgaged under the Senior Credit Facilities by delivering a mortgage to a Mortgage Collateral Agent or amending an existing mortgage to be in favor of a Mortgage Collateral Agent and to secure the Obligations under this Indenture in addition to the Obligations under the Senior Credit Facilities (and any Additional First Lien Obligations, as applicable) and to otherwise be in form and substance reasonably satisfactory to the Bank Collateral Agent and the Notes Collateral Agent.
The foregoing definition shall not require, and this Indenture, the Notes, the Guarantees, the Notes Security Documents and the Intercreditor Agreements shall not contain any requirements as to, the creation, perfection or maintenance of pledges of, or security interests in, Mortgages on, or the obtaining of Mortgage Policies, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Assets.
The Bank Collateral Agent may grant extensions of time under the Senior Credit Agreement or the Security Documents for the creation, perfection or maintenance of security interests in, or the execution or delivery of any Mortgage and the obtaining of title insurance, surveys or an Opinion of Counsel with respect to, particular assets (including extensions beyond the Issue Date for the creation, perfection or maintenance of security interests in the assets of the Issuer and the Guarantors on such date). To the extent the Bank Collateral Agent grants such extensions, such extension will be automatically granted under this Indenture and the Notes Security Documents. In the event of such an extension of time under the Senior Credit Agreement or the Security Documents, the Company shall notify the Notes Collateral Agent thereof; provided, however, that failure to provide such notice shall not affect the effectiveness of the corresponding extension under this Indenture or the Notes Security Documents or constitute a Default under this Indenture.
No actions required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests (including any intellectual property registered or applied for in any non-U.S. jurisdiction) and there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction. No actions shall be required with respect to assets (other than in respect of Pledged Collateral (to the extent required under the Security Agreement)) requiring perfection through control agreements or perfection by “control” (as defined in the UCC).
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including, the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1)    cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); plus
(2)    non-cash interest expense resulting solely from (a) the amortization of original issue discount from the issuance of Indebtedness of such Person and its Restricted Subsidiaries at less than par (excluding the Notes and any Indebtedness borrowed under the Senior Credit Facilities and any Non-Recourse Indebtedness), plus (b) pay-in-kind interest expense of such Person and its Restricted Subsidiaries payable pursuant to the terms of the agreements governing such Indebtedness for borrowed money, excluding, in each case, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clauses (2)(a) and 2(b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (iii) costs associated with incurring and/or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness, (v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions and the Refinancing Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) interest expense attributable to a Parent Company resulting from push-down accounting, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to any acquisition or Investment and (xii) annual agency fees paid to the administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including under any Credit Facilities, the Notes or the Existing Notes.
For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person, for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,
(1)    extraordinary, infrequent, non-recurring or unusual gains, losses, fees, costs, charges or expenses (including relating to any multi-year strategic initiatives and accruals and reserves in connection with such gains, losses, charges or expenses); restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); costs and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs; costs and expenses related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs and expenses incurred in connection with non-ordinary course product and intellectual property development; costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Issue Date (including integration costs); business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves; operating expenses attributable to the implementation of cost-savings initiatives; curtailments and modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments); costs, losses and expenses in connection with litigation (including threatened litigation), settlements, investigations (including internal investigations) and proceedings (or any threatened investigations or proceedings), including by any regulatory, governmental, law enforcement body, or attorney general;
(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;
(3)    Transaction Expenses;
(4)    any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business or consistent with industry practice) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);
(5)    the Net Income for such period of any Person that is an Unrestricted Subsidiary, and, solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(iv)(C)(1), the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; (provided, Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period);
(6)    solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(iv)(C)(1), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Issuer reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided, Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;
(7)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);
(8)    income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;
(9)    any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
(10)    (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Company, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;
(11)    any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and the Existing Notes and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests (including by any direct or indirect parent of the Issuer), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, the Existing Notes and other securities and any Credit Facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);
(12)    accruals and reserves that are established or adjusted in connection with the Transactions, an Investment or an acquisition that are required to be established or adjusted as a result of the Transactions, such Investment or such acquisition, in each case in accordance with GAAP;
(13)    any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture;
(14)    any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;
(15)    any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;
(16)    any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;
(17)    any non-cash rent expense;
(18)    the amount of any management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Investors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by Section 4.11;
(19)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and
(20)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.
Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than Section 4.07(a)(iv)(C)(4)), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(iv)(C)(4).
“Consolidated Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” or “Adjusted EBITDA”.
“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations, debt obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments and guarantees of Indebtedness of such types of a third Person; provided, Consolidated Total Debt will not include Non-Recourse Indebtedness and Indebtedness in respect of any (i) letter of credit, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (ii) Hedging Obligations, except any unpaid termination payments thereunder. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2)    to advance or supply funds
(a)    for the purchase or payment of any such primary obligation, or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.
“Controlling Secured Parties” means the series of Secured Parties whose First Lien Agent is the Applicable Agent.
“Convertible Indebtedness” means Indebtedness of the Issuer (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Indenture that is either (a) convertible into common stock of the Issuer (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Issuer and/or cash (in an amount determined by reference to the price of such common stock).
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.
“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, note issuances, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and other agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement, extend, renew, restate, amend, modify or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchanges, replacement, refunding, supplemental, extended, renewed, restated, amended, modified or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided, such increase in borrowings or issuances is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.
“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.
“Customary Bridge Facilities” means (i) bridge financings, escrow or other similar arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the maturity date of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the maturity date of the Notes) and (ii) any financing, funded into escrow, the terms of which provide for mandatory repayment of the same, subject to customary conditions, if the proceeds thereof are not applied as required by the terms governing such financing within the time parameters set forth therefor, provided that any financing under this clause (ii), upon being released from escrow, cannot have a maturity date prior to the maturity date of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the maturity date of the Notes).
“Cut-Off Date” means, with respect to any Major Non-Controlling Agent, the date that is at least 180 days (throughout which 180-day period such Person was the Major Non-Controlling Agent) after the occurrence of both (i) an event of default (under and as defined in the instrument and related documents in respect of which such Major Non-Controlling Agent is appointed as the representative for the holders of the relevant series of First Lien Obligations) and (ii) each other First Lien Agent’s receipt of written notice from such Major Non-Controlling Agent certifying that (x) such an event of default has occurred and is continuing and (y) the First Lien Obligations of the series with respect to which such Major Non-Controlling Agent is the representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable instrument governing such First Lien Obligations; provided, however, that the Cut-Off Date shall be stayed and shall not occur and shall be deemed not to have occurred and shall be rescinded (1) at any time the Applicable Agent has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time any Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, examinership, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Derivative Instrument” means with respect to a Person, any contract or instrument to which such Person is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any portion thereof) are based on the value and/or performance of the Notes and/or any “Deliverable Obligations” or “Obligations” (as defined in the ISDA CDS Definitions) with respect to the Issuer or Guarantors; provided that a “Derivative Instrument” will not include any contract or instrument that is entered into pursuant to bona fide market-making activities.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A attached hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.
“Designated Preferred Stock” means Preferred Stock of the Issuer, any Restricted Subsidiary thereof or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(iv)(C) hereof.
“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to the Issuer or any Restricted Subsidiary by any Person other than the Issuer or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Issuer subsequently delivers an Officer’s Certificate to the Trustee to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided, that, during such time, such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio and the availability of any baskets hereunder on the date such Designated Revolving Commitments are established (but not, for the avoidance of doubt, on any subsequent date).
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for any Qualified Equity Interests or solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, any Capital Stock held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries, any Parent Company or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “Affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt will be required to be determined pursuant hereto, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock.
“Domestic Subsidiary” means any direct or indirect Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Equal Priority Intercreditor Agreement” means (a) the intercreditor agreement entered into between the Bank Collateral Agent, the Notes Collateral Agent, the Issuer and the Guarantors on the Issue Date (the “Issue Date Equal Priority Intercreditor Agreement”), (b) another intercreditor agreement substantially in the form of the Issue Date Equal Priority Intercreditor Agreement among the Notes Collateral Agent and one or more debt representatives for holders of one or more classes of First Lien Obligations or (c) a customary intercreditor agreement in form and substance reasonably acceptable to the Notes Collateral Agent, the Issuer and one or more of such debt representatives, in each case with such modifications thereto as the Notes Collateral Agent, the Issuer and such debt representative(s) may agree, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture and thereof.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any Parent Company (excluding Disqualified Stock), other than:
(1)    public offerings with respect to the Issuer’s or any Parent Company’s common stock registered on Form S-4 or Form S-8;
(2)    issuances to any Restricted Subsidiary of the Issuer; and
(3)    any such public or private sale that constitutes an Excluded Contribution.
“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.
“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Accounts” means (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) petty cash accounts funded in the ordinary course of business, (d) escrow, fiduciary or trust accounts, (e) designated disbursement accounts and non-U.S. bank accounts and (f) the funds or other property held in or maintained in any such account identified in clauses (a) through (e).
“Excluded Assets” means:

(1)    (i) any leasehold interest (including any ground lease interest) in real property, (ii) any interest in any fee-owned real property other than any Material Real Property, (iii) any (x) vacant real property and (y) land under construction with improvements where such improvements are not open for commercial operations, and (iv) any Fixtures (as defined in the UCC) affixed to any real property (x) that is not Material Real Property or (y) to the extent a security interest in such Fixtures may not be perfected by the filing of a UCC financing statement in the jurisdiction of organization of the applicable Grantor;
(2)    motor vehicles, aircraft and other assets subject to certificates of title or ownership (including aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, in each case to the extent subject to Federal Aviation Act registration requirements and rolling stock);
(3)    (i) Letter-of-Credit Rights (as defined in the UCC) (other than to the extent consisting of Supporting Obligations (as defined in the UCC) that can be perfected by the filing of a UCC financing statement) and (ii) Commercial Tort Claims (as defined in the UCC) having a value of less than $7,500,000;
(4)    any governmental licenses or state or local franchises, charters and authorizations (together with any rights or interests under any of the foregoing) to the extent a security interest therein is prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC);
(5)    assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by applicable law, rule or regulation; (y) solely with respect to any Intellectual Property (as defined in the UCC), would cause the destruction, invalidation or abandonment of such asset under applicable law, rule or regulation; or (z) requires any consent, approval, license or other authorization of any third party or Governmental Authority that has not been obtained;
(6)    Excluded Equity Interests;
(7)    any lease, license or agreement or any property or asset (including any Equipment (as defined in the UCC) or Inventory (as defined in the UCC) subject to a purchase money security interest or similar arrangement) (together with any rights or interests under any of the foregoing) to the extent that a grant of a security interest therein is prohibited by or would violate or invalidate any lease, license or agreement or purchase money or similar arrangement (or any right or interest under any of the foregoing) or create a right of termination, re-negotiation or acceleration in favor of any party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition;

(8)    any asset(s) to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Issuer, provided that the same determination is made in respect of all other First Lien Obligations if any;
(9)    any asset(s) as to which the Issuer reasonably determines that the cost or other consequence(s) of obtaining, perfecting or maintaining a security interest or pledge in such asset(s) exceed the fair market value (as determined by the Issuer in its reasonable judgment) thereof or are excessive in relation to the practical benefit to the Holders of the security to be afforded thereby, provided that the same determination is made in respect of all other First Lien Obligations if any;
(10)    any assets to the extent (and only to the extent) that action would be required under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property arising under the laws of, or registered or applied for in any non-U.S. jurisdiction;
(11)    as extracted collateral, timber to be cut, farm products, manufactured homes, health care insurance receivables, or aircraft engines, satellites, ships or railroad rolling stock;
(12)    Excluded Accounts and Excluded Intercompany Debt;
(13)    any property or asset(s) that (1) is or has been secured by any Existing Mortgage Debt (whether or not such Existing Mortgage Debt is outstanding) and (2) other property if including such property or assets in the Collateral would violate the terms of (or require a consent under) documents governing such Existing Mortgage Debt;
(14)    any property or asset(s) (and any related rights and any related property or asset(s)) (i) sold or otherwise transferred in connection with a Sale and Lease-Back Transaction permitted by this Indenture or (ii) subject to any Permitted Lien and consisting of property or asset(s) (and any related rights and any related asset(s)) subject to such Sale and Lease-Back Transaction permitted by this Indenture or General Intangibles (as defined in the UCC) related thereto; and
(15)    any United States intent-to-use trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use trademark application under applicable federal law;
provided that (1) the Proceeds (as defined in the UCC) of, or in respect of, any Excluded Assets will constitute Collateral (except to the extent such Proceeds are Excluded Asset(s)) and (2) no asset shall be excluded unless it is also an “Excluded Asset” under the Senior Credit Facilities if in existence.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Issuer from
(1)    contributions to its common equity capital; and
(2)    dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and
(3)    the sale (other than to a Restricted Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;
in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate or that are excluded from the calculation set forth in Section 4.07(a)(iv)(C).
“Excluded Equity Interests” means any and all of the following: (i) Margin Stock, (ii) Equity Interests of any Person other than (a) the Issuer, (b) any Subsidiary Guarantor or (c) any wholly owned Material Subsidiary that is directly owned by the Issuer or any Subsidiary Guarantor other than a CFC or CFC Holdco, (iii) more than 65% of the issued and outstanding voting Equity Interests of any (a) Foreign Subsidiary, (b) CFC or (c) CFC Holdco, (iv) any Equity Interests to the extent the pledge thereof would be prohibited by any law or to the extent not permitted by the terms of such Person’s Organizational Documents (in each case, except to the extent that any such prohibition or restriction would be rendered ineffective under the UCC or other applicable law), (v) any Equity Interests with respect to which the Issuer has reasonably determined that the cost or other consequences (including any adverse tax consequences) of pledging, perfecting or maintaining a security interest in such Equity Interests are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, (vi) the Equity Interests of any Subsidiary of a Foreign Subsidiary, CFC or CFC Holdco, (vii) the Equity Interests of any Unrestricted Subsidiary, special purpose vehicle (or similar entity, including any Securitization Subsidiary), Captive Insurance Subsidiary, Sale-Leaseback SPE or not-for-profit Subsidiary and (viii) any other Equity Interests that constitute Excluded Assets.
“Excluded Intercompany Debt” means intercompany Indebtedness to the extent secured by the assets of a Foreign Subsidiary.
“Excluded Proceeds” means with respect to any Asset Sale:
(1)    0% of the Net Proceeds from such Asset Sale if after giving pro forma effect thereto and applications of the Net Proceeds thereof, the First Lien Net Leverage Ratio of the Issuer is greater than 2.50:1.00;
(2)    50% of the Net Proceeds from such Asset Sale, if after giving pro forma effect thereto and the application of the Net Proceeds thereof, the First Lien Net Leverage Ratio of the Issuer is greater than 2.00:1.00, but equal to or less than 2.50:1.00; and

(3)    100% of the Net Proceeds from such Asset Sale, if after giving pro forma effect thereto and the application of the Net Proceeds thereof, the First Lien Net Leverage Ratio of the Issuer is less than or equal to 2.00:1.00.
“Excluded Subsidiary” means (1) any Subsidiary that is not a Wholly-Owned Subsidiary of the Issuer or a Guarantor, (2) any Foreign Subsidiary, (3) any Domestic Subsidiary that is a CFC Holdco or a Subsidiary of (i) a Foreign Subsidiary, (ii) a CFC or (iii) a CFC Holdco, (4) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law, accounting policies or by contractual obligation existing on the Issue Date (or, with respect to any Subsidiary acquired by the Issuer or a Restricted Subsidiary after the Issue Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guarantee, or if such Guarantee would require governmental (including regulatory) or third party consent, approval, license or authorization, (5) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (6) any Captive Insurance Subsidiary, (7) any not-for-profit Subsidiary, (8) any Subsidiary that is not a Material Subsidiary, (9) any other Subsidiary with respect to which, in the reasonable judgment of the Issuer, the burden or cost (including any adverse tax consequences) of providing the Guarantee will outweigh the benefits to be obtained by the Holders therefrom, (10) any Securitization Subsidiary, (11) each Unrestricted Subsidiary and (12) any special purpose entity formed for the primary purpose to hold a leasehold interest in real property that is subject to a Sale and Lease-Back Transaction and any successors or assigns thereof, and any such special purpose tenant entities formed in connection with any Sale and Lease-Back Transaction; provided, that any such Subsidiary that is an Excluded Subsidiary pursuant to clause (8) or (9) above will cease to be an Excluded Subsidiary at any time such Subsidiary guarantees Indebtedness under a Credit Facility.
“Exempted Indebtedness” means, as of any particular time, all then outstanding Indebtedness of the Issuer and Principal Property Subsidiaries incurred on and after June 10, 2015 and secured by any mortgage, security interest, pledge or Lien other than those permitted pursuant to Section 4.12(b).
“Existing Mortgage Debt” means (i) the Loan Agreement dated as of January 28, 2014 between LTF Real Estate CMBS II, LLC and Wells Fargo Bank, National Association, (ii) the Promissory Note, dated as of February 12, 2013 between LTF Real Estate MP I, LLC and ING Life Insurance and Annuity Company, (iii) the Promissory Note, dated as of August 23, 2013 between LTF Real Estate MP II, LLC and ING Life Insurance and Annuity Company, (iv) the Promissory Note, dated as of July 29, 2014 between LTF Real Estate MP III, LLC and ING Life Insurance and Annuity Company and (v) any other Indebtedness secured solely by the assets or properties that are or were secured by the Indebtedness in the foregoing clauses (i) – (iv), in each case, in an aggregate amount for the foregoing not to exceed the aggregate amount of Indebtedness outstanding as of June 10, 2015 for such Existing Mortgage Debt.
“Existing Notes” means, collectively, the Existing Secured Notes and the Existing Unsecured Notes.

“Existing Notes Indentures” means, collectively, the Existing Secured Notes Indenture and the Existing Unsecured Notes Indenture.
“Existing Secured Notes” means the $925.0 million aggregate principal amount of 5.75% Senior Secured Notes due 2026 initially issued by the Issuer pursuant to the Existing Secured Notes Indenture.
“Existing Secured Notes Indenture” means the Indenture, dated January 22, 2021, among the Issuer, Wilmington Savings Fund Society, FSB, as trustee and collateral agent, and certain other parties party thereto governing the Existing Secured Notes, as amended or supplemented from time to time.
“Existing Unrestricted Subsidiaries” means LT Co-Borrower Holdco, LLC and LT Co-Borrower, LLC.
“Existing Unsecured Notes” means the $475.0 million aggregate principal amount of 8.000% Senior Notes due 2026 initially issued by the Issuer pursuant to the Existing Unsecured Notes Indenture.
“Existing Unsecured Notes Indenture” means the Indenture, dated February 5, 2021, among the Issuer, Wilmington Savings Fund Society, FSB, as trustee, and certain other parties party thereto governing the Existing Unsecured Notes, as amended or supplemented from time to time.
“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.
“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.
“First Lien Agent” means (i) in the case of any Obligations under the Senior Credit Facilities, the Bank Collateral Agent, (ii) in the case of any Obligations under this Indenture, the Notes Collateral Agent, and (iii) in the case of any Additional First Lien Obligations, the collateral agent, the administrative agent, trustee or other representative (as applicable) under such Additional First Lien Obligation named in the applicable joinder to the Equal Priority Intercreditor Agreement, in each case, together with its successors in such capacity.
“First Lien Debt Documents” means, with respect to any class of First Lien Obligations, the promissory notes, indentures, credit agreements, loan agreements, security agreements and other operative agreements evidencing or governing such First Lien Obligations, as the same may be amended, supplemented or otherwise modified from time to time.
“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Test Period that is secured by a Lien that is pari passu in priority with the Liens securing the Notes, minus, the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Issuer as of such date, excluding cash and Cash Equivalents that are listed as “restricted” on such balance sheet to (b) Run-Rate Adjusted EBITDA of the Issuer for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
“First Lien Obligations” means the Notes, the Guarantees, the Senior Credit Facilities Obligations, the Obligations under this Indenture and other Additional First Lien Obligations secured by Collateral on a pari passu basis (but without regard to control or remedies) with the Notes, provided, that in the case of any Additional First Lien Obligations incurred after the Issue Date, the applicable First Lien Agent thereof becomes a party to the Equal Priority Intercreditor Agreement.
“Fitch” means Fitch Ratings, Inc., and any successor to its rating agency business.
“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Run-Rate Adjusted EBITDA of the Issuer for such Test Period to (2) the Fixed Charges of the Issuer for such Test Period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock or establishes or eliminates any Designated Revolving Commitments, in each case, subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock or establishment or elimination of any Designated Revolving Commitments, as if the same had occurred at the beginning of the most recently ended Test Period (and (i) for the purposes of the numerator of the Total Net Leverage Ratio and the First Lien Net Leverage Ratio, as if the same had occurred on the last day of the most recently ended Test Period and (ii) for all purposes, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder on the date of such establishment); provided, however, that at the election of the Issuer, the pro forma calculation will not give effect to any Indebtedness incurred on such determination date pursuant to Section 4.09(b).
For purposes of making the computation referred to above, any Specified Transaction that has been made by the Issuer or any Restricted Subsidiary during any Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date will be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in Run-Rate Adjusted EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted

Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary since the beginning of such Test Period will have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of the most recently ended Test Period.
For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction (including the Transactions and the Refinancing Transactions), the pro forma calculations will be made in good faith by a Financial Officer of the Issuer and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, synergies and operating expense reductions resulting from or related to any such Specified Transaction (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 24 months after the date of any such Specified Transaction (in each case as though such cost savings, operating expense reductions and synergies had been realized on the first day of the applicable period and as if such cost savings, operating expense reductions and synergies were realized for the entirety of such period). For the purposes of this Indenture, “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Run-Rate Adjusted EBITDA for the applicable Test Period.
“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:
(1)    Consolidated Interest Expense of such Person for such period;

(2)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
(3)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.
“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. At any time after the Issue Date, (i) the Issuer may elect to fix GAAP with respect to any (or all) GAAP term(s) as of a specified date (the “New GAAP Date”) and (ii) the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP will thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply GAAP as of the New GAAP Date or IFRS will remain as previously calculated or determined in accordance with GAAP before such election. The Issuer will give notice of any such election made in accordance with this definition to the Trustee and shall specify the date for when the Issuer’s election will take effect and such election will apply for all periods beginning on and after the date specified in such notice given to the Trustee, and in the event the Issuer makes an election pursuant to clause (i) of the second sentence of this definition, specifying which GAAP term(s) such election applies to. For the avoidance of doubt, the Issuer may elect to apply a New GAAP Date to one or more GAAP term(s), apply GAAP in effect from time to time to one or more GAAP terms(s), keep GAAP in effect from time to time with respect to one or more GAAP term(s) or apply IFRS. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with the definition of Capitalized Lease Obligations and Attributable Indebtedness, respectively.
“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A attached hereto, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.
“Government Securities” means securities that are:
(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuers thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grantor” means Holdings, the Issuer and any Subsidiary Guarantor.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.
“Guarantor” means, collectively, the Subsidiary Guarantors, Holdings and each other Parent Company that Guarantees the Notes in accordance with the terms of this Indenture; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency, commodity risks or equity risks either generally or under specific contingencies. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.
“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means LTF Intermediate Holdings, Inc.
“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“IAI Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend, numbered IAI-1 and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Indebtedness” means, with respect to any Person, without duplication:
(1)    any indebtedness (including principal and premium) of such Person, whether or not contingent:
(a)    in respect of borrowed money;
(b)    evidenced by bonds, notes, debentures or similar instruments or drawn letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
(c)    representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice, (ii) any earn-out obligations and similar obligations in respect of deferred purchase price until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d)    representing the net obligations under any Hedging Obligations;
if and to the extent that any of the foregoing Indebtedness (other than Swap Contracts) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, Indebtedness of any Parent Company appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP will be excluded;
(2)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and
(3)    to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person;
provided, notwithstanding the foregoing clauses (1) through (3) Indebtedness will be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, (b) undrawn letters of credit, other undrawn amounts under letters of credit or reimbursement obligations under commercial letters of credit (provided, unreimbursed amounts under letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn), (c) obligations under or in respect of Qualified Securitization Facilities, (d) accrued expenses, trade payable or similar obligation to a trade creditor, (e) deferred or prepaid revenues, (f) asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care), (g) any lease, concession or license of property (or guarantee thereof) that would be considered an operating or financing lease under GAAP as in effect on January 22, 2021, (h) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practices, (i) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Issuer and its consolidated Subsidiaries, (j) Cash Management Services, (k) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (l) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (m) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, (n) Capital Stock (other than Disqualified Stock and Preferred Stock), (o) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment in an Unrestricted Subsidiary, or (p) Indebtedness (and any Liens on the related escrow accounts) incurred by the Issuer or its Restricted Subsidiaries in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement of any Indebtedness incurred; provided, further, Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.
“Independent Assets and Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Issuer and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.6% of such Parent Company’s corresponding consolidated amount.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Purchasers” means Deutsche Bank Securities Inc., BofA Securities, Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Goldman Sachs & Co. LLC, Huntington Securities, Inc. and RBC Capital Markets, LLC.
“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.
“Intercreditor Agreement” means any Equal Priority Intercreditor Agreement(s) or Junior Lien Intercreditor Agreement(s) that may be executed from time to time.
“Interest Payment Date” means May 15 and November 15 of each year to stated maturity, beginning May 15, 2025.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating from any other Rating Agency selected by the Issuer.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Issuer and its Subsidiaries;
(3)    investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, manufacturers and consultants, in each case made in the ordinary course of business or consistent with industry practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:
(1)    “Investments” will include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(a)    the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; minus
(b)    the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.
“Investor” means any of (i) Leonard Green & Partners, L.P. (“LGP”), (ii) TPG Capital, L.P. (“TPG”), (iii) LNK Partners, LLC, (iv) MSD Capital, L.P., (v) LifeCo LLC, (vi) Partners Group (USA) Inc. and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.
“Issue Date” means November 5, 2024.
“Issuer” means Life Time, Inc. and its successors.
“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.
“Joint Venture Investments” means Investments in any joint venture in an aggregate amount not to exceed the greater of (x) $120.0 million and (y) 30.0% of Run-Rate Adjusted EBITDA as of the applicable date of determination.
“Junior Lien Intercreditor Agreement” means (a) an intercreditor agreement substantially in the form of Exhibit F to this Indenture among the Notes Collateral Agent, one or more debt representatives for other series of First Lien Obligations, and one or more debt representatives for holders of one or more classes of applicable Indebtedness secured on a junior basis to the Notes or (b) a customary intercreditor agreement substantially similar thereto and reasonably satisfactory to the Applicable Agent and one or more of such debt representatives for holders of one or more classes of applicable Indebtedness secured on a junior basis to the Notes, in each case with such modifications thereto as the Applicable Agent, the Issuer and such debt representative(s) may agree, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Indenture and thereof.
“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, in no event will an operating lease be deemed to constitute a Lien.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Issuer (or a Parent Company) who are holders of Equity Interests of any Parent Company on the Issue Date or from time to time.
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Issuer or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted Section 4.07(b)(viii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Material Domestic Subsidiary” means, as of the Issue Date and thereafter at any date of determination, each of the Issuer’s Domestic Subsidiaries that is a Restricted Subsidiary (a) whose Consolidated Total Assets at the last day of the most recent Test Period (when taken together with the Consolidated Total Assets of the Restricted Subsidiaries of such Domestic Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Consolidated Total Assets of the Issuer and the Restricted Subsidiaries that are Domestic Subsidiaries at such date or (b) whose gross revenues for such Test Period (when taken together with the gross revenues of the Restricted Subsidiaries of such Domestic Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Issuer and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Issue Date (or such longer period as the Bank Collateral Agent may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) comprise in the aggregate more than (when taken together with the Consolidated Total Assets of the Restricted Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 7.5% of Consolidated Total Assets of the Issuer and the Restricted Subsidiaries that are Domestic Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Domestic Subsidiaries for such Test Period) 7.5% of the consolidated gross revenues of the Issuer and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period, then the Issuer shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Indenture (or such longer period as the Bank Collateral Agent may agree in its reasonable discretion), (i) designate in writing to the Notes Collateral Agent one or more of such Domestic Subsidiaries that are Restricted Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 4.15 with respect to any such Subsidiaries. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on internally available financial statements.

“Material Foreign Subsidiary” means, as of the Issue Date and thereafter at any date of determination, each of the Issuer’s Foreign Subsidiaries that are Restricted Subsidiaries (a) whose Consolidated Total Assets at the last day of the most recent Test Period (when taken together with the Consolidated Total Assets of the Restricted Subsidiaries of such Foreign Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Consolidated Total Assets of the Restricted Subsidiaries that are Foreign Subsidiaries at such date or (b) whose gross revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Issue Date (or such longer period as the Bank Collateral Agent may agree in its sole discretion), Foreign Subsidiaries that are not Material Foreign Subsidiaries comprise in the aggregate more than (when taken together with the Consolidated Total Assets of the Restricted Subsidiaries of such Foreign Subsidiaries at the last day of the most recent Test Period) 7.5% of Consolidated Total Assets of the Restricted Subsidiaries that are Foreign Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Foreign Subsidiaries for such Test Period) 7.5% of the consolidated gross revenues of the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period, then the Issuer shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Indenture (or such longer period as the Bank Collateral Agent may agree in its reasonable discretion), designate in writing to the Notes Collateral Agent one or more of such Foreign Subsidiaries that are Restricted Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on internally available financial statements.
“Material Real Property” means (i) any fee-owned real property located in the United States and owned by the Issuer or any Guarantor which is mortgaged under the Senior Credit Facilities as of the Issue Date and (ii) any fee-owned real property located in the United States and subsequently acquired by the Issuer or any Guarantor (or owned by an acquired or newly created Guarantor, if applicable) after the Issue Date with a fair market value in excess of $7.5 million at the time of acquisition (if acquired by the Issuer or any Guarantor after the Issue Date) and which is improved with a facility owned by the Issuer or any Guarantor that is open for commercial operations; provided that for the avoidance of doubt, Material Real Property will not include any Excluded Assets.
“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Collateral Agency Agreement” means the Mortgage Collateral Agency Agreement dated as of the date hereof entered into by the Bank Collateral Agent, the Notes Collateral Agent, the Mortgage Collateral Agent, Holdings, the Issuer and certain subsidiaries of the Issuer, as amended, restated, supplemented or otherwise modified from time to time.
“Mortgage Collateral Agent” means with respect to any Material Real Property, a single collateral agent appointed by the Notes Collateral Agent and the Bank Collateral Agent (and any additional debt representative for any Additional First Lien Obligations, as applicable) to hold the Mortgage for all First Lien Obligations.
“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs, deeds to secure debt and mortgages made by the Issuer and the Guarantors, in form and substance substantially similar to the deeds of trust, trust deeds, hypothecs, deeds to secure debt and mortgages delivered to the Bank Collateral Agent under the Senior Credit Facilities, including such modifications as may be required by local laws, pursuant to the Collateral and Guarantee Requirement and any other deeds of trust, trust deeds, hypothecs, deeds to secure debt or mortgages executed and delivered pursuant to the Collateral and Guarantee Requirement.
“Mortgaged Properties” means any Material Real Property with respect to which a Mortgage is required under Section 10.09.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means the aggregate Cash Equivalent proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Issuer or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Issuer or any Restricted Subsidiary, in either case in respect of such Asset Sale, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by Section 4.10(c)(i)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that (a) subject to clause (b) below, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed the greater of (x) $10.0 million and (y) 2.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period and (b) no such net cash proceeds shall constitute Net Proceeds under this definition in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed the greater of (x) $20.0 million and (y) 4.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this definition); provided further that “Net Proceeds” shall not include, or apply to, the proceeds of the sale component of any Sale and Lease Back Transaction.
“Net Short Position” means, with respect to a Person, as of a date of determination, the net positive position, if any, held by such Person that is remaining after deducting any long position that the Person holds (i.e., a position (whether as an investor, lender or holder of Notes, debt obligations and/or Derivative Instruments) where the Person is exposed to the credit risk of the Issuer or Guarantors) from any short positions (i.e., a position as described above, but where the Person has a negative exposure to the credit risk described above). For purposes of determining whether a Person has a Net Short Position on any date of determination:
(a)     Derivative Instruments shall be counted at the notional amount (in U.S. dollars) of such Derivative Instrument; provided that, subject to clause (e) below, the notional amount of Derivative Instruments referencing an index that includes the Issuer or any Guarantor or any bond or loan obligation issued or guaranteed by the Issuer or any Guarantor shall be determined in proportionate amount and by reference to the percentage weighting of the component which references the Issuer or any Guarantor or any bond or loan obligation issued or guaranteed by the Issuer or any Guarantor that would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Issuer or any Guarantor;
(b)     notional amounts of Derivative Instruments in other currencies shall be converted to the U.S. dollar equivalent thereof by such Person in accordance with the terms of such Derivative Instruments, as applicable; provided that if not otherwise provided in such Derivative Instrument, such conversion shall be made in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate determined (on a midmarket basis) by such Person, acting in a commercially reasonable manner, on the date of determination;
(c)     Derivative Instruments that incorporate either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions, in each case as supplemented (or any successor definitions thereto, collectively, the “ISDA CDS

Definitions”) shall be deemed to create a short position with respect to the Notes if such Person is a protection buyer or the equivalent thereof for such Derivative Instrument and (A) the Notes are a “Reference Obligation” under the terms of such Derivative Instrument (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner) or (B) the Notes would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Issuer or any Guarantor under the terms of such Derivative Instrument;
(d)     credit derivative transactions or other Derivative Instruments which do not incorporate the ISDA CDS Definitions shall be counted for purposes of the Net Short Position determination if, with respect to the Notes, such transactions are functionally equivalent to a transaction that offers such Person protection in respect of the Notes; and
(e)     Derivative Instruments in respect of an index that includes the Issuer or any Guarantor or any instrument issued or guaranteed by the Issuer or any Guarantor shall not be deemed to create a short position, so long as (A) such index is not created, designed, administered or requested by such Person and (B) the Issuer or any Guarantor, and any Deliverable Obligation of the Issuer or any Guarantor, collectively, shall represent less than 5.0% of the components of such index.
“New Facility” means each new fitness center, club, work or exercise facility opened by the Issuer or a Restricted Subsidiary that has been open for commercial operations for less than two full calendar years.
“New Facility EBITDA Adjustment” means for each New Facility, only to the extent it is a positive number
(1)     (i) with respect to any New Facility that is leased including that it has been the subject to a Sale and Lease-Back Transaction, the product of (a) 30.0% and (b) to the extent it is a positive number the aggregate amount of capital expenditures invested in such New Facility as of the facility opening date, less the net cash proceeds received for such New Facility from such Sale and Lease-Back Transaction prior to or on such determination date and (ii) with respect to any New Facility that is owned and has not been subject to a Sale and Lease-Back Transaction, the product of (a) 16.4% and (b) to the extent it is a positive number, the aggregate amount of capital expenditures invested in such New Facility as of the facility opening date, minus
(2)     the actual Adjusted EBITDA of such New Facility for such period.
“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Issuer and the Restricted Subsidiaries.
“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the recitals to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Notes Collateral Agent” has the meaning set forth in the preamble hereto.
“Notes Security Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Notes Collateral Agent (or a Mortgage Collateral Agent, if applicable) pursuant to Section 10.02 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Notes Collateral Agent (or a Mortgage Collateral Agent, if applicable) on behalf of itself, the Trustee and the Holders of the Notes to secure the Notes and the Guarantees, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described in Section 10.02.
“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the confidential offering memorandum, dated October 22, 2024, relating to the sale of the Initial Notes.
“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an Officer of the Issuer.
“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture and provided to the Trustee. Unless otherwise indicated, Officer shall refer to an Officer of the Issuer.
“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the Trustee. Counsel may be an employee of or counsel to the Issuer.
“ordinary course of business” means activity conducted in the ordinary course of business of the Issuer and any Restricted Subsidiary, including without limitation the expansion, remodeling, acquisition, modernization, construction, improvement and repair of facilities (including fitness centers) operated, or expected to be operated, by the Issuer or a Restricted

Subsidiary, and financing transactions in connection therewith (including Sale and Lease-Back Transactions).
“Organizational Documents” means
(i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and
(iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).
“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Capital Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), will have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.
“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).
“Participating Member State” means each state so described in any EMU Legislation.
“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any Restricted Subsidiary and another Person; provided, any cash or Cash Equivalents received must be applied in accordance with Section 4.10.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Issuer’s common stock purchased by the Issuer in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Issuer from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Issuer from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted Holder” means (1) any of the Investors, Co-Investors and Management Stockholders, (2) any Person that has no material assets other than the Capital Stock of the Issuer, any Parent Company and other Permitted Holders and, directly or indirectly, holds or acquires 100% of the total voting power of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 50% of the total voting power of the Issuer, and any New Parent and its Subsidiaries, (3) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Issuer or any Permitted Parent (clauses (1) through (3), collectively, the “Permitted Persons”), (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided, in the case of such group and without giving effect to the existence of such group or any other group, the Permitted Persons, collectively, have beneficial ownership of more than 50% of the total voting power of the Issuer or any Permitted Parent and (5) Any Permitted Parent. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which any required Change of Control Offer or Alternate Offer is made in accordance with the requirements of this Indenture (or would have required a Change of Control Offer or Alternate Offer in the absence of the waiver of such requirement by Holders in accordance with the provisions of this Indenture), will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Incremental Amount” means the sum of,
(1)    the greater of (a) $600,000,000 and (b) the Issuer’s Run-Rate Adjusted EBITDA for the most recently ended Test Period;
(2)     an amount that would not result in, with respect to Indebtedness secured on a pari passu basis with the Notes (or, at the election of the Issuer, Indebtedness secured on a junior basis to the Notes or unsecured), the Issuer’s First Lien Net Leverage Ratio exceeding 3.25:1.00;
(3)    an amount that would not result in, with respect to Indebtedness secured on a junior basis to the Notes (or, at the election of the Issuer, unsecured), the Issuer’s Total Net Leverage Ratio exceeding 3.75 to 1.00; and
(4)    an amount that would not result in, with respect to Indebtedness that is unsecured, the Issuer’s (i) Total Net Leverage Ratio exceeding 5.10 to 1.00 or (ii) Fixed Charge Coverage Ratio being less than 4.50 to 1.00;

in each case, determined as of the most recently ended Test Period (or in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this sentence) and on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness incurred pursuant to clause (2), (3) or (4) had been incurred and the application of the proceeds therefrom has occurred at the beginning of such Test Period (it being understood that solely for the purpose of calculating (x) the First Lien Net Leverage Ratio in connection with calculating the Permitted Incremental Amount under clause (2) of this definition, any outstanding Indebtedness Incurred under such clause (2) that is (i) secured on a junior basis to the Notes or (ii) unsecured will nevertheless be deemed to be secured on a pari passu basis with the Notes or (y) the Total Net Leverage Ratio in connection with calculating the Permitted Incremental Amount under clause (3) of this definition, any outstanding Indebtedness Incurred under such clause (4) that is unsecured will nevertheless be deemed to be secured by a Lien). For the avoidance of doubt, (a) if the Issuer incurs Indebtedness pursuant to clause (1) above on the same date that it incurs Indebtedness pursuant to clause (2), (3) or (4) above, then the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, will be calculated without regard to any incurrence of Indebtedness pursuant to clause (1) above.
“Permitted Investments” means:
(1)    any Investment in the Issuer or any Restricted Subsidiary (including guarantees of obligations of its Restricted Subsidiaries);
(2)    any Investment in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;
(3)    any Investment by the Issuer or any Restricted Subsidiary in a Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment:
(a)    such Person becomes a Restricted Subsidiary; or
(b)    such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;
(4)    any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset

Sale made pursuant to the provisions described under Section 4.10 or any other disposition of assets not constituting an Asset Sale;
(5)    any Investment existing on the Issue Date or any Investment made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date; provided, the amount of any such Investment or binding commitment may be increased, extended, modified, replaced, reinvested or renewed, (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;
(6)    any Investment acquired by the Issuer or any Restricted Subsidiary:
(a)    in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Issuer or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);
(b)    in satisfaction of judgments against other Persons;
(c)    as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or
(d)    as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer.
(7)    Hedging Obligations permitted under Section 4.09(b)(x);
(8)    any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $180.0 million and (b) 30.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment); provided, however, if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and will cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;
(9)    Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company; provided, such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(iv)(C);
(10)    guarantees of Indebtedness permitted under Section 4.09, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12;
(11)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) (except transactions described in clauses (ii), (v), (ix), (xv) and (xxii) of such Section);
(12)    Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(13)    Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of Cash Equivalents or marketable securities), not to exceed the greater of (a) $300.0 million and (b) 50.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investments”); provided, however, if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and will cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;
(14)    Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Issuer or any Restricted Subsidiary or to otherwise fund required reserves);
(15)    loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants and members of management not in excess of the greater of (a) $10.0 million and (b) 2.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period outstanding at any one time, in the aggregate;
(16)    loans and advances to employees, directors, officers, members of management and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Issuer or any Parent Company;
(17)    advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Issuer or any Restricted Subsidiary;
(18)    any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;
(19)    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;
(20)    Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors;
(21)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;
(22)    the purchase or other acquisition of any Indebtedness of the Issuer or any Restricted Subsidiary to the extent otherwise permitted hereunder;
(23)    Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Permitted Investments made pursuant to this clause (23) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed the greater of (a) $120.0 million and (b) 20.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investments”); provided, however, if any Investment pursuant to this clause

(23) is made in any Person that is an Unrestricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and will cease to have been made pursuant to this clause (23) for so long as such Person continues to be a Restricted Subsidiary;
(24)    Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;
(25)    any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Issuer or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;
(26)    Investments made as part of, to effect or resulting from, the Transactions;
(27)    Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;
(28)    intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Issuer and its Subsidiaries;
(29)    acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Company, the Issuer or any Subsidiary of the Issuer in connection with such director’s, officer’s, employee’s, consultant’s or independent contractor’s acquisition of Equity Interests of the Issuer or any direct or indirect parent of the Issuer, to the extent no cash is actually advanced by the Issuer or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;
(30)    Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted by Section 4.10;
(31)    Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;
(32)    loans and advances to any direct or indirect parent of the Issuer in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with Section 4.07 at such time, such Investment being treated for purposes of the applicable clause of Section 4.07, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(33)    any other Investments if on a pro forma basis after giving effect to such Investment, the First Lien Net Leverage Ratio would be equal to or less than 2.75:1.00;
(34)    Permitted Bond Hedge Transactions;
(35)    Joint Venture Investments plus an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment made pursuant to this clause (35); provided, however, if any Investment pursuant to this clause (35) is made in any Person at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and will cease to have been made pursuant to this clause (35) for so long as such Person continues to be a Restricted Subsidiary; and
(36)    Investments in connection with any Permitted Reorganization and the transactions relating thereto or contemplated thereby.
For purposes of determining compliance with this definition, (A) an Investment need not be incurred solely by reference to one category of Permitted Investments described in this definition but is permitted to be incurred in part under any combination thereof and of any other available exemption (including the covenant described under Section 4.07) and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of Permitted Investments or any other available exemption (including the covenant described under Section 4.07), the Issuer will, in its sole discretion, classify or reclassify such Investment (or any portion thereof) in any manner that complies with this definition and any other available exemption (including the covenant described under Section 4.07).
“Permitted Liens” means, with respect to any Person:
(1)    Liens, pledges or deposits by such Person (A) made in connection with workmen’s compensation laws, unemployment insurance, health, disability or employee benefits, other social security laws or similar legislation or regulations, (B) insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) securing reimbursement or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance, or otherwise supporting the payment of items set forth in the foregoing clause (A), or (C) bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;
(2)    Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction and mechanics’ Liens and other similar Liens and (i) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or (ii) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(3)    Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(4)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;
(5)    survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on title policies insuring Liens granted on Mortgaged Properties (as defined in the Senior Credit Facilities);
(6)    Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (iv), (vi), (xii), (xiii), (xv), (xxiii), (xxv) and (xxxii) of Section 4.09(b); provided, (a) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (xiii) of Section 4.09(b) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (iv), (xii) or (xiii) of Section 4.09(b), (b) Liens securing obligations relating to Indebtedness permitted to be incurred pursuant to clause (xxiii) of Section 4.09(b) extend only to the assets of Subsidiaries that are not Guarantors and (c) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (iv) of Section 4.09(b) extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof; provided, further, that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;
(7)    (a) Liens existing, or provided for under binding contracts existing, on the Issue Date and (b) Liens securing obligations in respect of the Existing Secured Notes outstanding on the Issue Date and the guarantees thereof;
(8)    Liens on property or Equity Interests or other assets of a Person at the time such Person becomes a Subsidiary; provided, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the obligations to which such Liens relate;
(9)    Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary; provided, such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after acquired-property) that secured the obligations to which such Liens relate;
(10)    Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09;
(11)    Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;
(12)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)    leases, subleases, licenses or sublicenses (or other agreement under which the Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Issuer’s or any Restricted Subsidiary’s facilities, products, technologies or services) that do not materially interfere with the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and the customary rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(14)    Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;
(15)    Liens in favor of the Issuer or any Guarantor;
(16)    Liens on equipment or vehicles of the Issuer or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;
(17)    Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;
(18)    Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (6), (7), (8), (9) or (41) of this definition; provided, (a) such new Lien will be limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the original Lien (plus improvements and accessions on such property) and proceeds and products thereof, and (b) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) or (41) at the time the original Lien became a Permitted Lien under this Indenture, plus (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees, defeasance costs, underwriting discounts or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such refinancing, refunding, extension, renewal or replacement;
(19)    deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens or insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(20)    other Liens securing obligations in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) $300.0 million and (b) 50.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such incurrence;
(21)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(22)    (i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (ii) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (iii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;
(23)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(e);
(24)    Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice, and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of set-off) and which are within the general parameters customary in the banking industry;
(25)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;
(26)    Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;
(27)    Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder);

(28)    any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(29)    Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction not prohibited under Section 4.10, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;
(30)    ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;
(31)    Liens in connection with a Sale and Lease-Back Transaction;
(32)    Liens on Capital Stock or other securities of an Unrestricted Subsidiary;
(33)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;
(34)    deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;
(35)    rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(36)    Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided, such satisfaction or discharge is permitted under this Indenture;
(37)    receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof;
(38)    agreements to subordinate any interest of the Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(39)    [Reserved];
(40)    [Reserved];
(41)    Liens securing Existing Mortgage Debt and Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any environmental law;
(42)    Liens disclosed by the title insurance policies delivered (i) on or prior to the Issue Date pursuant to the Senior Credit Facilities or (ii) in connection with the Mortgages and, in each case, any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;
(43)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(44)    restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;
(45)    security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;
(46)    zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;
(47)    Liens on fee-owned or ground leased real property that is not Material Real Property; and
(48)    Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement of any Indebtedness incurred pursuant to Section 4.09 and, in each case, any refinancing thereof.
For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but is permitted to be incurred in part under any combination thereof and of any other available exemption (including the covenant described under Section 4.12) and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens or any other available exemption (including the covenant described under Section 4.12), the Issuer will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more such categories or clauses in any manner that complies with this definition or any other available exemption (including the covenant described under Section 4.12).
If any Liens securing obligations are incurred to refinance Liens securing obligations initially incurred in reliance on a basket measured by reference to a percentage of Run-Rate Adjusted EBITDA, and such refinancing would cause the percentage of Run-Rate Adjusted EBITDA to be exceeded if calculated based on the Run-Rate Adjusted EBITDA on the date of such refinancing, such percentage of Run-Rate Adjusted EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Lien does not exceed the principal amount of such obligations secured by such Liens being refinanced, plus the related costs incurred or payable in connection with such refinancing and if any Liens securing obligations are incurred to refinance Liens securing obligations initially incurred in reliance on a basket measured by a fixed dollar amount, such fixed dollar basket will be deemed to be exceeded to the extent the principal amount of such obligations secured by such Liens being refinanced, plus the related costs incurred or payable in connection with such refinancing.
For purposes of this definition, the term “Indebtedness” will be deemed to include interest on such Indebtedness.
“Permitted Parent” means any direct or indirect parent of the Issuer that at the time it became a parent of the Issuer was a Permitted Holder pursuant to clause (1) of the definition thereof.
“Permitted Reorganization” means any transaction (a) undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes or (b) related to tax planning or tax reorganization, in each case, as determined in good faith by the Issuer and entered into after the Issue Date; provided that, (i) no Event of Default is continuing immediately prior to such transaction and immediately after giving effect thereto and (ii) such transaction will not materially adversely affect the Issuer’s ability to make anticipated principal or interest payments on the Notes as and when they become due (as determined in good faith by the Issuer).
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Issuer’s or a Parent Company’s common stock sold by the Issuer or a Parent Company substantially concurrently with any purchase by the Issuer of a related Permitted Bond Hedge Transaction.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Pledged Collateral” means Collateral consisting of any and all of the following: (i) Equity Interests of each direct, wholly owned Material Domestic Subsidiary (other than any CFC

Holdco) that is directly held by the Issuer and the Subsidiary Guarantors and (ii) any promissory note(s), Tangible Chattel Paper (as defined in the UCC) and Instrument(s) (as defined in the UCC) evidencing Indebtedness for borrowed money in an aggregate principal amount in excess of $10,000,000 (individually) owed by Holdings, the Issuer or any Restricted Subsidiary to the Issuer or any Guarantor and not subject to an intercompany subordination agreement. Notwithstanding the foregoing, “Pledged Collateral” does not (and will not) include any Excluded Asset(s).
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Restricted Properties.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Issuer’s or its Restricted Subsidiaries’ initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act.
“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.
“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) or (2) constituting a receivables financing facility.

“Rating Agencies” means Fitch, Moody’s and S&P or if Fitch, Moody’s or S&P or if none are making a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which will be substituted for Fitch, Moody’s or S&P or all, as the case may be.
“Record Date” for the interest payable on any applicable Interest Payment Date means the May 1 and November 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.
“Refinancing Indebtedness” means (x) Indebtedness incurred by the Issuer or any Restricted Subsidiary, (y) Disqualified Stock issued by the Issuer or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock, including Refinancing Indebtedness, so long as:
(1)    (a) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable) the Indebtedness, the amount of, any accrued and unpaid dividends on the Preferred Stock or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on the Refinanced Debt plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Refinanced Debt (such amounts in clause (b) and (c), the “Incremental Amounts”);
(2)    such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the maturity date of the Notes); provided that this clause (2) shall not apply to any Customary Bridge Facilities.
(3)    in the case of revolving Indebtedness, such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the maturity date of the Notes); and
(4)    to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Subordinated Indebtedness (other than Subordinated

Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively.
Refinancing Indebtedness will not include:
(a)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;
(b)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or
(c)    Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
and, provided, further, (x) clauses (2) and (3) of this definition will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness other than Indebtedness incurred under clause (ii) of Section 4.09(b), any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an Investment or acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (y) Refinancing Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness which does not satisfy the requirements of clauses (2) and (3) above so long as, subject to customary conditions, as determined in good faith by the Issuer, such “bridge” or other interim indebtedness will either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clauses (2) and (3) of this definition.
“Refinancing Transactions” means the transactions described under “Summary—The Refinancing Transactions” in the Offering Memorandum.
“Regulated Bank” means (x) a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Federal Reserve Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A attached hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.
“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided, any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any director, vice president, assistant vice president, any trust officer or assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.
“Restricted Property” means (a) any fitness center, club or exercise facility, or portion thereof, owned or leased by the Issuer or any Subsidiary and located within the continental United States, with a gross book value in excess of 5% of Consolidated Total Assets, or (b) any shares of Capital Stock of any Subsidiary owning any such facility. Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Issuer, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Issuer on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Issuer (but for which transactions may include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Indenture).
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that notwithstanding the foregoing, in no event will (i) any Securitization Subsidiary, (ii) any special purpose vehicle that borrows mortgage debt secured by fitness centers, living, work or exercise facilities and has no other activities, or (iii) any special purpose vehicle that incurs construction or permanent financing secured by Life Time Work or Life Time Living facilities, in each case of clauses (i) through (iii), will be considered a Restricted Subsidiary for purposes of Section 6.01(d) and (e); provided further, upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary.” Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Issuer, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Issuer on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Issuer (but for which transactions may include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Indenture).
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“Run-Rate Adjusted EBITDA” means, with respect to any Person for any period, the Adjusted EBITDA of such Person and its Restricted Subsidiaries for such period increased by the Total New Facility Run-Rate Adjustment.
“S&P” means S&P Global Ratings, and any successor to its rating agency business.
“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing. The net proceeds of any Sale and Lease-Back Transaction will be determined giving effect to transaction expenses and the tax effect of such transactions (including taxes paid or payable and tax attributes used as a result of such transactions).
“Sale-Leaseback SPE” means any special purpose entity formed for the primary purpose to hold a leasehold interest in real property that is subject to a Sale and Lease-Back Transaction that and has no other activities other than those incidental to holding such leasehold interest and any successors or assigns thereof, and any such special purpose tenant entities formed in connection with any Specified Sale-Leaseback Transactions.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary secured by a Lien.
“Secured Parties” means lenders or holders of First Lien Obligations, the representatives with respect thereto and the successors and assigns of each of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.
“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Issuer or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Issuer or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Issuer or any of its Subsidiaries.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.
“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Issue Date, among the Issuer, the Guarantors and the Notes Collateral Agent, together with supplements or joinder executed and delivered pursuant to the Collateral and Guarantee Requirement.
“Security Documents” means each agreement, instrument or other document entered into in favor of any First Lien Agent or any other Secured Parties (or a Mortgage Collateral Agent, if applicable), for purposes of securing any First Lien Obligations.
“Senior Credit Facilities” means, collectively, the senior secured term loan facility and the senior secured revolving facility under that certain credit agreement (the “Senior Credit Agreement”), dated June 10, 2015, by and among the Issuer, Deutsche Bank AG New York Branch, as the administrative agent, and the lenders and other entities party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders, or investors, whether or not secured, that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided, such increase in borrowings is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.
“Senior Credit Facilities Obligations” means the “Obligations” as such term is defined in the Senior Credit Agreement on the Issue Date.
“Senior Credit Facility Termination Date” means the date on which (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Indebtedness outstanding under the Senior Credit Facilities, (b) payment in full of all other Senior Credit Facilities Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid in connection with the Senior Credit Facilities, (c) cancellation of or the entry into arrangements satisfactory to the Bank Collateral Agent with respect to all letters of credit issued and outstanding under the Senior Credit Facilities, if any, and (d) termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit under the Senior Credit Facilities have occurred.
“Senior Indebtedness” means:
(1)    all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing Notes and the related guarantees and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;
(2)    all (a) Hedging Obligations (and guarantees thereof) and (b) obligations in respect of Cash Management Services (and guarantees thereof) owing to a lender under the Senior Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of this Indenture;
(3)    any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and
(4)    all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);
provided, Senior Indebtedness will not include:
(a)    any obligation of such Person to the Issuer or any of its Subsidiaries;
(b)    any liability for federal, state, local or other taxes owed or owing by such Person;
(c)    any accounts payable or other liability to trade creditors arising in the ordinary course of business or consistent with industry practice;
(d)    any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
(e)    that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.
“Shared Collateral” means, at any time, Collateral in which the holders of two or more series of First Lien Obligations (or their respective First Lien Agents or a Mortgage Collateral Agent, if applicable) hold a valid and perfected security interest at such time. If more than two series of First Lien Obligations are outstanding at any time and the holders of fewer than all series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral, cash or other assets, as applicable, shall constitute Shared

Collateral for those series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time, and shall not constitute Shared Collateral for any series that does not have a valid and perfected security interest in such Collateral at such time. The proceeds of any title insurance issued in connection with any mortgages on such Shared Collateral shall be deemed to be Shared Collateral whether or not each First Lien Agent is a beneficiary of such title insurance policies.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Issue Date; provided, that notwithstanding the foregoing, in no event will (i) any Securitization Subsidiary, (ii) any special purpose vehicle that borrows mortgage debt secured by fitness centers or exercise facilities and has no other activities or (iii) any special purpose vehicle that incurs construction or permanent financing secured by Life Time Work or Life Time Living facilities, in each case of clauses (i) through (iii), be considered a Significant Subsidiary for purposes of clause (d) or (e) of Section 6.01.
“Similar Business” means (1) any business conducted or proposed to be conducted by the Issuer or any Restricted Subsidiary on the Issue Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries conduct or propose to conduct on the Issue Date.
“Specified Businesses” means the business units designated by the Issuer as Events, ChronoTrack and MIORA.
“Specified Sale-Leaseback Transaction” means one or more Sale and Lease-Back Transactions with respect to all or any portion of any real property owned by the Issuer or any Restricted Subsidiary on or after the Issue Date.
“Specified Transaction” means (i) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Issuer, in each case, in connection with an acquisition or Investment, (ii) any designation of operations or assets of the Issuer or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (iii) any Investment that results in a Person becoming a Restricted Subsidiary, (iv) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture, (v) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person, (vi) any Asset Sale (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuer or (b) of a business, business unit, line of business or division of the Issuer or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise, (vii) any operational changes identified by the Issuer that have been made by the Issuer or any Restricted Subsidiary during the Test Period or (viii) any other transaction that by the terms of this Indenture requires a financial ratio to be calculated on a pro forma basis.
“Subordinated Indebtedness” means, with respect to the Notes,

(1)    any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes, and
(2)    any Indebtedness of any Guarantor that is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.
“Subsidiary” means, with respect to any Person:
(1)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and
(2)    any partnership, joint venture, limited liability company or similar entity of which:
(a)    more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(b)    such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Issuer.
“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture (excluding any Parent Company that guarantees the Notes); provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Subsidiary Guarantor.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.
“Test Period” in effect at any time means the Issuer’s most recently ended four consecutive fiscal quarters for which financial statements were required to and have been delivered pursuant to Section 4.03 (or, at the Issuer’s option, the most recently ended four consecutive fiscal quarters (taken as one accounting period) for which internal financial statements are available (as determined in good faith by the Issuer)); provided, prior to the first date on which financial statements have been furnished, the Test Period in effect will be the period of four consecutive fiscal quarters of the Issuer ended June 30, 2024.
“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding on the last day of such Test Period minus an aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Issuer as of such date, excluding cash and Cash Equivalents which are listed as “Restricted” on such balance sheet, to (b) Run-Rate Adjusted EBITDA of the Issuer for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
“Total New Facility Run-Rate Adjustment” means, with respect to any Person for any period, the sum of the New Facility EBITDA Adjustments for each New Facility.
“Transaction Agreement” means the Agreement and Plan of Merger, dated as of March 15, 2015, among Life Time, Life Time Group Holdings, Inc., a Delaware corporation, and LTF Merger Sub, Inc., a Minnesota corporation, as amended, modified and supplemented from time to time.
“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Investors, any Parent Company, the Issuer or any Restricted Subsidiary in connection with the Transactions, including expenses in connection with hedging transactions, if any, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock.
“Transactions” means the transactions contemplated by the Transaction Agreement (as amended), and transactions related or incidental to, or in connection with, such transactions, the issuance of the Issuer’s 8.500% Senior Notes due 2023 and borrowings under the Senior Credit Facilities on June 10, 2015, and the payment of Transaction Expenses.
“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to November 15, 2027; provided, if the period from the Redemption Date to such date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).
“Trustee” means Wilmington Savings Fund Society, FSB, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.
“Unrestricted Subsidiary” means:
(1)    LT Co-Borrower Holdco, LLC and LT Co-Borrower, LLC;
(2)    any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and
(3)    any Subsidiary of an Unrestricted Subsidiary.
The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided:
(1)    such designation complies with Section 4.07; and

(2)    each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary).
The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary.
Any such designation by the Issuer will be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
(1)    the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment; by
(2)    the sum of all such payments;
provided, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance will be disregarded.
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required under applicable law) is at the time owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.
“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

SECTION 1.02.    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Advance Offer”	4.10
“Advance Portion”	4.10
“Affiliate Transaction”	4.11
“Applicable Premium Deficit”	8.04
“Asset Sale Offer”	4.10
“Asset Sale Proceeds Application Period”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“Declined Excess Proceeds”	4.10
“Directing Holder”	6.02
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.07
“Guarantee Release Event”	11.06
“incur” and “incurrence”	4.09
“Initial Notes”	1.01
“Issue Date Equal Priority Intercreditor Agreement”	1.01
“Lean Release Event”	10.10
“Legal Defeasance”	8.02
“Limited Condition Transaction”	1.06
“Mortgage Policies”	10.09
“New Parent”	1.01
“Note Register”	2.03
“Noteholder Direction”	6.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Other Intercreditor Amendments”	9.01
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Position Representation”	6.02
“Position Representation and Verification Form”	6.02

“Purchase Date”	3.09
“Qualified Reporting Subsidiary”	4.03
“Redemption Date”	3.01
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Second Commitment”	4.10
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Date”	4.16
“Suspension Period”	4.16
“Tax Group”	4.07
“Testing Party”	1.06
“Total Net Leverage Ratio Test”	4.07
“Transaction Agreement Date”	1.06
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.07
“Verification Covenant”	6.02
SECTION 1.03.    [Reserved].
SECTION 1.04.    Rules of Construction. Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “or” is not exclusive;
(d)    the words “including,” “includes” and similar words shall be deemed to be followed by without limitation;
(e)    words in the singular include the plural, and in the plural include the singular;
(f)    “will” shall be interpreted to express a command;
(g)    provisions apply to successive events and transactions;
(h)    references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;
(j)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;
(k)    [Reserved];
(l)    the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater;
(m)    words used herein implying any gender shall apply to both genders;
(n)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and
(o)    the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.
SECTION 1.05.    Acts of Holders.
(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.
(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.
(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.
(e)    Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.
(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
(g)    Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.
(h)    The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.
SECTION 1.06.    Limited Condition Transactions; Measuring Compliance.
(a)    With respect to any (w) Investment or acquisition, disposition, merger, amalgamation or similar transaction in each case, that has been definitively agreed to or publicly announced (including a Change of Control), (x) Asset Sale or similar transaction that has been definitively agreed to or publicly announced, (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered and (z) Restricted Payment that has been declared (a transaction described in clauses (w) through (z), a “Limited Condition Transaction”), in each case for purposes of determining:
(i)    whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being incurred in connection with such Limited Condition Transaction is permitted to be incurred in compliance with Section 4.09;
(ii)    whether any Lien being incurred in connection with such Limited Condition Transaction or to secure any such Indebtedness is permitted to be incurred in accordance with Section 4.12 or the definition of “Permitted Liens”;
(iii)    whether any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Transaction (including any Restricted Payment, Investment, Asset Sale or designation of an Unrestricted Subsidiary) complies with the covenants or agreements contained in this Indenture or the Notes;
(iv)    any calculation of the ratios, baskets or financial metrics, including the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio, Net Income, Consolidated Net Income, Adjusted EBITDA and/or Run-Rate Adjusted EBITDA and any other terms used in such ratios, baskets or financial metrics and, whether a Default or Event of Default exists, has occurred, is continuing or would result in connection with the foregoing; and
(v)    whether any condition precedent to the Limited Condition Transaction and any incurrence of Indebtedness (including Acquired Indebtedness), Disqualified Stock, Preferred Stock or Liens or any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Transaction, in each case that is being incurred in connection with such Limited Condition Transaction is satisfied, at the option of the Issuer, any of its Restricted Subsidiaries, any Parent Company of the Issuer or any successor entity of any of the foregoing or a third party (the “Testing Party”), using the date that the definitive agreement (or other relevant documentation) for such Limited Condition Transaction, announcement (public or otherwise) of, or the date of any notice, which may be conditional, of such Limited Condition Transaction or the date of declaration of a Restricted Payment (the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” or “Adjusted EBITDA”. For the avoidance of doubt, if the Testing Party elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio, Net Income, Consolidated Net Income, Adjusted EBITDA, Run-Rate Adjusted EBITDA or other related terms in the calculation of ratios, baskets and financial metrics of the Issuer, the target business, or assets to be acquired subsequent to the Transaction Agreement Date and prior to the consummation of such Limited Condition Transaction, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Limited Condition Transaction is permitted to be incurred or in connection with compliance by the Issuer or any of the Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other transaction undertaken in connection with such Limited Condition Transaction, (b) for purposes of determining compliance with any provision which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any Limited Condition Transaction, such condition shall be deemed satisfied so long as no Default or Event of Default, as applicable, exists on the Transaction Agreement Date, (c) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable Transaction Agreement Date for purposes of such baskets, ratios and financial metrics, (d) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized, (e) until such Limited Condition Transaction is consummated, such definitive agreements (or other relevant documentation) are terminated or conditions in any conditional notice can no longer be met or public announcements with respect thereto are withdrawn or there is a public announcement to the effect that the transaction contemplated by such definitive agreements will no longer be consummated or such transaction is otherwise abandoned (each as determined by the Testing Party), such Limited Condition Transaction and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Limited Condition Transaction) that are consummated after the Transaction Agreement Date and on or prior to the consummation of such Limited Condition Transaction and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof and Liens) will be deemed to have occurred on the Transaction Agreement Date and be outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the Transaction Agreement Date and before the date of consummation of such Limited Condition Transaction and (f) Consolidated Interest Expense and Fixed Charges for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin (without giving effect to any step-ups) contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Testing Party in good faith. In addition, compliance with any requirement relating to absence of Default or Event of Default may be determined as of the Transaction Agreement Date and not as of any later date as would otherwise be required hereunder, except as contemplated by clause (c) of the immediately preceding sentence.
(b)    Notwithstanding anything to the contrary, in connection with a Testing Party’s election to use a Transaction Agreement Date in connection with a Limited Condition Transaction, any reference to “date of incurrence, “time of incurrence,” “date of determination” or other similar phrases with respect to the date or time an action is taken or when a calculation with respect to taking such action is made herein will mean the Transaction Agreement Date.

(c)    In the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken on the same date that any other item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any other Lien is incurred or other transaction is undertaken, then the Fixed Charge Coverage Ratio, Total Net Leverage Ratio and First Lien Net Leverage Ratio will be calculated with respect to such incurrence, issuance or other transaction without regard to any other incurrence, issuance or transaction. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Total Net Leverage Ratio and First Lien Net Leverage Ratio. In the event Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio-based basket such action will be deemed incurred under the ratio-based portion of such basket and shall not utilize any dollar-based portion of such basket.
(d)    Any action (including the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock, the incurrence of Lien incurred, the making of an Asset Sale, Restricted Payment or Investment and each other transaction undertaken) that is incurred, issued or taken pursuant to a basket based on Run-Rate Adjusted EBITDA will be deemed incurred under the basket based on Run-Rate Adjusted EBITDA and shall not utilize any dollar-based portion of such basket.
(e)    To the extent the date of delivery of any document required to be delivered pursuant to any provision of this Indenture falls on a day that is not a Business Day, the applicable date of delivery shall be deemed to be the next succeeding Business Day.
(f)    For purposes of determining the maturity date of any Indebtedness, customary bridge loans, extendable bridge loans or other interim debt subject to customary conditions that would be extended as, converted into or required to be exchanged for permanent refinancing either automatically or subject to customary conditions (including no payment or bankruptcy event of default) shall be deemed to have the maturity date as so extended, converted or exchanged.
(g)    For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.
(h)    Notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket, ratio or financial metric that was calculated or determined in good faith by a responsible financial or accounting officer of the Issuer or any Parent Company of the Issuer based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Indenture at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket or ratio to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default.
ARTICLE II
THE NOTES
SECTION 2.01.    Form and Dating; Terms.
(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.
(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.
Following (i) the termination of the applicable Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to the Issuer of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate from the Issuer, the

Trustee shall remove the Regulation S Temporary Global Note Legend from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.
The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
(d)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article III hereof.
Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuer); provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and Section 4.12 and that a separate CUSIP or ISIN will be issued for Additional Notes, unless the Initial Notes and Additional Notes are treated as fungible, for U.S. federal income tax purposes, with the Initial Notes or any other Additional Notes bearing the same CUSIP or ISIN. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
(e)    Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream and this Indenture shall not govern such transfers.
SECTION 2.02.    Execution and Authentication. At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (in “.pdf” format) signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.
A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.
The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.
SECTION 2.03.    Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration (“Registrar”) (ii) an office or agency where Notes may be presented for transfer or for exchange (“Transfer Agent”) and (iii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder will be treated as the owner of the Note for all purposes. Only registered Holders will have rights under this Indenture and the Notes. The Issuer may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.
The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
The Issuer initially appoints the Trustee to act as the Paying Agent, Transfer Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.
If any Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of any paying agent, registrar or transfer agent.
SECTION 2.04.    Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary or the Trustee) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.
SECTION 2.05.    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.
SECTION 2.06.    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note of the same series unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 90 days, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes and any Participant requests a Definitive Note in accordance with the Applicable Procedures (although Regulation S Temporary Global Notes at the Issuer’s election pursuant to this clause may not be exchanged for Definitive Notes other than pursuant to Rule 903(b)(3)(ii)(B) of Regulation S) or (iii) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes. Upon the occurrence of any of the events in clauses (i), (ii) or (iii) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in (i), (ii) or (iii) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A or another available exemption from the registration requirements of the Securities Act. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Restricted Period therefor and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:
(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
(C)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit E.
(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:
(A)    [Reserved];
(B)    [Reserved];
(C)    [Reserved];
(D)    the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (5) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (D) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii) and (iii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:
(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit E;
(E)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(a) thereof; or
(F)    if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(b) thereof;
the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive

Note only upon the occurrence of any of the events in clause (i) of Section 2.06(a) hereof and if:
(A)    [Reserved];
(B)    [Reserved];
(C)    [Reserved];
(D)    the Registrar receives the following:
(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (5) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (i), (ii) and (iii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any

Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit E;
(E)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(a) thereof; or
(F)    if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (4)(b) thereof;
the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, in the case of clause (C) above, the applicable Regulation S Global Note and, in the case of clause (D) above, the applicable IAI Global Note.

(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
(A)    [Reserved];
(B)    [Reserved];
(C)    [Reserved];
(D)    the Registrar receives the following:
(1)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(2)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (5) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to sub-paragraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.
In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):
(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)    if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(C)    if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3) thereof, and the transferee must furnish to the Registrar a signed letter substantially in the form of Exhibit E; or
(D)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (4) thereof, if applicable.
(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted

Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
(A)    [Reserved];
(B)    [Reserved];
(C)    [Reserved];
(D)    the Registrar receives the following:
(1)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(2)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (5) thereof;
and, in each such case set forth in this subparagraph (D), if the Registrar or the Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    [Reserved].
(g)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:
(i)    Private Placement Legend.
(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”)) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE

HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S.]
BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN, PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE BY SUCH HOLDER WILL NOT CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAW, AND NONE OF THE ISSUER, ANY INITIAL PURCHASER, ANY GUARANTOR OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING AS ITS FIDUCIARY, OR IS BEING RELIED UPON BY IT FOR ANY INVESTMENT ADVICE, WITH RESPECT TO THE DECISION TO ACQUIRE AND HOLD THIS NOTE.
(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.
(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):
THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS

GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
(iii)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:
THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.
(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with

Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(i)    General Provisions Relating to Transfers and Exchanges.
(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(ii)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer shall require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).
(iii)    The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, Alternate Offer or an Asset Sale Offer.
(iv)    Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(v)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.
(vii)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(viii)    At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02 hereof.
(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically (in “.pdf” format).
(x)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(xi)    Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.
SECTION 2.07.    Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer or (y) if the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee shall charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
SECTION 2.08.    Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.
SECTION 2.09.    Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or a Guarantor or by any Affiliate of the Issuer or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.
SECTION 2.10.    Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11.    Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all surrendered Notes shall be delivered to the Issuer at the Issuer’s written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
SECTION 2.12.    Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.
Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
SECTION 2.13.    CUSIP/ISIN Numbers. The Issuer in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III
REDEMPTION
SECTION 3.01.    Notices to Trustee. If the Issuer elects to redeem the Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two Business Days (unless the Trustee agrees to a shorter period) before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption, which will be selected by the Issuer in its discretion, subject to any limitations set forth herein (the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.
SECTION 3.02.    Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed or repurchased at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (b) if the Notes are not listed on an exchange, on a pro rata basis to the extent practicable, or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee deems fair and appropriate and otherwise in accordance with the Applicable Procedures. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 90 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.
The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
SECTION 3.03.    Notice of Redemption. Subject to Section 3.09 hereof, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid notices of redemption at least 10 days but, except as set forth in Section 3.07(i), not more than 90 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered or mailed more than 90 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XII hereof.
The notice shall identify the Notes to be redeemed and will state:
(a)    the Redemption Date;
(b)    the redemption price;

(c)    if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed and that, upon request, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed or purchased will be issued in the name of the Holder upon cancellation of the original Note; provided that new Notes will only be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;
(d)    the name and address of the Paying Agent;
(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)    that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(g)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(h)    the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes; and
(i)    if such redemption or purchase is subject to satisfaction of one or more conditions precedent, a description of such conditions and, if applicable, will state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 90 days after the date the redemption notice was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded or modified in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied.
At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be delivered, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
The Issuer may redeem Notes pursuant to one or more of the Sections of this Indenture, and a single redemption notice may be delivered with respect to redemptions made pursuant to different Sections. Any such notice may provide that redemptions made pursuant to different Sections will have different Redemption Dates.

The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. If any Notes are listed on an exchange, and the rules of the exchange so require, the Issuer will notify the exchange of any such notice of redemption and the principal amount of any Notes outstanding following any partial redemption of such Notes. In no event will the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of Notes eligible hereunder to be redeemed. Notes will remain outstanding until redeemed, notwithstanding that they have been called for redemption or are subject to a notice of redemption.
SECTION 3.04.    Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, except as set forth in Section 3.03(i). The notice, if delivered, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.
SECTION 3.05.    Deposit of Redemption Price.
(a)    Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.
(b)    If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
SECTION 3.06.    Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, upon request the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided, that each new Note will be in a principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.
SECTION 3.07.    Optional Redemption.
(a)    At any time prior to November 15, 2027, the Issuer may, at its option, on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 hereof, at a redemption price (as calculated by the Issuer) equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium calculated as of the date the notice of redemption is given plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(b)    At any time prior to November 15, 2027, the Issuer may, at its option and on one or more occasions, redeem, upon notice as described under Section 3.03 hereof, up to 40.0% of the aggregate principal amount of Notes and Additional Notes issued under this Indenture at a redemption price (as calculated by the Issuer) equal to the sum of (i) 106.000% of the aggregate principal amount thereof, with an amount equal to or less than the cash proceeds less underwriting fees from one or more Equity Offerings to the extent such cash proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided, (A) at least the lesser of (x) 50.0% of the aggregate principal amount of Notes (including any Additional Notes issued under this Indenture after the Issue Date) then outstanding and (y) $150.0 million aggregate principal amount of the Notes (including any Additional Notes issued under the Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed (or to be repurchased or redeemed) in accordance with the terms of this Indenture); (B) that for purposes of calculating the principal amount of the Notes able to be redeemed with such cash proceeds of such Equity Offering or Equity Offerings, such amount shall include the principal amount of the Notes to be redeemed plus the premium on such Notes to be redeemed; and (C) each such redemption occurs within 180 days of the date of closing of each such Equity Offering or contribution.
(c)    At any time prior to November 15, 2027, the Issuer may redeem during each calendar year (commencing with the calendar year in which the Issue Date occurs) up to 10.0% of the original aggregate principal amount of the Notes and any Additional Notes, at its option, on one or more occasions, at a redemption price equal to 103.0% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date; provided that in any given calendar year, any amount not utilized pursuant to this paragraph may be carried forward to subsequent calendar years and may be used in such calendar year prior to utilizing the capacity in this paragraph for such calendar year.
(d)    In connection with any tender offer, other offer to purchase or exchange offer for the Notes (including a Change of Control Offer, Alternate Offer or Asset Sale Offer), if Holders of not less than 90.0% of the aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in such offer and the Issuer, or any third party making such offer in lieu of the Issuer, purchases, or exchanges, as applicable, all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders will be deemed to have consented to such tender offer, other offer to purchase or exchange offer and, accordingly, the Issuer or such third party will have the right upon notice, given not more than 90 days following such purchase or exchange date, to redeem or exchange, as applicable, all Notes that remain outstanding following such purchase or exchange, as applicable, (i) in the case of a tender offer or other offer to purchase, at a price equal to the price offered to each other Holder in such tender offer or other offer to purchase (which may be less than par and shall exclude any early tender premium and any accrued and unpaid interest paid to any Holder in such offer payment) or (ii) in the case of an exchange offer, for the same consideration provided in such exchange offer (which may be less than par and shall exclude any early exchange premium and any accrued and unpaid interest paid to any Holder in such exchange offer) in each case, plus, to the extent not included in the offer consideration, accrued and unpaid interest, if any, thereon, to, but excluding, the date of repurchase or exchange.
(e)    Except pursuant to clause (a), (b), (c) or (d) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to November 15, 2027.
(f)    On and after November 15, 2027, the Issuer may, at its option redeem the Notes, in whole or in part, on one or more occasions, upon notice as described under Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2027	103.000%
2028	101.500%
2029 and thereafter	100.000%

(g)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
(h)    In addition to any redemption pursuant to this Section 3.07, the Issuer or its Affiliates may at any time and from time to time acquire Notes by means other than a redemption or offer to purchase, whether by tender or exchange offer, in the open market, negotiated transactions or otherwise, and for the avoidance of doubt, such transactions shall not be deemed to be a redemption or otherwise subject to the provisions of this Indenture governing redemptions of the Notes.
(i)    Any notice of redemption made in connection with a related transaction or event (including an Equity Offering, contribution, Change of Control, Asset Sale or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be.
SECTION 3.08.    Mandatory Redemption. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.
SECTION 3.09.    Offers to Repurchase by Application of Excess Proceeds.
(a)    In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.
(b)    The Asset Sale Offer shall remain open for a period of 10 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) (the “Offer Amount”) to the purchase of Notes and, if required, other First Lien Obligations and Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes, other First Lien Obligations and Pari Passu Indebtedness tendered in response to the Asset Sale Offer, in each case in accordance with Section 4.10 hereof. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
(c)    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
(d)    Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such other First Lien Obligations and Pari Passu Indebtedness in accordance with Section 4.10 hereof. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
(i)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)    the Offer Amount, the purchase price and the Purchase Date;
(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)    that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;
(v)    that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000 and integral multiples of $1,000 in excess thereof;
(vi)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;
(vii)    that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile or electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;
(viii)    that, if the aggregate principal amount (or accreted value, as applicable) of Notes and/or the other First Lien Obligations or Pari Passu Indebtedness, as applicable, surrendered by the holders thereof exceeds the Offer Amount, the Trustee will select the Notes to be purchased in accordance with Section 3.02 and the Issuer (or the agents or trustees of such other First Lien Obligations or Pari Passu Indebtedness, as applicable) will select such other First Lien Obligations or Pari Passu Indebtedness, as applicable, to be purchased pursuant to the terms of such other First Lien Obligations or Pari Passu Indebtedness, as applicable; provided, as between the Notes, any other First Lien Obligations and any other Pari Passu Indebtedness, as applicable, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes, such other First Lien Obligations and such other Pari Passu Indebtedness, as applicable, tendered with adjustments as necessary so that no Notes, other First Lien Obligations or other Pari Passu Indebtedness, as applicable will be repurchased in part in an unauthorized denomination; and
(ix)    that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)    On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.
(f)    The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.
(g)    Prior to 11:00 a.m. (New York City time) on the Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that purchase date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.
Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.
ARTICLE IV
COVENANTS
SECTION 4.01.    Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Debtor Relief Laws) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Debtor Relief Laws) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
SECTION 4.02.    Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.
SECTION 4.03.    Reports and Other Information.
(a)    So long as any Notes are outstanding, the Issuer will furnish to the Holders:
(i)    (A) all annual and quarterly financial statements of the Issuer substantially in the forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q (solely with respect to the first three fiscal quarters of each fiscal year), if the Issuer were required to file such forms on the Issue Date, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and
(ii)    promptly from time to time after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items: 1.03 (Bankruptcy or Receivership); 2.01 (Completion of Acquisition or Disposition of Assets); 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant); 4.02 (Non-Reliance on Previously Issued

Financial Statements or a Related Audit Report or Completed Interim Review); 5.01 (Changes in Control of Registrant); 5.02(a)(1) (Resignation of Director due to Disagreement with Registrant); 5.02(c)(1) (Name and Position of Newly Appointed Officer and Date of Appointment); and 5.03(b) (Changes in Fiscal Year), each as in effect on the Issue Date if the Issuer were required to file such reports;
provided, however,
    (1) no such current report will be required to include as an exhibit or summary of terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries or any Parent Company) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries or any Parent Company);
    (2) in no event will such reports be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307, 308 and 308T of Regulation S-K;
    (3) in no event will such reports be required to comply with Rule 3-10 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Issuer, the Guarantors or other Subsidiaries the shares of which may be pledged to secure the Notes or any Guarantee that would be required under (A) Section 3-09 of Regulation S-X or (B) Section 3-16 of Regulation S-X, respectively, promulgated by the SEC;
    (4) in no event will such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein;
    (5) no such reports referenced under clause (ii) above will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole;
    (6) in no event will reports referenced in clause (i) or (ii) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K;
    (7) in no event will reports delivered prior to the completion of the first full fiscal year following the Issue Date be required to comply with Regulation S-X of the SEC or give pro forma effect to the Refinancing Transactions;
    (8) trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer may be excluded from any disclosures; and

    (9) if at any time the Issuer or any Parent Company of the Issuer or a Qualified Reporting Subsidiary has made a good faith determination to file a registration statement with the SEC with respect to an Equity Offering of such entity’s Equity Interests, the Issuer will still be required to provide reports pursuant to this Section 4.03 but the content of such reports will not be required to disclose any information that, in the good faith view of the Issuer or a Parent Company of the Issuer, would violate the securities laws or the SEC’s “gun jumping” rules or otherwise have an adverse effect on such Equity Offering.
(b)    All such annual reports will be furnished within 120 days after the end of the fiscal year to which they relate, and all such quarterly reports will be furnished within 60 days after the end of the fiscal quarter to which they relate. The financial statements required to be provided under this Section 4.03 may be prepared pursuant to GAAP as in effect from time to time.
(c)    Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(c) hereof until 180 days after the date any report is due under this Section 4.03.
(d)    The Issuer will make available such information and such reports to the Trustee under this Indenture, to any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information on the website of the Issuer or any Parent Company, on Intralinks or any comparable password-protected online data system that will require a confidentiality acknowledgment, and will make such information readily available to any Holder, any bona fide prospective investor in the Notes (which prospective investors will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act that certify their status as such to the reasonable satisfaction of the Issuer), any bona fide securities analyst (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) or any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system that will require a confidentiality acknowledgment; provided, the Issuer will post such information thereon and make readily available any password or other login information to any such Holder, prospective investor, securities analyst or market maker; provided, further, however, the Issuer may deny access to any competitively-sensitive information otherwise to be provided pursuant to this paragraph to any such Holder, prospective investor, security analyst or market maker that is a competitor of the Issuer and its Subsidiaries, or an affiliate of such a competitor (other than any affiliate that is a bona fide bank debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or investment vehicle engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course (and not organized primarily for the purpose of making equity investments)) to the extent that the Issuer determines in good faith that the provision of such information to such Person would be competitively harmful to the Issuer and its Subsidiaries; and provided, further, that such Holders, prospective investors, security analysts or market makers will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute to any competitor any such reports (and the information contained therein).
(e)    The Issuer will be deemed to have furnished the reports in Sections 4.03(a)(i) and (ii) if the Issuer, any Qualified Reporting Subsidiary or any Parent Company has filed reports containing such information with the SEC.
(f)    To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto will be deemed to have been cured.
(g)    The Issuer shall use its commercially reasonable efforts, consistent with its judgment as to what is prudent at the time, to participate in quarterly conference calls (which may be a single conference call together with investors holding other securities or Indebtedness of the Issuer and/or its Restricted Subsidiaries and/or any Parent Company of the Issuer and may be held prior to such time that the annual or quarterly information and reports required by Section 4.03(a) are furnished to Holders) to discuss operating results and related matters. The Issuer shall issue a press release or post to the website of the Issuer or any Parent Company or on Intralinks or any comparable password protected online data system, which will provide the date and time of any such call and information on how to obtain access to the conference call or will direct Holders, prospective investors and securities analysts to contact the investor relations office of the Issuer to obtain access to the conference call.
(h)    Notwithstanding the foregoing, the financial statements, information, auditors’ reports and other documents and information required to be provided pursuant to Section 4.03(a) may be, rather those of the Issuer, those of (i) any predecessor or successor of the Issuer or any entity meeting the requirements of Section 4.03(h)(ii) or (iii), (ii) any Wholly-Owned Restricted Subsidiary of the Issuer that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Issuer and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”) or (iii) any Parent Company of the Issuer; provided that, if the financial information required to be provided pursuant to clause (i) or (ii) of Section 4.03(a) relates to such Qualified Reporting Subsidiary of the Issuer or such Parent Company of the Issuer that has Independent Assets and Operations and there are material differences between the financial information of the Issuer and such Qualified Reporting Subsidiary of the Issuer or such Parent Company of the Issuer that has Independent Assets and Operations, such financial information will be accompanied by consolidating information, which may be posted to the website of the Issuer or any Parent Company or on Intralinks or any comparable password protected online data system or otherwise provided in accordance with Section 4.03(d), that explains in reasonable detail (in the good faith judgment of the Issuer) the material differences between the information relating to such Qualified Reporting Subsidiary or such Parent Company (as the case may be), on the one hand, and the information relating to the Issuer and its Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed.

(i)    It is understood that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been posted on the Issuer’s website. The posting or delivery of any such information, documents and reports to the Trustee is for informational purposes only and the Trustee’s receipt of such information, documents and reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system, or participate on any conference calls.
SECTION 4.04.    Compliance Certificate.
(a)    The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2021) ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and is not in Default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).
(b)    When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than thirty (30) days after becoming aware of such Default, unless such Default has been cured, waived or is no longer continuing within such 30-day period) deliver to the Trustee by registered or certified mail or by electronic transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.
SECTION 4.05.    Taxes. The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.
SECTION 4.06.    Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant (to the extent that they may lawfully do so) that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
SECTION 4.07.    Limitation on Restricted Payments.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(i)    declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:
(A)    dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; or
(B)    dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;
(ii)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Issuer or a Restricted Subsidiary;
(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness, other than:
(A)    Indebtedness permitted under clauses (vii), (viii) and (ix) of Section 4.09(b); or
(B)    the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or
(iv)    make any Restricted Investment;
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:
(A)    in the case of a Restricted Payment other than a Restricted Investment, no Event of Default will have occurred and be continuing or would occur as a consequence thereof and, in the case of a Restricted Investment utilizing clause (C)(7) below, no Event of Default described in Section 6.01(a), 6.01(b), 6.01(f) or 6.01(g) will have occurred and be continuing or would occur as a consequence thereof;
(B)    [reserved]; and
(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Issuer and its Restricted Subsidiaries after June 10, 2015 (excluding Restricted Payments permitted by Section 4.07(b), other than Section 4.07(b)(i)), is less than the sum of (without duplication):
(1)    50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on June 10, 2015 to the end of the most recently ended Test Period preceding such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit (which amount in this clause (1) will be deemed to be not less than zero for such period); plus
(2)    100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer and its Restricted Subsidiaries since June 10, 2015 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(xii)(A) hereof) from the issue or sale of:
(I)    (a) Equity Interests of the Issuer (other than any Permitted Warrant Transaction), including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:
(i)    Equity Interests to any future, present or former employees, directors, officers,

members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, its Subsidiaries or any Parent Company after June 10, 2015 to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(iv); and
(ii)    Designated Preferred Stock; and
(b)    Equity Interests of Parent Companies (other than any Permitted Warrant Transaction) to the extent the proceeds of any such issuance or consideration for any such sale are contributed to the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(iv)); or
(II)    Indebtedness of the Issuer or any Restricted Subsidiary, that has been converted into or exchanged for Equity Interests of the Issuer or any Parent Company;
provided, that this clause (C)(2) will not include the proceeds from (W) Refunding Capital Stock (as defined herein) applied in accordance with Section 4.07(b)(ii), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus
(3)    100.0% of the aggregate amount of cash, Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Issuer following June 10, 2015 (including the fair market value of any Indebtedness contributed to the Issuer or its Restricted Subsidiaries for cancellation) or that becomes part of the capital of the Issuer through consolidation, amalgamation or merger following June 10, 2015, in each case not involving cash consideration payable by the Issuer (other than (X) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(xii)(A), (Y) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (Z) Excluded Contributions); plus

(4)    100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:
(I)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after June 10, 2015 (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); or
(II)    the sale (other than to the Issuer or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after June 10, 2015 (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); plus
(5)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after June 10, 2015, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus
(6)    100.0% of the aggregate amount of Declined Excess Proceeds; plus

(7)    the greater of (x) $100.0 million and (y) 17.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period.
(b)    Section 4.07(a) will not prohibit:
(i)    the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;
(ii)    (A) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (1) any Equity Interests of the Issuer or any Restricted Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or (2) Subordinated Indebtedness, in each case, made (x) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Issuer or any Parent Company (to the extent such Equity Interests or proceeds therefrom are contributed to the Issuer) (in each case, other than Disqualified Stock), and (y) within 120 days of such sale or issuance (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and (C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Issuer were permitted under clause (vi)(A) or (B) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
(iii)    the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (A) Subordinated Indebtedness of the Issuer or a Guarantor made (1) by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor and (2) within 120 days of such sale, issuance or incurrence, (B) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, Disqualified Stock or Subordinated Indebtedness of the Issuer or a Guarantor, made within 120 days of such sale, issuance or incurrence, (C) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made within 120 days of such sale or issuance that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 4.09 and (D) any Subordinated Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness;
(iv)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Issuer or any Parent Company held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Company, including pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any Parent Company in connection with any such repurchase, retirement or other acquisition), including Equity Interests rolled over by management of the Issuer, any of its Subsidiaries or any Parent Company in connection with the Transactions; provided, the aggregate amount of Restricted Payments made under this clause (iv) does not exceed the greater of (x) $60.0 million and (y) 10.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period with unused amounts in any calendar year being carried over to succeeding calendar years beginning with the calendar year ending December 31, 2015 as if this clause were in effect beginning with such calendar year; provided, further, such amount in any calendar year under this clause (iv) may be increased by an amount not to exceed:
(A)    the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Company that occurs after June 10, 2015, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(iv)(C); plus
(B)    the amount of any cash bonuses otherwise payable to members of management, employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Company that are foregone in exchange for the receipt of Equity Interests of the Issuer or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan; plus

(C)    the cash proceeds of life insurance policies received by the Issuer or its Restricted Subsidiaries (or by any Parent Company to the extent contributed to the Issuer) after June 10, 2015; minus
(D)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (iv);
and provided, that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) of this Section 4.07(b)(iv) in any calendar year, and provided, further, cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), of the Issuer, any Parent Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;
(v)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued before the Issue Date or in accordance with Section 4.09 to the extent such dividends are included in the definition of “Fixed Charges”;
(vi)    (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by the Issuer or any Restricted Subsidiary after June 10, 2015;
(B)    the declaration and payment of dividends or distributions to any Parent Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by such Parent Company after June 10, 2015; provided that the amount of dividends and distributions paid pursuant to this clause (B) will not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or
(C)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(ii);
provided, in the case of each of clauses (A), (B) and (C) of this clause (vi), that for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock after the Issue Date or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 or a Total Net Leverage Ratio of no more than 5.10 to 1.00;

(vii)    (A) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or permitted transferees) of the Issuer or any Restricted Subsidiary or any Parent Company, (B) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes and (C) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Issuer or any Parent Company or any Restricted Subsidiary of the Issuer in connection with such Person’s purchase of Equity Interests of the Issuer or any Parent Company; provided that no cash is actually advanced pursuant to this clause (vii)(C) other than to pay taxes due in connection with such purchase, unless immediately repaid;
(viii)    the declaration and payment of dividends on the Issuer’s common equity (or the payment of dividends to any Parent Company to fund a payment of dividends on such company’s common equity) or the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Issuer or any Parent Company, in an amount not to exceed the sum of (A) 7.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any public offering of the Issuer’s common equity or the common equity of any Parent Company, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution and (B) an aggregate amount per annum not to exceed 7.0% of the Market Capitalization;
(ix)    Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions;
(x)    Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed the greater of (A) $120.0 million and (B) 22.5% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such Restricted Payment; provided, if this clause (x) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (x) will be the amount of such Restricted Investment at any time outstanding (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investments”);
(xi)    distributions or payments of Securitization Fees;
(xii)    any Restricted Payment made in connection with the Transactions and the Refinancing Transactions and the fees and expenses related thereto or owed to Affiliates, including any payments to holders of Equity Interests of Life Time in connection with, or as a result of, their exercise of appraisal rights or the settlement of any claims or actions

(whether actual, contingent or potential) related to the Transactions or the Refinancing Transactions;
(xiii)    the repurchase, redemption, defeasance, acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those of Sections 4.10 and 4.14; provided, (A) at or prior to such repurchase, redemption, defeasance, acquisition or retirement, the Issuer (or a third person permitted by this Indenture) has made any required Change of Control Offer, Alternate Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers, Alternate Offers or Asset Sale Offers, respectively, and (B) all Notes validly tendered by Holders in any such Change of Control Offer, Alternate Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;
(xiv)    the declaration and payment of dividends or distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, the Issuer or any Parent Company in amounts required for any Parent Company to pay, in each case without duplication:
(A)    franchise, excise and similar taxes, and other fees, taxes and expenses required to maintain their corporate or other legal existence;
(B)    for any taxable period for which the Issuer and/or any of its Restricted Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal and/or applicable foreign, state or local income tax purposes of which a Parent Company is the common parent (a “Tax Group”), to pay the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Issuer and its Restricted Subsidiaries and Unrestricted Subsidiaries; provided, that for each taxable period, (1) the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Issuer and such Restricted Subsidiaries, as applicable, would have been required to pay as stand-alone taxpayers or a stand-alone Tax Group and (2) the amount of such payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Issuer or any Restricted Subsidiary for such purpose;
(C)    salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management and consultants of any Parent Company and any payroll, social security or similar taxes thereof;
(D)    general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Company;

(E)    fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated);
(F)    amounts that would be permitted to be paid directly by the Issuer or its Restricted Subsidiaries under Section 4.11 (other than clause (b)(ii)(A) thereof);
(G)    interest or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any Restricted Subsidiary or that has been guaranteed by, or is otherwise, considered Indebtedness of, the Issuer or any Restricted Subsidiary incurred in accordance with Section 4.09; and
(H)    to finance Investments or other acquisitions otherwise permitted to be made pursuant to this Section 4.07 if made by the Issuer; provided, (1) such Restricted Payment must be made within 120 days of the closing of such Investment or other acquisition, (2) such Parent Company must, promptly following the closing thereof, cause (I) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (II) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment or other acquisition, (3) such Parent Company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (4) any property received by the Issuer may not increase amounts available for Restricted Payments pursuant to Section 4.07(a)(iv)(C) and (5) to the extent constituting an Investment, such Investment will be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07 (other than pursuant to Section 4.07(b)(ix)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);
(xv)    the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents);
(xvi)    cash payments or loans, advances, dividends or distributions to any Parent Company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer, any of its Restricted Subsidiaries or any Parent Company;

(xvii)    Restricted Payments, provided, after giving pro forma effect thereto and the application of the net proceeds therefrom, the First Lien Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 2.75 to 1.00;
(xviii)    making payments for the benefit of the Issuer or any of its Restricted Subsidiaries to the extent such payments could have been made by the Issuer or any of its Restricted Subsidiaries because such payments (a) would not otherwise be Restricted Payments and (b) would be permitted by Section 4.11;
(xix)    payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture or any other transaction that complies with the terms of this Indenture;
(xx)    the payment of dividends, other distributions and other amounts by the Issuer to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest and/or principal (including AHYDO Payments) on Indebtedness, the proceeds of which have been permanently contributed to the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any Restricted Subsidiary incurred in accordance with this Indenture; provided that the aggregate amount of such dividends shall not exceed the amount of cash actually contributed to the Issuer for the incurrence of such Indebtedness;
(xxi)    the making of cash payments in connection with any conversion of Convertible Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount since June 10, 2015 not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Issuer or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;
(xxii)    any payments in connection with (A) a Permitted Bond Hedge Transaction and (B) the settlement of any related Permitted Warrant Transaction (1) by delivery of shares of the Issuer’s common stock upon settlement thereof or (2) by (I) set-off against the related Permitted Bond Hedge Transaction or (II) payment of an early termination amount thereof in common stock upon any early termination thereof;
(xxiii)    any dividend or other Restricted Payment of or related to the Specified Businesses, including distributions or payments to any Parent Company to fund the payment of taxes by such Parent Company and by the direct or indirect owners of such Parent Company (based on the assumption that all such owners are individuals resident in Los Angeles, California) resulting from the dividend or other Restricted Payment of the Specified Businesses to the direct and indirect owners of any Parent Company;

(xxiv)    Restricted Payments in an amount not to exceed 40.0% of the net cash proceeds of any Sale and Lease-Back Transactions consummated after June 10, 2015; provided that the aggregate amount of such Restricted Payments may not exceed the greater of (x) $100.0 million and (y) 17.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period; provided, further, after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 5.10 to 1.00; provided, further, that 60.0% of the net cash proceeds of such Sale and Lease-Back Transaction are applied to repay Indebtedness (including the Senior Credit Facilities, the Existing Notes or the Notes) incurred under Section 4.09(b)(i) and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto;
(xxv)    Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization; provided that if immediately after giving pro forma effect to any such Permitted Reorganization and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Issuer or another Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this Section 4.07 or as a Permitted Investment (and constitute utilization of such other Restricted Payment or Permitted Investment exception or capacity); and
(xxvi)    Restricted Payments made with Excluded Proceeds
provided, at the time of, and after giving effect to, any Restricted Payment permitted under clauses (x), (xv) and (xvii) of this Section 4.07(b), no Default will have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (vii), (xiv) and (xxiii) of this Section 4.07(b), taxes will include all interest and penalties with respect thereto and all additions thereto.
(c)    For purposes of determining compliance with this Section 4.07, in the event that any Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Sections 4.07(a) or 4.07(b) and/or one or more of the clauses contained in the definition of “Permitted Investments”, the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or any portion thereof) among Sections 4.07(a) and/or 4.07(b) and/or one or more clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.07. The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Issuer’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The expansion, remodeling, acquisition, modernization, construction, improvement and repair of facilities (including fitness centers) operated, or expected to be operated, by the Issuer or a

Restricted Subsidiary, and financing transactions in connection therewith (including Sale and Lease-Back Transactions) will be deemed to be, in each case, activity in the ordinary course of business or consistent with industry practice of the Issuer and the Restricted Subsidiaries.
(d)    As of the Issue Date, all of the Issuer’s Subsidiaries (other than the Existing Unrestricted Subsidiaries) will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this Section 4.07 or if an Investment would be permitted at such time, pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Existing Unrestricted Subsidiaries will be Unrestricted Subsidiaries on the Issue Date and will not need to comply with the preceding sentence or the definition of “Unrestricted Subsidiary” to be Unrestricted Subsidiaries and any Restricted Payments or Investments made in connection with or related to the Existing Unrestricted Subsidiaries prior to the Issue Date will constitute Investments existing on the Issue Date under clause (5) of the definition of “Permitted Investments.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture. For the avoidance of doubt, this Section 4.07 will not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the terms of this Indenture.
SECTION 4.08.    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    The Issuer will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(i)    (A) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
    (B) pay any Indebtedness owed to the Issuer or to any Restricted Subsidiary that is a Guarantor;
(ii)    make loans or advances to the Issuer or to any Restricted Subsidiary that is a Guarantor; or
(iii)    sell, lease or transfer any of its properties or assets to the Issuer or to any Restricted Subsidiary that is a Guarantor;

provided, dividend or liquidation priority between classes or series of Capital Stock, and the subordination of any Obligation (including the application of any remedy bars thereto) to any other Obligation will not be deemed to constitute such an encumbrance or restriction.
(b)    The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:
(i)    encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, the Existing Notes, Existing Notes Indentures and the guarantees thereof, and Hedging Obligations and the related documentation;
(ii)    this Indenture, the Notes and the guarantees thereof;
(iii)    Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in Section 4.08(a)(iii) on the property so acquired;
(iv)    applicable law or any applicable rule, regulation or order;
(v)    any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;
(vi)    contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
(vii)    Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 that limit the right of the debtor to dispose of assets or incur Liens;

(viii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Permitted Liens;
(ix)    Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09;
(x)    provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business or consistent with industry practice;
(xi)    customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;
(xii)    restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Qualified Securitization Facility;
(xiii)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided, such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;
(xiv)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;
(xv)    customary provisions restricting assignment of any agreement;
(xvi)    restrictions arising in connection with cash or other deposits permitted under Section 4.12;
(xvii)    any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 4.09 entered into after the Issue Date that contains encumbrances and restrictions that either (A) are no more restrictive in any material respect, taken as a whole, with respect to any Restricted Subsidiary than (1) the restrictions contained in this Indenture, the Existing Notes Indentures or the Senior Credit Facilities as of the Issue Date or (2) those encumbrances and other restrictions that are in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (B) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (C) will not materially impair the Issuer’s ability to make payments on the Notes when due, in each case in the good faith judgment of the Issuer;
(xviii)    (A) Indebtedness and Liens in existence on the Issue Date, including in respect of Existing Mortgage Debt, and Indebtedness permitted to be incurred pursuant to Section 4.09(b)(iv)(B) and (B) agreements entered into in connection with a Sale and Lease-Back Transaction entered into in the ordinary course of business or consistent with industry practice;
(xix)    customary restrictions and conditions contained in documents relating to any Lien so long as (A) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (B) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 4.08;
(xx)    any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided, such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property of such Subsidiary;
(xxi)    any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xx) of this Section 4.08(b); provided, such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;
(xxii)    existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and
(xxiii)    applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred pursuant to the provisions of Section 4.09 is incurred.

SECTION 4.09.    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and an incidence thereof, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio of the Issuer for the Issuer’s most recently ended Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period; provided, further, Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under this paragraph if, after giving pro forma effect to such incurrence (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to this paragraph then outstanding would exceed the greater of (x) $150.0 million and (y) 30.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such incurrence or issuance.
(b)    The provisions of Section 4.09(a) hereof will not apply to:
(i)    the incurrence of Indebtedness pursuant to Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of drawn letters of credit and bankers’ acceptances thereunder (with drawn letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed the sum of (A) $1,650.0 million and (B) the Permitted Incremental Amount; provided, that any Indebtedness incurred under this Section 4.09(b)(i) may be refinanced with additional Indebtedness in an amount equal to the principal of the Indebtedness so refinanced, plus any additional amount to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith;

(ii)    the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes and the Guarantees (but excluding any Additional Notes);
(iii)    the incurrence of (a) Indebtedness by the Issuer and any Restricted Subsidiary in existence on the Issue Date (excluding Indebtedness described in clauses (i) and (ii) of this Section 4.09(b)), (b) including Indebtedness in respect of Existing Mortgage Debt and (c) the Existing Notes;
(iv)    (A) the incurrence of Attributable Indebtedness, (B) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (x) the construction of the Life Time Living facility in Henderson, Nevada and (y) the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, other than with respect to Capitalized Lease Obligations in connection with any Sale and Lease-Back Transaction (which shall be permitted Indebtedness), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts) and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (iv)(B)(y) at such time, not to exceed the greater of (1) $150.0 million and (2) 30.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such incurrence and (C) any Refinancing Indebtedness thereof (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (iv) will cease to be deemed incurred, issued or outstanding for purposes of this clause (iv) but will be deemed incurred or issued for the purposes of Section 4.09(a), clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of this Section 4.09(b) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of this Section 4.09(b) or Section 4.09(a) without reliance on this clause (iv));
(v)    (A) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and (B) the incurrence of Indebtedness by the Issuer or any

Restricted Subsidiary as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons incurred in the ordinary course of business or consistent with industry practice;
(vi)    the incurrence of Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(vii)    the incurrence of Indebtedness or the issuance of Disqualified Stock of the Issuer to a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Issuer or any Restricted Subsidiary); provided, any such Indebtedness for borrowed money owing or shares of Disqualified Stock issued to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes to the extent permitted by applicable law and it does not result in adverse tax consequences; provided, further, any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or shares of Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of Disqualified Stock, as applicable, not permitted by this clause (vii);
(viii)    the incurrence of Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Issuer or any Restricted Subsidiary); provided, any such Indebtedness for borrowed money incurred by a Guarantor and owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor to the extent permitted by applicable law and it does not result in adverse tax consequences; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (viii);
(ix)    the issuance of Shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided, any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of

Preferred Stock or Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (ix);
(x)    the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(xi)    the incurrence of Obligations in respect of self-insurance and Obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees, indemnifications and similar obligations provided by the Issuer or any Restricted Subsidiary or Obligations in respect of letters of credit, bank guarantees, non-recourse carve-outs or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;
(xii)    (A) the incurrence of Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any one time outstanding of up to (1) 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since June 10, 2015 from the issue or sale of Equity Interests of the Issuer and the Guarantors or contributions to the capital of the Issuer and the Guarantors including through consolidation, amalgamation or merger (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any Subsidiary) as determined in accordance with clauses (iv)(C)(2) and (iv)(C)3) of Section 4.07(a) and (2) 100.0% of the principal amount of Indebtedness of the Issuer and its Subsidiaries that is converted into Equity Interests (other than Disqualified Stock or sales of Equity Interests to the Issuer or any Subsidiary or any Equity Interests that are preferred shares that bear a cash-pay dividend), to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(a); and
    (B) the incurrence of Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (xii)(B), does not, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), exceed the greater of (x) $300.0 million and (y) 50.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such incurrence (and any Refinancing Indebtedness thereof); plus, in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness or Disqualified Stock, an amount equal to the amount of any premium required to be paid under the terms of the instrument governing such

Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness or Disqualified Stock;
it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (xii) will cease to be deemed incurred, issued or outstanding for purposes of this clause (xii) but will be deemed incurred or issued for the purposes of Section 4.09(a), clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of this Section 4.09(b) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of this Section 4.09(b) or Section 4.09(a) without reliance on this clause (xii);
(xiii)    the incurrence by the Issuer of Indebtedness or Disqualified Stock or the incurrence by a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to refund, refinance, extend, replace, renew or defease (collectively, “refinance” with “refinances,” “refinanced,” and “refinancing” having a correlative meaning) any Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.09(a) and clauses (ii), (iii), (iv) and (xii)(A)of this Section 4.09(b), this clause (xiii) and clauses (xiv), (xxiii) and (xxxi) of this Section 4.09(b) or any successive Refinancing Indebtedness with respect to any of the foregoing;
(xiv)    the incurrence of:
(A)    Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or Investment (or other purchase of assets) or that is assumed by the Issuer or any Restricted Subsidiary in connection with such acquisition or Investment; and
(B)    Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture;
provided, in the case of (A) and (B), either:
(1)    after giving pro forma effect to such acquisition, amalgamation, consolidation or merger, either (I) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test; (II) the Fixed Charge Coverage Ratio for the Issuer is equal to or greater than immediately prior to such acquisition, amalgamation, consolidation or merger; or (III) the Total Net Leverage Ratio for the Issuer is equal to or less than immediately prior to such acquisition, amalgamation, consolidation or merger; or
(2)    Indebtedness, Disqualified Stock or Preferred Stock does not exceed the greater of (I) $150.0 million and (II) 30.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such incurrence, in the aggregate at any one time outstanding, together with all other outstanding Indebtedness, Disqualified Stock or Preferred Stock issued under this clause (2) and any outstanding Indebtedness under clause (xiii) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (2) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (2) will cease to be deemed incurred or outstanding for purposes of this clause (2) but will be deemed incurred pursuant to Section 4.09(a), clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) of this Section 4.09(b), clause (1) of this Section 4.09(b)(xiv) or clause (xxxi) of this Section 4.09(b) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a), clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) of this Section 4.09(b), clause (1) of this Section 4.09(b)(xiv) or clause (xxxi) of this Section 4.09(b));
(xv)    the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;
(xvi)    the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(xvii)    (A) the incurrence of any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture, or (B) any co-issuance by the Issuer or any Restricted Subsidiary of any Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Issuer or such Restricted Subsidiary was permitted under the terms of this Indenture;
(xviii)    the incurrence of Indebtedness issued by the Issuer or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management and consultants thereof, their respective Controlled Investment Affiliates or

Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Company to the extent described in Section 4.07(b)(iv);
(xix)    customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;
(xx)    the incurrence of (A) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (B) Indebtedness in respect of Cash Management Services, including Cash Management Obligations;
(xxi)    Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s length commercial terms;
(xxii)    the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;
(xxiii)    the incurrence of Indebtedness or Disqualified Stock by Restricted Subsidiaries of the Issuer that are not Guarantors in an amount not to exceed and together with any other Indebtedness incurred and outstanding under this clause (xxiii) the greater of (A) $120.0 million and (B) 30.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such incurrence and any Refinancing Indebtedness thereof; it being understood that any Indebtedness or Disqualified Stock deemed incurred or issued pursuant to this clause (xxiii) will cease to be deemed incurred, issued or outstanding for the purpose of this clause (xxiii) but will be deemed incurred or issued for the purposes of this Section 4.09(a), clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of this Section 4.09(b) from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness or Disqualified Stock under clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of this Section 4.09(b) or Section 4.09(a) without reliance on this clause (xxiii);
(xxiv)    the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities with respect to the Issuer or any Subsidiary thereof or joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services);
(xxv)    the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;
(xxvi)    guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and guarantees incurred in connection with construction, design and development projects;
(xxvii)    the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms of this Indenture;
(xxviii)    the incurrence of Indebtedness representing deferred compensation to employees of any Parent Company, the Issuer or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;
(xxix)    the incurrence of Indebtedness arising out of any Sale and Lease-Back Transaction incurred in the ordinary course of business or consistent with industry practice;
(xxx)    the incurrence of mortgage Indebtedness on fee-owned or ground leased real property that is not Material Real Property;
(xxxi)    the incurrence of Indebtedness (including Acquired Indebtedness) or issuance of Disqualified Stock or Preferred Stock so long as, after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio of the Issuer for the Issuer’s most recently ended Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) would be no greater than 5.10:1.00;
(xxxii)    Indebtedness incurred or Disqualified Stock or Preferred Stock issued on behalf of, or representing guarantees of Indebtedness, Disqualified Stock or Preferred

Stock of, any joint ventures and together with any other Indebtedness incurred and outstanding under this clause (xxxii) not to exceed the greater of (A) $40.0 million and (B) 10.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of such incurrence and any Refinancing Indebtedness thereof; it being understood that any Indebtedness, Disqualified Stock or Preferred Stock deemed incurred or issued pursuant to this clause (xxxii) will cease to be deemed incurred, issued or outstanding for the purpose of this clause (xxxii) but will be deemed incurred or issued for the purposes of Section 4.09(a), clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of this Section 4.09(b) from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of this Section 4.09(b) or Section 4.09(a) without reliance on this clause (xxxii); and
(xxxiii)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxii) of this Section 4.09(b).
(c)    For purposes of determining compliance with this Section 4.09:
(i)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxxiii) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, may divide and classify and may subsequently re-divide and reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or a portion thereof) in such of the above clauses or under Section 4.09(a) as determined by the Issuer at such time, including any division, classification, redivision and reclassification among any ratio-based baskets, dollar-based baskets and baskets based on Run-Rate Adjusted EBITDA; provided, all Indebtedness outstanding under the Credit Facilities on the Issue Date will, at all times, be treated as incurred on the Issue Date under Section 4.09(b)(i) and may not be reclassified;
(ii)    the Issuer is entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 4.09(a) and Section 4.09(b), subject to the proviso to Section 4.09(c)(i);
(iii)    the principal amount of Indebtedness and the amount of Disqualified Stock or Preferred Stock outstanding under any clause of this Section 4.09 will be determined after giving effect to the application of proceeds of any such Indebtedness,

Disqualified Stock or Preferred Stock to refinance any such other Indebtedness, Disqualified Stock or Preferred Stock;
(iv)    in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued pursuant to Section 4.09(b) on the same date that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued under Section 4.09(a), clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of Section 4.09(b), then the Fixed Charge Coverage Ratio, or applicable leverage ratio, will be calculated with respect to such incurrence under Section 4.09(a), clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of Section 4.09(b) without regard to any incurrence under Section 4.09(b) (other than with respect to any incurrence under clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of Section 4.09(b)). Unless the Issuer elects otherwise, the incurrence of Indebtedness, Disqualified Stock or Preferred Stock will be deemed incurred or issued first under Section 4.09(a), clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of Section 4.09(b) to the extent permitted, with the balance incurred under Section 4.09(b) (other than pursuant to clause (2), (3) or (4) of the Permitted Incremental Amount under clause (i)(B) or clause (xxxi) of Section 4.09(b)); and
(v)    guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness that will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 4.09.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Indebtedness incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to Sections 4.09(b)(ii), (iii), (iv), (xii), (xiii), (xiv) and (xxiii) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest and dividends and premiums (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness and reasonable tender premiums), defeasance costs and fees and expenses incurred in connection with such refinancing.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the U.S.

dollar-equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided if such Indebtedness is incurred or Disqualified Stock or Preferred Stock is issued, to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as applicable, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (1) the principal amount of such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced plus (2) the aggregate amount of accrued but unpaid interest, fees, underwriting discounts, defeasance costs, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.
The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.
The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.
For purposes of this Indenture, (1) unsecured Indebtedness will not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Indebtedness will not be deemed to be subordinated or junior to any other Indebtedness merely because it is issued or guaranteed by other obligors or (3) Secured Indebtedness will not be deemed to be subordinated or junior to any other Secured Indebtedness merely because it has a junior priority Lien with respect to the same collateral.
If any Indebtedness is refinanced in reliance on a basket measured by reference to a percentage of Run-Rate Adjusted EBITDA, and such refinancing would cause the percentage of Run-Rate Adjusted EBITDA to be exceeded if calculated based on the Run-Rate Adjusted EBITDA on the date of such refinancing, such percentage of Run-Rate Adjusted EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Indebtedness does not exceed the sum of (i) the principal amount of such Indebtedness being refinanced, plus (ii) the related costs incurred or payable in connection with such refinancing
SECTION 4.10.    Asset Sales.
(a)    The Issuer will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:
(i)    the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and
(ii)    except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, each of the following will be deemed to be cash or Cash Equivalents for purposes of this Section 4.10(a)(ii):
(A)    any liabilities (as shown on the Issuer’s or a Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or a Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes or any Guarantor’s Guarantee of the Notes, that (i) are assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Issuer or a Restricted Subsidiary);
(B)    any securities, notes or other obligations or assets received by the Issuer or a Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Issuer or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;
(C)    any Designated Non-cash Consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $120.0 million and (y) 30.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period on the date of the receipt of such Designated Non-cash Consideration (or, at the Issuer’s option, at the time of contractually agreeing to such Asset Sale), with the fair market value of each item of Designated Non-cash Consideration being measured, at the Issuer’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value;
(D)    Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Issuer or a Restricted Subsidiary), to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; and
(E)    any Investment, Capital Stock, assets, property or capital or other expenditure of the kind referred to in Section 4.10(c)(ii).
(b)    To the extent any Collateral is disposed of in a manner that is not prohibited by this Section 4.10 to any Person other than the Issuer or a Guarantor, such Collateral shall automatically be sold free and clear of the Liens created by this Indenture, the Notes, the Guarantees, the Notes Security Documents and the Intercreditor Agreements, and, if requested by the Notes Collateral Agent, upon the certification by the Issuer that such disposition is permitted by this Indenture, the Notes Collateral Agent shall be authorized to take any actions requested by the Issuer in order to effect or evidence the foregoing.
(c)    Within 545 days after the receipt of any Net Proceeds of any Asset Sale (as may be extended pursuant to clause (ii) below, the “Asset Sale Proceeds Application Period”), the Issuer or a Restricted Subsidiary, at its option, may apply an amount up to the Net Proceeds from such Asset Sale (other than Excluded Proceeds):
(i)    to repay:
(A)    any First Lien Obligations (including the Notes) (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), provided, in the case of this clause (A), (i) if an offer to purchase any Indebtedness of the Issuer or any Restricted Subsidiary is made, such amount will be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of such Indebtedness, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer, and (ii) if the holder of any Indebtedness of a Restricted Subsidiary of the Issuer declines the repayment of such Indebtedness owed to it from such Net Proceeds, such amount will be deemed repaid to the extent of the declined Net Proceeds;

(B)    if the assets or property disposed of in the Asset Sale were not Collateral, Obligations in respect of a Restricted Subsidiary that is not a Guarantor, or make an offer to repay such Obligations, other than Indebtedness owed to the Issuer or a Restricted Subsidiary; or
(C)    if the assets or property disposed of in the Asset Sale were not Collateral, Obligations in respect of the Notes or any other Indebtedness (other than Subordinated Indebtedness); provided that if the Issuer or any Restricted Subsidiary shall so reduce First Lien Obligations pursuant to clause (A) or other Indebtedness under this clause (C), the Issuer will reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes as described under Section 3.07, (ii) purchasing Notes through open-market purchases at a price equal to (or higher than) 100.0% of the principal amount thereof (or 100.0% of the accreted value thereof, if less), or (iii) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a pro rata basis with such other Indebtedness for no less than 100.0% of the principal amount thereof (or 100.0% of the accreted value thereof, if less), plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes to be repurchased to the date of repurchase;
provided, further, in the case of this clause (C), (i) if an offer to purchase any Indebtedness of the Issuer or any Restricted Subsidiary is made, such amount will be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of such Indebtedness, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer, and (ii) if the holder of any Indebtedness of a Restricted Subsidiary of the Issuer declines the repayment of such Indebtedness owed to it from such Net Proceeds, such amount will be deemed repaid to the extent of the declined Net Proceeds; or
(ii)    to make (A) an Investment in any one or more businesses, (B) capital expenditures, (C) other expenditures made in connection with the construction or development of facilities operated or to be operated by the Issuer or a Restricted Subsidiary, (D) acquisitions of properties (including fee and leasehold interests) or (E) acquisitions of other assets, in the case of clauses (A), (D) and this clause (E), either (1) are or will be used or useful in a Similar Business or (2) that replace, in whole or in part, the properties or assets that are the subject of such Asset Sale; provided, in the case of this clause (ii), a binding commitment will be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (or, if later, 545 days after the receipt of such Net Proceeds) (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or a Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later,

545 days after the receipt of such Net Proceeds); provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds will constitute Excess Proceeds (as defined herein) (such 545-day period (as may be extended pursuant to this clause (ii) will constitute the “Proceeds Application Period”); or
(iii)    any combination of the foregoing.
(d)    Notwithstanding the foregoing, to the extent that any of or all the Net Proceeds of any Asset Sales by a Foreign Subsidiary is (x) prohibited or delayed by applicable local law from being repatriated to the United States or (y) restricted by the Organizational Documents from being repatriated to the United States, as determined by the Issuer in its sole discretion, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable Organizational Documents will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Proceeds will be applied in compliance with this Section 4.10; provided, however, to the extent that the Issuer has determined in good faith that the repatriation to the United States of any or all of the Net Proceeds would have material adverse tax consequences, such Net Proceeds so affected may be retained by the applicable Foreign Subsidiary and will not be required to be applied in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture will be construed to require the Issuer or any Subsidiary to repatriate cash or to apply any Net Proceeds in the event that (x) such repatriation is not permitted under the applicable local law or Organizational Documents or there are material adverse tax consequences to repatriate such Net Proceeds, in each case, within the Proceeds Application Period or (y) the Proceeds Application Period has expired.
(e)    The amount of Net Proceeds from Asset Sales, other than Excluded Proceeds, that are not invested or applied as provided and within the time period set forth in the second preceding paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause(c)(i)(C) above, will be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of (x) $100.0 million and (y) 17.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period, from and after the Issue Date, the Issuer will make an offer to all Holders and, at the option of the Issuer, (i) to any holders of any other First Lien Obligations Indebtedness and (ii) in the case of proceeds from assets not constituting Collateral, to any holders of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”) (such offer, an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such other First Lien Obligations or

Pari Passu Indebtedness, as applicable, that are in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess of $2,000, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any (or, in respect of such other First Lien Obligations or Pari Passu Indebtedness, as applicable, such other price, if any, as may be provided for by the terms of such other First Lien Obligations or Pari Passu Indebtedness, as applicable), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.09 and the agreement governing such other First Lien Obligations or Pari Passu Indebtedness, as applicable. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within thirty days after the date that Excess Proceeds exceed the greater of (x) $100.0 million and (y) 17.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period by mailing or electronically delivering the notice required pursuant to Section 3.09, with a copy to the Trustee or otherwise in accordance with Applicable Procedures. The Issuer may satisfy the foregoing obligation with respect to any Net Proceeds from an Asset Sale by making an offer to purchase Notes with respect to all or part of the available Net Proceeds (the “Advance Portion”) prior to the expiration of the Asset Sale Proceeds Application Period with respect to all or a part of the available Net Proceeds in advance of being required to do so by this Indenture (the “Advance Offer”).
To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such other First Lien Obligations or Pari Passu Indebtedness, as applicable, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture (any such remaining Excess Proceeds and Advance Portion amount together with the aggregate amount of Excluded Proceeds, “Declined Excess Proceeds”). The Issuer and its Restricted Subsidiaries may use any Excluded Proceeds in any manner not prohibited by this Indenture. Upon completion of any such Asset Sale Offer, for purposes of this provision the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) that resulted in the Asset Sale Offer will be reset to zero (regardless of whether there are any remaining Excess Proceeds (or Advance Portion) upon such completion). An Asset Sale Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Guarantees, including any amendment, supplement or waiver to make an Asset Sale Offer (but the Asset Sale Offer may not condition tenders on the delivery of such consents).
(f)    Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Credit Facilities, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.
(g)    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset

Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue thereof.
(h)    The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes, including after the consummation of the Asset Sale.
SECTION 4.11.    Transactions with Affiliates.
(a)    The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $40.0 million and (y) 7.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period, unless:
(i)    such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or the relevant Restricted Subsidiaries than those that would have been obtained at such time in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis, or if in the good faith judgment of the Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view; and
(ii)    the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions requiring aggregate payments or consideration in excess of the greater of (x) $100.0 million and (y) 17.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 4.11(a).
(b)    The foregoing Section 4.11(a) will not apply to the following:
(i)    (A) transactions between or among the Issuer and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries, or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction, and (B) any merger, consolidation or amalgamation of the Issuer and any Parent Company; provided, such merger, consolidation or amalgamation of the Issuer is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii)    (A) Restricted Payments permitted by Section 4.07 hereof (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) and (B) Investments constituting “Permitted Investments” or any acquisition otherwise permitted by this Indenture;
(iii)    (A) the payment of indemnification and similar amounts to, and reimbursement of expenses to, the Investors and their officers, directors, employees and affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors, (B) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice, (C) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries or of any Parent Company and (D) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries or any Parent Company;
(iv)    the payment of fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of, or for the benefit of, present, future or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any Parent Company or any Restricted Subsidiary;
(v)    transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;
(vi)    the existence of, or the performance by the Issuer, any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Issue Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(vii)    the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equity holder agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto and similar agreements or arrangements that it may enter into thereafter; provided, the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Issue Date will be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole (as compared to the original agreement or arrangement in effect on the Issue Date);
(viii)    the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;
(ix)    transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Indenture that are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(x)    the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Issuer;
(xi)    sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto;
(xii)    payments by the Issuer or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;
(xiii)    payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Issuer, any Parent Company and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or

Immediate Family Members or permitted transferees) of the Issuer, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by the Issuer in good faith;
(xiv)    (A) investments by Affiliates in securities of the Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (B) payments to Affiliates in respect of securities of the Issuer or any Restricted Subsidiary contemplated in the foregoing subclause (A) or that were acquired from Persons other than the Issuer and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;
(xv)    payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice or consistent with industry practice or industry norms (including, any cash management activities related thereto);
(xvi)    payments by the Issuer (and any Parent Company) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any Parent Company) and its Subsidiaries; provided, in each case the amount of such payments in any taxable year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such taxable year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Company;
(xvii)    any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, and transactions pursuant to that lease which lease is approved by the Board of Directors or senior management of the Issuer in good faith;
(xviii)    intellectual property licenses in the ordinary course of business or consistent with industry practice;
(xix)    the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Issuer or any Parent Company pursuant to the equity holders agreement or the registration rights agreement entered into on or after the Issue Date;

(xx)    transactions permitted by, and complying with, the provisions of Section 5.01 solely for the purpose of (A) reorganizing to facilitate any initial public offering of securities of the Issuer or any Parent Company, (B) forming a holding company or (C) reincorporating the Issuer in a new jurisdiction;
(xxi)    transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;
(xxii)    (A) transactions with a Person that is an Affiliate of the Issuer (other than an Unrestricted Subsidiary) solely because the Issuer or any Restricted Subsidiary owns Equity Interests in such Person and (B) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Issuer, any Restricted Subsidiary or any Parent Company;
(xxiii)    (A) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (B) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Issuer or a Parent Company;
(xxiv)    the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer;
(xxv)    investments by any Investor or a Parent Company in securities of the Issuer or any Guarantor; and
(xxvi)    payments on the Notes in accordance with this Indenture, payments on the Existing Notes in accordance with the Existing Notes Indentures and payments of Obligations under the Credit Facilities and payments in respect of Obligations under other Indebtedness of the Issuer and its Subsidiaries held by Affiliates; provided that such Obligations were acquired by an Affiliate of the Issuer in compliance with this Indenture.
SECTION 4.12.    Liens.
(a)    (i)    Prior to a Covenant Suspension Event or following any Reversion Date and during any period when there is no election by the Issuer pursuant to Section 4.12(b), the Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Issuer or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:
(A)    in the case of Liens upon any property, assets or proceeds that are not at such time Collateral securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien that is senior in priority to such Liens on such property, assets or proceeds such that the property, assets or proceeds subject to such Lien will constitute Collateral under this Indenture and the Notes Security Documents, subject, in each case, to Permitted Liens until such time as such Subordinated Indebtedness is no longer secured by such Liens; and
(B)    in the case of Liens upon any property, assets or proceeds that are not at such time Collateral securing any First Lien Obligations, the Notes and related Guarantees are secured by a first-priority Lien on such property, assets or proceeds such that the property, assets or proceeds subject to such Lien will constitute Collateral under this Indenture and the Notes Security Documents, subject, in each case, to Permitted Liens until such time as such Obligations are no longer secured by such Liens (for the avoidance of doubt, to the extent that this Indenture permits Obligations to be secured by Liens on a first-lien priority basis, such Liens may be incurred on a junior basis);
(ii)    except that the foregoing restrictions will not apply to or restrict (A) Liens securing obligations in respect of the Notes (other than Additional Notes) and the related Guarantees, (B) Liens securing obligations in respect of Indebtedness permitted to be incurred under any Credit Facility, including any letter of credit facility relating thereto, that was incurred on or prior to the Issue Date or permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(i), and (C) Liens on the Collateral securing obligations in respect of Indebtedness permitted to be incurred pursuant to Section 4.09; provided, at the time of incurrence after the Issue Date (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after the Issue Date and after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this subclause) and after giving pro forma effect thereto and the application of the net proceeds therefrom, (1) if such Indebtedness is secured on a pari passu basis with the Liens that secure the Notes (or, at the election of the Issuer, Indebtedness secured on a junior basis with the Liens that secure the Notes or unsecured), the Issuer’s First Lien Net Leverage Ratio for the most recently ended Test Period on such date would not exceed 3.75:1.00 and (2) if such Indebtedness is secured on a junior basis to the Liens that secure the Notes (or, at the election of the Issuer, unsecured), the Issuer’s Total Net Leverage Ratio for the most recently ended Test Period on such date would not exceed 4.50 to 1.00 (it being understood that solely for the purpose of calculating (x) the First Lien Net Leverage Ratio in connection with calculating the amount of Indebtedness to be incurred under clause(1), any outstanding Indebtedness Incurred under such clause (1) that is (I) secured on a junior basis to the Notes or (II) unsecured will nevertheless be deemed to be secured on a pari passu basis with the Notes or (y) the Total Net Leverage Ratio in connection with calculating clause (2), any outstanding Indebtedness Incurred under such clause (2) that is unsecured will nevertheless be deemed to be secured by a Lien).

(b)    During a Covenant Suspension Event, the Issuer may elect by written notice to the Trustee to be subject to an alternative covenant with respect to the limitation on Liens in lieu of Section 4.12(a) pursuant to which the Issuer will not and will not permit any of its Principal Property Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien of any kind upon any (1) Restricted Property or (2) shares of Capital Stock or evidence of Indebtedness for borrowed money issued by any Principal Property Subsidiary, whether owned at the Issue Date or thereafter acquired, without making effective provision whereby the Notes and the Guarantees will be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such Indebtedness or obligations will be so secured; provided, however, that the foregoing shall not apply to any of the following:
(i)    Liens existing on the Suspension Date;
(ii)    Liens on property or Equity Interests or other assets of a Person at the time such Person becomes a Subsidiary; provided, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the obligations to which such Liens relate;
(iii)    Liens in favor of the Issuer or any Guarantor;
(iv)    Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any of the foregoing; provided, (A) such new Lien will be limited to all or part of the same property (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the original Lien (plus improvements and accessions on such property) and proceeds and products thereof, and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien under this Indenture, plus (2) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees, defeasance costs, underwriting discounts or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such refinancing, refunding, extension, renewal or replacement;
(v)    Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction and mechanics’ Liens and other similar Liens and (A) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or (B) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(vi)    Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(vii)    Liens, pledges or deposits by such Person (A) made in connection with workmen’s compensation laws, unemployment insurance, health, disability or employee benefits, other social security laws or similar legislation or regulations, (B) insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) securing reimbursement or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance, or otherwise supporting the payment of items set forth in the foregoing clause (A), or (C) bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice; and
(viii)    Liens for the sole purpose of extending, renewing or replacing (or unsuccessfully extending, renewing or replacing) in whole or in part any of the foregoing.
(c)    Notwithstanding the provisions of Section 4.12(b), the Issuer or any Principal Property Subsidiary may, without equally and ratably securing the Notes or the Guarantees, create or assume Liens which would otherwise be subject to the foregoing restrictions if at the time of such creation or assumption, and after giving effect thereto, Exempted Indebtedness does not exceed 10.0% of Consolidated Total Assets.
(d)    For purposes of determining compliance with this Section 4.12, in the event that a proposed Lien (or a portion thereof) meets the criteria of one or more of the categories described in Section 4.12(a) and/or one or more of the clauses contained in the definition of “Permitted Liens,” the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Lien (or any portion thereof) among one or more of the categories described under Section 4.12(a) and/or one or more clauses contained in the definition of “Permitted Liens,” in a manner that otherwise complies with this Section 4.12.
(e)    Any Lien created for the benefit of the Holders pursuant to this Section 4.12 will be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (A) and (B) of Section 4.12(a)(i) or upon such Liens no longer attaching to assets or property of the Issuer or a Guarantor.
(f)    The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 4.12.
SECTION 4.13.    Company Existence. Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided that the Issuer shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.
SECTION 4.14.    Offer to Repurchase Upon Change of Control.
(a)    If a Change of Control occurs after the Issue Date, unless the Issuer or another Person has previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Article XII, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date prior to such repurchase.
Prior to or within 60 days following any Change of Control, the Issuer will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures, with the following information:
(i)    a Change of Control Offer is being made pursuant to this Section 4.14 and all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;
(ii)    the purchase price and the purchase date, which will be no earlier than 10 days nor later than 90 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”), subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control) in the event that the occurrence of the Change of Control is delayed;
(iii)    any Note not properly tendered will remain outstanding and continue to accrue interest;
(iv)    unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
(v)    Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice or otherwise in accordance with the Applicable Procedures, prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(vi)    Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided, the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, an electronic transmission or letter or other notice in accordance with the Applicable Procedures setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;
(vii)    Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered, provided, the unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;
(viii)    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 90 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded or modified in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person; and

(ix)    the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue thereof.
(b)    On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:
(i)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
(ii)    deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and
(iii)    deliver, or cause to be delivered, to the Trustee (A) an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer and (B) at the Issuer’s option, the Notes so accepted for cancellation.
(c)    The Issuer will not be required to make a Change of Control Offer following a Change of Control (i) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (ii) in connection with or in contemplation of any Change of Control, the Issuer (or any Affiliate of the Issuer) or a third party has made an offer to purchase, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer (an “Alternate Offer”), any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer or (iii) the Issuer or another Person has previously issued a notice of a full redemption pursuant to the provisions set forth under Section 3.07.
(d)    A Change of Control Offer or Alternate Offer may be made in advance of a Change of Control and conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer.
(e)    A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Guarantees, including any amendment, supplement or waiver with respect to making a Change of Control Offer or Alternate Offer (but the Change of Control Offer or Alternate Offer may not condition tenders on the delivery of such consents).
(f)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Change of Control Payment Date” and similar words, as applicable.
(g)    The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.14 may be waived or modified (at any time, including after a Change of Control or in connection with a Change of Control Offer or Alternate Offer) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.
SECTION 4.15.    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiary guarantees Indebtedness under a Credit Facility), other than a Guarantor or an Excluded Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any Guarantor under a Credit Facility incurred under Section 4.09(b)(i) or having an aggregate principal amount outstanding in excess of the greater of (x) $50.0 million and (y) 8.5% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period unless:
(i)    such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:
(A)    if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture will be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and
(B)    if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness will be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and
(ii)    such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided, this Section 4.15 will not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary will not be required to comply with clause (i) or (ii) of this Section 4.15(a) and such Guarantee may be released at any time in the Issuer’s sole discretion.
(b)    Each Person that becomes a Guarantor after the Issue Date shall, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in this Indenture and any Notes Security Document, also become a party to the applicable Notes Security Documents pursuant to the terms of this Indenture and, within the time periods set forth in this Indenture and the applicable Notes Security Documents; shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of Collateral that this Indenture provides may be delivered after the Issue Date (to the extent, and substantially in the form, delivered on the Issue Date or the date first delivered, as applicable (but no greater scope)) as may be necessary to vest in the Notes Collateral Agent a perfected first-priority security interest (subject to Liens permitted by Section 4.12 and Permitted Liens) in properties and assets that constitute Collateral, as security for such Guarantor’s Guarantee; and as may be necessary have such property or asset added to the Collateral as required under, and subject to the limitations set forth in, the Notes Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.
SECTION 4.16.    Suspension of Covenants.
(a)    During any period of time that (i) the Notes have an Investment Grade Rating (including in connection with a Change of Control) and (ii) no Default (other than any Default that would not constitute a Default following a Covenant Suspension Event (as defined below)) has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, the Guarantees and the Collateral will be automatically and unconditionally released and discharged and the Issuer and the Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, upon the making of the election in Section 4.12(b), 4.12(a) (in which case Section 4.12(b) will apply), Section 4.15, Section 5.01(a)(i)(D) and 5.01(d) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”).
(b)    During a Suspension Period (as defined herein), the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with Section 4.07 as if such Section were in effect during such period.

(c)    In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes no longer have an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period and the Collateral pledged by the Issuer and the Guarantors will be released. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds will be reset to zero for purposes of Section 4.10.
(d)    In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any Restricted Subsidiary or events occurring prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided,
(i)    with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period;
(ii)    all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(iii);
(iii)    any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to be permitted pursuant to Section 4.11(b)(vi);
(iv)    any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (i) through (iii) of Section 4.08(a) that becomes effective during any Suspension Period will be deemed to be permitted pursuant to Section 4.08(b)(i); and
(v)    no Subsidiary of the Issuer will be required to comply with Section 4.15 after the Reversion Date with respect to any guarantee entered into by such Subsidiary during any Suspension Period;
(vi)    all Liens permitted to be created, incurred or assumed during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (7) of the definition of “Permitted Liens”; and
(vii)    all Investments made during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that they are classified as Permitted Investments permitted under clause (5) of the definition of “Permitted Investments”.

(e)    Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date (i) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes, the Guarantees, the Notes Security Documents or the Intercreditor Agreements with respect to the Suspended Covenants, and none of the Issuer or any of its Restricted Subsidiaries will bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during a Suspension Period, in each case, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time, based on any action taken or event that occurred during the Suspension Period) and (ii) following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period (that were permitted to be entered into at such time) and to consummate any transactions contemplated thereby.
(f)    During the Suspension Period, the Guarantees and the Collateral will be automatically and unconditionally released and discharged and the obligation to grant further Guarantees and pledge Collateral will be suspended. Upon the Reversion Date, the obligation to grant Guarantees pursuant to Section 4.15 will be reinstated (and the Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of Section 4.15).
(g)    The Trustee shall have no duty to (i) monitor the ratings of the Notes, (ii) determine whether a Covenant Suspension Event or Reversion Date has occurred or (iii) notify Holders of any of the foregoing.
ARTICLE V
SUCCESSORS
SECTION 5.01.    Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.
(a)    The Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(i)    (A) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made, is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”);

    (B) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes and the Notes Security Documents pursuant to supplemental indentures or other customary documents or instruments;
    (C) immediately after such transaction, no Default exists;
    (D) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the most recently ended Test Period, either:
(1)    the Issuer (or Successor Company, as applicable) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test or the Total Net Leverage Ratio Test, or
(2)    the Fixed Charge Coverage Ratio for the Issuer (or Successor Company, as applicable) would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction or the Total Net Leverage Ratio for the Issuer (or Successor Company, as applicable) would be equal to or less than the Total Net Leverage Ratio for the Issuer immediately prior to such transaction;
    (E) each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(a)(i)(B) will apply, will have by supplemental indenture or otherwise confirmed that its Guarantee applies to such Person’s obligations under this Indenture and the Notes and that the Notes Security Documents shall continue to be in effect and such Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor;
    (F) to the extent any property or assets of the Successor Company, or the Person that is consolidated, amalgamated, merged with or into or wound up into the Successor Company, are property or assets of the type that would constitute Collateral under the Notes Security Documents or the Equal Priority Intercreditor Agreement, the Successor Company will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Notes Security Documents and the Equal Priority Intercreditor Agreement in the manner and to the extent required by this Indenture or any of the Notes Security Documents or the Equal Priority Intercreditor Agreement and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Notes Security Documents and the Equal Priority Intercreditor Agreement;

    (G) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Company shall (1) continue to constitute Collateral under this Indenture and the Notes Security Documents, (2) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes and (3) not be subject to any Lien other than Permitted Liens or other Liens as permitted under the covenant described above under Section 4.12;
    (H) the Successor Company shall become a party to the Intercreditor Agreements by joinder or supplement; and
    (I) the Issuer (or the Successor Company, as applicable) will have delivered to the Trustee an Officer’s Certificate stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; or
(ii)    the transaction is made in compliance with Section 4.10; or
(iii)    in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.
(b)    The Successor Company will succeed to, and be substituted for the Issuer under this Indenture, the Guarantees, the Notes, the Notes Security Documents and the Equal Priority Intercreditor Agreement, as applicable, and in such event the Issuer will automatically be released from its obligations thereunder.
(c)    Notwithstanding clauses (C) through (I) of Section 5.01(a)(i),
(i)    any Restricted Subsidiary may consolidate with, amalgamate with or merge with or into or wind up into or sell, assign, lease, convey, transfer or otherwise dispose of all or part of its properties and assets to the Issuer or any other Restricted Subsidiary,
(ii)    the Issuer may consolidate with, amalgamate with or merge with or into, or wind up into an Affiliate of the Issuer for the purpose of reincorporating the Issuer in the United States, any state thereof or the District of Columbia so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby,
(iii)    the Issuer may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of a jurisdiction in the United States, and
(iv)    the Issuer or Guarantor may change its name.

(d)    Subject to Section 11.06, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(i)    (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of the United States, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);
    (B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and the Notes Security Documents and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;
    (C) immediately after such transaction, no Default exists;
    (D) to the extent any property or assets of the Successor Person, or the Person that is merged, amalgamated or consolidated with or into the Successor Person, are property or assets of the type that would constitute Collateral under the Notes Security Documents or the Equal Priority Intercreditor Agreement, the Successor Person will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Notes Security Documents and the Equal Priority Intercreditor Agreement in the manner and to the extent required by this Indenture or any of the Notes Security Documents or the Equal Priority Intercreditor Agreement, and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Notes Security Documents and the Equal Priority Intercreditor Agreement;
    (E) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Person shall (1) continue to constitute Collateral under this Indenture, the Notes Security Documents and the Equal Priority Intercreditor Agreement, (2) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes and (3) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 4.12;
    (F) the Successor Person shall become a party to the applicable Intercreditor Agreements by joinder or supplement; and

    (G) the Issuer will have delivered to the Trustee an Officer’s Certificate stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; or
(ii)    the transaction is made in compliance with, if applicable, Section 4.10; or
(iii)    in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.
(e)    The Successor Person (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture, the Notes Security Documents and the Intercreditor Agreements and such Guarantor’s Guarantee and such Guarantor will be automatically released and discharged from its obligations under this Indenture, the Notes Security Documents and the Intercreditor Agreements and such Guarantor’s Guarantee.
(f)    Notwithstanding the foregoing, any Guarantor may (i) merge, amalgamate or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer or any Restricted Subsidiary that becomes a Guarantor, (ii) merge with an Affiliate of the Issuer for the purpose of reincorporating the Guarantor in the United States, any state thereof or the District of Columbia (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of a jurisdiction in the United States, (iv) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders of the Notes or (v) change its name.
ARTICLE VI
DEFAULTS AND REMEDIES
SECTION 6.01.    Events of Default. An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)    default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;
(b)    default for 30 days or more in the payment when due of interest on or with respect to the Notes;
(c)    failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (a) or (b) of this Section 6.01) contained in this Indenture or the Notes and other than as set forth under Section 4.03;
(d)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) or the payment of which is guaranteed by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:
(i)    such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and
(ii)    the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate in excess of the greater of (x) $60.0 million or more and (y) 10.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period at any one time outstanding;
(e)    failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of the greater of (x) $60.0 million and (y) 10.0% of Run-Rate Adjusted EBITDA of the Issuer for the most recently ended Test Period (in each case, net of amounts covered by insurance policies), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(f)    the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), pursuant to or within the meaning of any Debtor Relief Laws:
(i)    commences proceedings to be adjudicated bankrupt or insolvent;

(ii)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Debtor Relief Laws;
(iii)    consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;
(iv)    makes a general assignment for the benefit of its creditors; or
(v)    generally is not paying its debts as they become due;
(g)    a court of competent jurisdiction enters an order or decree under any Debtor Relief Laws that:
(i)    is for relief against the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;
(ii)    appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary); or
(iii)    orders the liquidation of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary); and the order or decree remains unstayed and in effect for 60 consecutive days;
(h)    the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) will for any reason cease to be in full force and effect except as contemplated by the terms of this Indenture or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any Financial Officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its

Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; or
(i)    any Notes Security Document with respect to a material portion of the Collateral after delivery thereof for any reason (other than pursuant to the terms this Indenture or the Notes Security Document including as a result of a transaction not prohibited under this Indenture) ceases to create, a valid and perfected Lien with the priority required by the Notes Security Document (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens and Liens permitted under Section 4.12, except to the extent that any such loss of perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Notes Collateral Agent to maintain possession of Collateral actually delivered to it and pledged under the Notes Security Documents or to file Uniform Commercial Code amendments relating to the Issuer’s or a Guarantor’s change of name or jurisdiction of formation (solely to the extent that the Issuer provides the Notes Collateral Agent written notice thereof in accordance with the Security Agreement, and the Notes Collateral Agent and the Issuer have agreed that the Notes Collateral Agent will be responsible for filing such amendments) and continuation statements or to take any other action primarily within its control with respect to the Collateral and except as to Collateral consisting of real property to the extent that such losses are covered by the proceeds from a lender’s title insurance policy and such insurer has not denied coverage.
However, a Default under clause (c), (d) or (e) will not constitute an Event of Default under the Indenture until the Trustee or the Holders of at least 30.0% in principal amount of the outstanding Notes notify the Issuer in writing of the Default and, with respect to clause (c), the Issuer does not cure such Default within the time specified in such clause after receipt of such notice; provided that such notice of Default may not be given with respect to any action taken, and reported publicly or to Holders of the Notes, more than two years prior to such notice of Default.
SECTION 6.02.    Acceleration. If any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.01 with respect to the Issuer) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30.0% in principal amount of the then total outstanding Notes by notice to the Issuer may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.
Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in the Holders’ interest. The Trustee will have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Notes.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (each of the foregoing, a “Noteholder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank) (each, a “Directing Holder”) must be accompanied by a signed Position Representation and Verification Form (in the form attached as Exhibit G) delivered to the Issuer and the Trustee (a “Position Representation and Verification Form”). The Position Representation and Verification Form will contain a representation that the applicable Directing Holder does not have (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they do not have) a Net Short Position and is not knowingly and intentionally acting in concert with any of its Affiliates for the express purpose of creating (and in fact creating) the same economic effect with respect to the Issuer or any Guarantor as having a Net Short Position at such time (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. The Position Representation and Verification Form will also contain a covenant by the applicable Directing Holder to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation and Verification Form required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Form in delivering its direction to the Trustee. In no event shall the Trustee have any liability or obligation to ascertain, monitor or inquire as to whether any Holder is Net Short and/or whether such Holder has delivered any related certifications under the Indenture or in connection with the Notes or if any such certifications comply with the Indenture, the Notes, or any other documents. It is understood and agreed that the Issuer and the Trustee shall be entitled to rely on each representation, deemed representation and certification made by, and covenant of, each beneficial owner provided for in this paragraph. Notwithstanding any other provision of the Indenture, the Notes or any other document, the provisions of this paragraph shall apply and survive with respect to each beneficial owner notwithstanding that any such Person may have ceased to be a beneficial owner, the Indenture may have been terminated or the Notes may have been redeemed in full.
If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an

Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, any acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.
For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with the Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.
For the avoidance of doubt, the requirements of the three foregoing paragraphs shall only apply to Noteholder Directions and do not apply to any other directions given by Holders to the Trustee under this Indenture.
Notwithstanding the foregoing, in the case of an Event of Default arising under clause (f) or (g) of Section 6.01 hereof with respect to the Issuer, all outstanding Notes shall be due and payable immediately without further action or notice.
The Holders of a majority of the aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction and if all existing Events of Default (except non-payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder that has become due solely because of the acceleration) have been cured or waived.
In the event of any Event of Default specified in Section 6.01(d) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if:
(1)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2)    the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)    the default that is the basis for such Event of Default has been cured, waived or is no longer continuing.

SECTION 6.03.    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
SECTION 6.04.    Waiver of Past Defaults. Subject to Section 6.02 hereof, Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
SECTION 6.05.    Control by Majority. Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. The Trustee or the Notes Collateral Agent, as the case may be, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee or the Notes Collateral Agent in personal liability.
SECTION 6.06.    Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes (subject to any applicable Intercreditor Agreement) unless:
(a)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(b)    Holders of at least 30.0% in principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;
(c)    Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(d)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(e)    Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
SECTION 6.07.    Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 6.08.    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
SECTION 6.09.    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
SECTION 6.10.    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
SECTION 6.11.    Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
SECTION 6.12.    Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee on behalf of such Holder, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.13.    Priorities. If the Trustee, the Notes Collateral Agent or any Agent collects any money or property pursuant to this Article VI (including with respect to the Collateral, subject to any applicable Intercreditor Agreement), it shall pay out the money or property in the following order:
(a)    to the Trustee, the Notes Collateral Agent and such Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;
(b)    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and (iii) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.
ARTICLE VII
TRUSTEE AND NOTES COLLATERAL AGENT
SECTION 7.01.    Duties of Trustee and Notes Collateral Agent.
(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture on behalf of the Holders, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(i)    the duties of the Trustee and the Notes Collateral Agent shall be determined solely by the express provisions of this Indenture, the Notes Security Documents and the Intercreditor Agreements and the Trustee and the Notes Collateral Agent need perform only those duties that are specifically set forth in this Indenture, the Notes Security Documents and the Intercreditor Agreements and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Notes Collateral Agent; and
(ii)    in the absence of willful misconduct or bad faith on its part, the Trustee and the Notes Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or the Notes Collateral Agent and conforming to the requirements of this Indenture, the Notes Security Documents and the Intercreditor Agreements, as applicable. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee or the Notes Collateral Agent, as applicable, the Trustee or the Notes Collateral Agent, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes Security Documents and the Intercreditor Agreements, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    Neither the Trustee nor the Notes Collateral Agent will be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)    this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;
(ii)    neither the Trustee nor the Notes Collateral Agent shall be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee or the Notes Collateral Agent, as the case may be, was negligent in ascertaining the pertinent facts; and
(iii)    neither the Trustee nor the Notes Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee and the Notes Collateral Agent is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(e)    The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture or to direct the Notes Collateral Agent to take action under the Notes Security Documents at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.
(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
SECTION 7.02.    Rights of Trustee.
(a)    The Trustee and the Notes Collateral Agent may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Notes Collateral Agent need not investigate any fact or matter stated in the document, but the Trustee or the Notes Collateral Agent, as the case may be, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Notes Collateral Agent, as the case may be, shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(b)    Before the Trustee or the Notes Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Notes Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Each of the Trustee and the Notes Collateral Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    Each of the Trustee and the Notes Collateral Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)    Neither the Trustee nor the Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer.
(f)    None of the provisions of this Indenture, the Notes Security Documents or the Equal Priority Intercreditor Agreement shall require the Trustee or the Notes Collateral Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
(h)    In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)    The rights, privileges, protections, immunities and benefits given to the Trustee and the Notes Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Notes Collateral Agent in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
(j)    [Reserved].
(k)    Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the

Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
(l)    The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.
(m)    The Trustee and the Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but each of the Trustee and the Notes Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Notes Collateral Agent, as the case may be, shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(n)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(o)    The Trustee and the Notes Collateral Agent may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture and/or the Notes Security Documents.
SECTION 7.03.    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.
SECTION 7.04.    Disclaimer. Neither the Trustee nor the Notes Collateral Agent (a) shall be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Notes Security Documents, (b) shall be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, (c) shall be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and (d) shall be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
SECTION 7.05.    Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06.    [Reserved].
SECTION 7.07.    Compensation and Indemnity. The Issuer shall pay to the Trustee and the Notes Collateral Agent from time to time such compensation for their acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by them in addition to the compensation for their services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s agents and counsel.
The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee and the Notes Collateral Agent for, and hold the Trustee and the Notes Collateral Agent harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by them in connection with the acceptance or administration of this trust and the performance of their duties hereunder (including the reasonable costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or any other Person or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder) (but excluding taxes imposed on such persons in connection with compensation for such administration or performance). The Trustee or the Notes Collateral Agent, as the case may be, shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Notes Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer nor any Guarantor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or the Notes Collateral Agent through the Trustee’s or the Notes Collateral Agent’s own willful misconduct or negligence. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.
The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee and the Notes Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Notes Collateral Agent, except for money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the Notes Security Documents and the Equal Priority Intercreditor Agreement.
When the Trustee and the Notes Collateral Agent incur expenses or render services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Debtor Relief Laws.
SECTION 7.08.    Replacement of Trustee or Notes Collateral Agent. A resignation or removal of the Trustee or the Notes Collateral Agent, as the case may be, and appointment of a successor Trustee or the Notes Collateral Agent, as the case may be, shall become effective only upon the successor Trustee’s or the successor Notes Collateral Agent’s acceptance of appointment as provided in this Section 7.08. The Trustee or the Notes Collateral Agent may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee or the Notes Collateral Agent by so notifying the Trustee or the Notes Collateral Agent, as the case may be, and the Issuer in writing not less than 30 days prior to the effective date of such removal. The Issuer may remove the Trustee or the Notes Collateral Agent if:
(a)    the Trustee or the Notes Collateral Agent, as the case may be, fails to comply with Section 7.10 hereof;
(b)    the Trustee or the Notes Collateral Agent, as the case may be, is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Debtor Relief Laws;
(c)    a custodian or public officer takes charge of the Trustee or the Notes Collateral Agent or its property; or
(d)    the Trustee or the Notes Collateral Agent becomes incapable of acting.
If the Trustee or the Notes Collateral Agent resigns or is removed or if a vacancy exists in the office of Trustee or the Notes Collateral Agent for any reason, the Issuer shall promptly appoint a successor Trustee or successor Notes Collateral Agent, as the case may be. Within one year after the successor Trustee or successor Notes Collateral Agent takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee or successor Notes Collateral Agent to replace the successor Trustee or Notes Collateral Agent appointed by the Issuer.
If a successor Trustee or successor Notes Collateral Agent does not take office within 60 days after the retiring Trustee or Notes Collateral Agent resigns or is removed, the retiring Trustee or Notes Collateral Agent, as applicable (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Notes Collateral Agent.
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee or successor Notes Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Notes Collateral Agent, as applicable, and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee or Notes Collateral Agent shall become effective, and the successor Trustee or Notes Collateral Agent, as applicable, shall have all the rights, powers and duties of the Trustee or the Notes Collateral Agent, as applicable, under this Indenture and the Notes Security Documents. The successor Trustee or successor Notes Collateral Agent shall mail a notice of its succession to Holders. The retiring Trustee or the retiring Notes Collateral Agent shall promptly transfer all property held by it as Trustee or Notes Collateral Agent, as the case may be, to its successor; provided all sums owing to the Trustee or the Notes Collateral Agent, as the case may be, hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee or the retiring Notes Collateral Agent, as applicable.
The resigning Trustee or the resigning Notes Collateral Agent, as applicable, shall have no responsibility or liability for any action or inaction of a successor Trustee or successor Notes Collateral Agent.
SECTION 7.09.    Successor Trustee by Merger, etc.. If the Trustee or the Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or successor Notes Collateral Agent.
SECTION 7.10.    Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
ARTICLE VIII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
SECTION 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.
SECTION 8.02.    Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, to have cured all then existing Events of Default and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(a)    the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;
(b)    the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(c)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and
(d)    this Section 8.02.
Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
SECTION 8.03.    Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and clauses (D) through (H) of Section 5.01(a)(i), Section 5.01(d), Section 5.01(e) and Article X hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(d), 6.01(e), 6.01(f) (solely with respect to the Issuer’s Restricted Subsidiaries), 6.01(g) (solely with respect to the

Issuer’s Restricted Subsidiaries), 6.01(h) and 6.01(i) hereof shall not constitute Events of Default.
SECTION 8.04.    Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
(a)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited will be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;
(b)    in the case of Legal Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions
(i)    the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or
(ii)    since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,
(iii)    in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)    in the case of Covenant Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens and the consummation of other transactions in connection therewith) shall have occurred and be continuing on the date of such deposit;
(e)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement, instrument or documents (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens and the consummation of other transactions in connection therewith);
(f)    the Issuer will have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and
(g)    the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Notwithstanding the foregoing, an Opinion of Counsel required by the immediately preceding paragraph with respect to Legal Defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.
SECTION 8.05.    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section

8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 8.06.    Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.
SECTION 8.07.    Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE IX
AMENDMENT, SUPPLEMENT AND WAIVER
SECTION 9.01.    Without Consent of Holders.
(a)    Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee may amend or supplement this Indenture, any Guarantee, the Notes, the Notes Security Document or the Intercreditor Agreements (including in each case, if applicable, the form of agreements attached thereto as exhibits) without the consent of any Holder:
(i)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)    to provide for uncertificated Notes in addition to or in place of certificated Notes;
(iii)    to comply with Section 5.01 hereof;
(iv)    to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;
(v)    to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect (as determined in good faith by the Issuer) the legal rights under this Indenture of any such Holder;
(vi)    to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;
(vii)    to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable (it being agreed that this Indenture need not qualify under the Trust Indenture Act);
(viii)    to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;
(ix)    to add a Guarantor or co-obligor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture;
(x)    to conform the text of this Indenture, Guarantees, the Notes, the Notes Security Documents and the Intercreditor Agreements to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee, the Notes, the Notes Security Documents and the Intercreditor Agreements as provided to the Trustee in an Officer’s Certificate;
(xi)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, to facilitate the issuance and administration of the Notes; provided, (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;
(xii)    to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;
(xiii)    to make, complete or confirm any grant of Collateral permitted or required by this Indenture, any of the Notes Security Documents or the Intercreditor Agreements or any release of Collateral pursuant to the terms of this Indenture, any of the Notes Security Documents or the Intercreditor Agreements;

(xiv)    to secure additional extensions of credit and add additional secured creditors holding other First Lien Obligations so long as such First Lien Obligations are not prohibited by the provisions of this Indenture or any other then-existing First Lien Debt Documents;
(xv)    to add additional assets as Collateral; or
(xvi)    to add provisions to this Indenture and a new form of Note to permit the issuance by the Issuer or a Subsidiary thereof of escrow notes under this Indenture, which may have different terms than other Notes issued under this Indenture so long as the proceeds of such notes remain in escrow (including, but not limited to, separate collateral, different or no guarantees and special mandatory redemption provisions).
(b)    The Holders will be deemed to have consented for purposes of this Indenture, the Notes Security Documents and the Equal Priority Intercreditor Agreement (and, if applicable, a Junior Lien Intercreditor Agreement) to any of the following amendments and other modifications to this Indenture, the Notes Security Documents or the Equal Priority Intercreditor Agreement (or, if applicable, a Junior Lien Intercreditor Agreement) and the entry into a Junior Lien Intercreditor Agreement:
(i)    to effect any amendment or supplement to the Equal Priority Intercreditor Agreement or any other Intercreditor Agreement that is for the purpose of adding the holders of First Lien Obligations or Indebtedness secured on a junior basis to the Notes or any other Indebtedness that is permitted under Section 4.09 and is Secured Indebtedness (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the Equal Priority Intercreditor Agreement or any other applicable Intercreditor Agreement as, in the good faith determination of the Bank Collateral Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Holders);
(ii)    to enter into any Junior Lien Intercreditor Agreement or any Equal Priority Intercreditor Agreement or to any restatement or replacement thereof or to effect the Equal Priority Intercreditor Amendments or other Intercreditor Amendments; or
(iii)    that is expressly contemplated by any Intercreditor Agreement or this Indenture.
(c)    The Notes Collateral Agent is hereby authorized and directed to enter into the Equal Priority Intercreditor Agreement and any other Intercreditor Agreement to the extent contemplated by the terms of this Indenture without the consent of any Holder, and by accepting a Note, each Holder will be deemed to have acknowledged that such Intercreditor Agreement is binding upon them. By accepting a Note, each Holder will be deemed to have (a) agreed that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, (b)  authorized and instructed the Notes Collateral Agent to enter into the Equal

Priority Intercreditor Agreement and to subject the Liens on the Collateral to the provisions thereof and (c) without any further consent of such Holder, authorized and instructed the Notes Collateral Agent to execute and deliver on behalf of itself, the Trustee and the Holders the Equal Priority Intercreditor Agreement, any other intercreditor agreement or any amendment (or amendment and restatement) to the Notes Security Documents or an Intercreditor Agreement contemplated by this Indenture. In connection with any such amendment of the Equal Priority Intercreditor Agreement or any other Intercreditor Agreements, the Issuer shall provide an Officer’s Certificate to the Notes Collateral Agent stating that such amendment complies with and/or is permitted by this Indenture, on which the Notes Collateral Agent shall be entitled to conclusively rely without any investigation. In addition, by accepting a Note, each Holder will be deemed to have authorized and directed the Notes Collateral Agent to enter into (i) any amendments to the Equal Priority Intercreditor Agreement and any other Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by the Indenture (the “Other Intercreditor Amendments”).
(d)    Upon the request of the Issuer accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof (to the extent requested by the Trustee), the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, provided that the execution thereof shall be deemed a representation by such Guarantor(s) that all conditions precedent and covenants, if any, relating to the execution of such supplemental indenture have been satisfied, provided that the execution thereof shall be deemed a representation by such Guarantor(s) that all conditions precedent and covenants, if any, relating to the execution of such supplemental indenture have been satisfied and the supplemental indenture is enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.
SECTION 9.02.    With Consent of Holders.
(a)    Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees, the Notes Security Documents and the Intercreditor Agreements (including, in each case, if applicable, the form of agreements attached thereto as exhibits) with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or offer to purchase with respect to the Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding hereunder, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority of principal amount of the Notes of such adversely affected series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required. Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
(b)    Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and, except as set forth in Section 9.05, upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
(c)    It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
(d)    After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
(e)    Without the consent of each affected Holder (including, for the avoidance of doubt, any Notes held by Affiliates), an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:
(i)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)    reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes on any date (other than the provisions relating to Section 3.09, Section 4.10 and Section 4.14); provided, any amendment to the notice requirements may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;
(iii)    reduce the rate of or change the time for payment of interest on any Note;
(iv)    waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;
(v)    make any Note payable in money other than that stated therein;
(vi)    make any change in the provisions of this Indenture relating to waivers of past Defaults;
(vii)    make any change in this Article IX that is materially adverse to the Holders;
(viii)    impair the contractual right hereunder of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
(ix)    make any change to or modify the ranking of the Notes that would adversely affect the Holders; or
(x)    except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary, in any manner materially adverse to the Holders.
(f)    Without the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), no amendment, supplement or waiver may (i) have the effect of releasing all or substantially all of the Collateral from the Liens of the Notes Security Documents (except as permitted by the terms of this Indenture, the Equal Priority Intercreditor Agreement or the Notes Security Documents) or changing or altering the priority of the security interests of the Holders of the Notes in the Collateral under the Equal Priority Intercreditor Agreement or (ii) make any change in the Notes Security Documents, the Equal Priority Intercreditor Agreement or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would materially and adversely affect the Holders of Notes; provided that (x) if any such amendment, supplement or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of the Notes) shall be required.
SECTION 9.03.    [Reserved].
SECTION 9.04.    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
SECTION 9.05.    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
SECTION 9.06.    Trustee and Notes Collateral Agent to Sign Amendments, etc. The Trustee, and as applicable, the Notes Collateral Agent, shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee, and as applicable, the Notes Collateral Agent. The Issuer may not sign an amendment, supplement or waiver until the board of directors of the Issuer approves it. Except as set forth below, in executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent shall receive, and shall be fully protected in relying conclusively upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof).

Neither an Opinion of Counsel nor an Officer’s Certificate will be required for the Trustee or the Notes Collateral Agent to execute any amendment, supplement or other document adding a new Guarantor, nor will an Officer’s Certificate be required for the Trustee or the Notes Collateral Agent to execute a supplemental indenture. In addition, an Opinion of Counsel will not be required for the Trustee or the Notes Collateral Agent to (i) execute any amendment, supplement or other document releasing a Guarantor under this Indenture or adding Collateral or releasing Collateral under this Indenture, the Notes Security Documents or the Equal Priority Intercreditor Agreement or (ii) enter into any Intercreditor Agreement or amendment, supplement, joinder or acknowledgment thereto.
ARTICLE X
COLLATERAL
SECTION 10.01.    The Notes Collateral Agent.
(a)    By accepting a Note, each Holder will be deemed to have irrevocably appointed the Notes Collateral Agent to execute and deliver, and to act as its agent under, the Notes Security Documents, the Mortgage Collateral Agency Agreement and the Intercreditor Agreements and to have irrevocably authorized and directed the Notes Collateral Agent to (i) perform the duties and exercise the rights, powers and directions that are specifically given to it under the Notes Security Documents, the Mortgage Collateral Agency Agreement, the Intercreditor Agreements or other documents to which it is a party, together with any other incidental rights, powers and directions; and (ii) execute each document expressed to be executed by the Notes Collateral Agent on its behalf.
(b)    Each of the Holders hereby exempts the Notes Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law to the extent legally possible for such Holder.
(c)    The Notes Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate, including without limitation the Bank Collateral Agent (including any successor Bank Collateral Agent) and any Mortgage Collateral Agent.
(d)    The Notes Collateral Agent shall have all the rights and protection provided in the Notes Security Documents as well as the rights and protections afforded to the Notes Collateral Agent in Sections 7.02 and 7.07 hereof; provided, however, that the Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the Notes Collateral Agent’s own willful misconduct or gross negligence, as determined by a final order of a court of competent jurisdiction.
(e)    Neither the Trustee nor the Notes Collateral Agent shall be responsible for (i) the terms or adequacy of any Notes Security Document or any Intercreditor Agreement, (ii) perfecting, maintaining, monitoring, preserving or protecting the Liens granted under this Indenture, the Notes Security Documents or any agreement or instrument contemplated hereby or thereby (except to the extent any possessory collateral is delivered to the Notes Collateral Agent for perfection purposes), (iii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, financing change statement, registration, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iv) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to the Collateral. The actions described in items (i) through (iv) shall be the sole responsibility of the Issuer or Guarantor, as applicable.
(f)    Subject to the Notes Security Documents and the Intercreditor Agreements, except as directed by the Trustee as required or permitted by this Indenture, the Holders acknowledge that the Notes Collateral Agent will not be obligated:
(i)    to act upon directions purported to be delivered to it by any other Person;
(ii)    to foreclose upon or otherwise enforce any Lien securing the Notes; or
(iii)    to take any other action whatsoever with regard to any or all Liens securing the Notes, the Notes Security Documents or the Collateral.
(g)    In acting as Notes Collateral Agent, co-collateral agent or sub-collateral agent, the Notes Collateral Agent, each co-collateral agent and each sub-collateral agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article VII hereof.
(h)    Neither the Trustee nor the Notes Collateral Agent shall have any duty to file any financing statements, continuation statements or amendments thereto or any other agreement or instrument to record or perfect or maintain the perfection of the Notes Collateral Agent’s security interest in the Collateral.
SECTION 10.02.    Security Documents. To secure the full and punctual payment when due and the full and punctual performance of the Obligations of the parties hereto, the Issuer, the Guarantors and the Notes Collateral Agent shall, on the Issue Date, enter into certain Notes Security Documents to be executed on the Issue Date and may enter into additional Notes Security Documents and take or cause to be taken all such actions as may be required to create, perfect and maintain, as security for the Obligations of the Issuer and the Guarantors to the Notes Collateral Agent, the Trustee and the Holders under this Indenture, the Notes, the Guarantees and the Notes Security Documents, a valid and enforceable perfected first-priority Lien and security interest in all of the Collateral to the extent required by the Collateral and Guarantee Requirement in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee and the Holders, subject to the terms of the Notes Security Documents and this Indenture. Each Holder, by accepting a Note, consents and agrees to the terms of the Notes Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements.

To the extent any Lien or security interest required pursuant to this Indenture and the Notes Security Documents is not perfected by the Issue Date, the Issuer and the applicable Guarantors shall use their commercially reasonable efforts to perform all acts and things that may be required, to have all such Liens and security interests in the Collateral duly created and enforceable and perfected, to the extent required by this Indenture and the Notes Security Documents, as promptly as practicable and in any event within 120 days following the Issue Date (or such later date as the Bank Collateral Agent may have agreed to under the Senior Credit Facilities), with respect to Collateral that does not constitute Material Real Property, and within the time period specified under Section 10.09 with respect to Material Real Property.
SECTION 10.03.    The Intercreditor Agreement. On the Issue Date, the Issuer, the other grantors party thereto, the Notes Collateral Agent and the Bank Collateral Agent will enter into the Equal Priority Intercreditor Agreement with respect to the Collateral, which may be amended from time to time without the consent of the Holders to add other parties holding Additional First Lien Obligations or as otherwise provided herein.
SECTION 10.04.    Maintenance of Collateral. The Issuer and the Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted), other than as would not have a material adverse effect on the Issuer and the Guarantors, taken as a whole, and shall do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral, provided that the Issuer and the Guarantors may dispose of Collateral to the extent permitted by Section 4.10 and Section 5.01 hereof. The Issuer and the Guarantors shall pay all real estate and other taxes (except such as are being contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts that insure against such losses and risks as are reasonable for the type and size of the business conducted by the Issuer and the Guarantors.
SECTION 10.05.    Impairment of Collateral. Subject to the rights of the holders of any senior Liens and to Section 10.10, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to (a) take, or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the results of materially impairing the security interests with respect to the Collateral for the benefit of the Trustee and the Holders, unless such action or failure to take action is otherwise permitted by the terms of this Indenture, the Intercreditor Agreement or the Notes Security Documents, or (b) grant any Person, or permit any Person to retain (other than the Applicable Collateral Agent (as defined in the Equal Priority Intercreditor Agreement)), any Liens on the Collateral, other than Permitted Liens. Each Issuer and each Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Notes Security Documents.
SECTION 10.06.    After Acquired Collateral.

(a)    From and after the Issue Date and subject to the terms of the Notes Security Documents and the Intercreditor Agreements, if the Issuer or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Notes Security Document (excluding, for the avoidance of doubt, any Excluded Assets), it will execute and deliver such security instruments, financing statements and such certificates to the extent required by this Indenture or any Notes Security Documents (in each case, in accordance with the Intercreditor Agreements) to vest in the Notes Collateral Agent a perfected Lien on, and/or security interest (subject only to Permitted Liens) in, such after-acquired collateral to the extent required by the Collateral and Guarantee Requirement or Section 10.09 and to take such actions to add such after-acquired collateral to the Collateral, and thereupon all provisions of this Indenture and the Notes Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect. Notwithstanding the foregoing, an Opinion of Counsel will not be required in connection with the addition of new Guarantors or in connection with such Guarantors entering into the Notes Security Documents or to vest in the Notes Collateral Agent a perfected security interest in such after-acquired collateral.
(b)    Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by an Officer, the Notes Collateral Agent shall be authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Notes Security Document to be executed after the Issue Date. Such written request shall (i) instruct the Notes Collateral Agent to execute and enter into such Notes Security Document and the Notes Collateral Agent shall (without any obligation to review or negotiate the terms of such Notes Security Document) sign any such Notes Security Document and (ii) state that such Notes Security Documents is permitted under this Indenture.
(c)    Any such execution of a Notes Security Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Notes Security Document have been satisfied.
(d)    Notwithstanding the foregoing, in no event shall the Notes Collateral Agent be required to execute and enter into any such Notes Security Document if the Notes Collateral Agent determines in its reasonable discretion that such Notes Security Document is reasonably likely to adversely affect any of the Notes Collateral Agent’s rights, benefits, immunities, privileges or indemnities hereunder, require the Notes Collateral Agent to expend or risk its own funds or cause the Notes Collateral Agent to incur any loss, liability or expense.
(e)    The Trustee and the Notes Collateral Agent shall have no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interests therein.
(f)    With respect to any obligation to provide collateral or take steps pursuant to Sections 10.02, 10.06 or 10.09, the Bank Administrative Agent may grant extensions of time under the Senior Credit Agreement. To the extent the Bank Administrative Agent grants such extensions, such extension will be automatically granted under this Indenture. In the event of such an extension of time under the Senior Credit Agreement, the Company shall notify the Trustee thereof; provided, however, that failure to provide such notice shall not affect the effectiveness of the corresponding extension under this Indenture or constitute a Default under this Indenture.
SECTION 10.07.    Further Assurances.
(a)    Subject to the Intercreditor Agreements, the Issuer and the Guarantors shall promptly as may be required by applicable law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Notes Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as may be necessary or as the Notes Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Notes Security Documents and to satisfy the Collateral and Guarantee Requirement.
(b)    The Issuer shall furnish to the Notes Collateral Agent, with respect to the Issuer or any Guarantor, prompt written notice (and in any event within sixty (60) days of such change or such longer period as may be agreed by the Bank Collateral Agent under the Senior Credit Facilities) of any change in such Person’s (i) legal name or (ii) organizational legal entity designation or jurisdiction of incorporation or formation, in each case to the extent required by the Notes Security Documents. Promptly upon the occurrence of any of the foregoing, the Issuer and the Guarantors shall make all filings under the UCC (including continuation statements and amendments) and any other applicable laws that are required by this Indenture and/or the Notes Security Documents in order for the Collateral to be made subject to the Lien of the Notes Collateral Agent under this Indenture and/or the Notes Security Documents in the manner and to the extent required by this Indenture or any of the Notes Security Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by this Indenture and/or the Notes Security Documents.
SECTION 10.08.    Negative Pledge. The Issuer and each Guarantor shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, further pledge the Collateral as security or otherwise, subject to Permitted Liens; provided, however, that the Issuer, subject to compliance with Section 4.09 and Section 4.12, shall be permitted to issue an unlimited aggregate principal amount of Additional Notes, all of which may be secured by the Collateral.
SECTION 10.09.    Real Estate Mortgages and Filings.
(a)    Within (x) 180 days after the Issue Date with respect to Material Real Property owned by the Issuer and the Guarantors as of the Issue Date and (y) 275 days of the acquisition of any Material Real Property after the Issue Date or the date any Subsidiary becomes a Guarantor (with respect to Material Real Property owned by it) unless the Issuer provides notice within 90 days of the acquisition of such Material Real Property or the date such Subsidiary becomes a Guarantor (with respect to Material Real Property owned by it) to the Trustee of its intention to consummate a Specified Sale-Leaseback Transaction with respect to such Material Real Property) (or, in either case of clause (x) or (y), such later date as the Bank Collateral Agent may have agreed to under the Senior Credit Facilities), such Issuer or such Guarantor shall deliver to the Notes Collateral Agent, as mortgagee or beneficiary, as applicable, for its benefit, the benefit of the Trustee and for the ratable benefit of the Holders (and, if a single mortgage securing all First Lien Obligations is delivered to a Mortgage Collateral Agent with respect to any Material Real Property, the other holders of the First Lien Obligations), a Mortgage with respect to such Material Real Property, together with:
(i)    Evidence that counterparts of such Mortgage have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that are reasonably necessary in order to create, except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 4.12 and Permitted Liens, a valid and subsisting perfected Lien on such Material Real Property in favor of the Notes Collateral Agent for its benefit, the benefit of the Trustee and for the ratable benefit of the Holders and that all filing and recording taxes and fees have been paid or otherwise provided for and subject to the Collateral and Guarantee Requirement;
(ii)    A customary Opinion of Counsel for the applicable Guarantor in the state in which such Material Real Property is located, with respect to the enforceability and perfection of such Mortgage and any related fixture filings, the authorization, execution and delivery of such Mortgage and otherwise in form and substance consistent with the opinions delivered under the Senior Credit Facilities; and
(iii)    To the extent required to be delivered under the Senior Credit Facilities, environmental assessment reports and reliance letters (if any) that have been prepared in connection with such acquisition of any Material Real Property.
(b)    Notwithstanding anything to the foregoing, in the event that the Obligations under Senior Credit Facilities are satisfied and the mortgages, deeds of trust, deed to secure debt or other real property security document securing such Obligations under Senior Credit Facilities are released, such Issuer or such Guarantor shall, as soon as practicable thereafter using commercially reasonable efforts, (i) deliver or cause to be delivered fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance and amount consistent with the title insurance policies issued under the Senior Credit Facilities, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 4.12 and Permitted Liens or such other Liens accepted in connection with the Senior Credit Facilities that do not have an adverse impact on the use or value of the Mortgaged Properties, and providing for such other affirmative insurance (including endorsements for future advances under this Indenture and Notes Security Documents) and such coinsurance and direct access reinsurance as delivered under the Senior Credit Facilities and that are otherwise available in the applicable jurisdiction and (ii) deliver or cause to be delivered American Land Title/American Congress on Surveying and Mapping surveys for each Material Real Property or existing surveys together with no change affidavits, in each case in the form consistent with the surveys delivered under the Senior Credit Facilities and otherwise sufficient for the title insurance company issuing a Mortgage Policy to remove the standard survey exception and issue standard survey related endorsements.
(c)    Further, notwithstanding anything to the foregoing and upon the reasonable agreement of the Issuer and the Bank Collateral Agent, the Issuer or the applicable Guarantor may satisfy the Collateral and Guarantee Requirement with respect to the delivery of a Mortgage on any Material Real Property that is required to be or has been mortgaged under the Senior Credit Facilities by delivering a mortgage to a Mortgage Collateral Agent or amending an existing mortgage to be in favor of a Mortgage Collateral Agent and to secure the Obligations under this Indenture in addition to the Senior Credit Facilities Obligations (and any Additional First Lien Obligations, as applicable) and to otherwise be in form and substance reasonably satisfactory to the Bank Collateral Agent and the Notes Collateral Agent.
SECTION 10.10.    Release of Liens on the Collateral.
(a)    Liens on the Collateral securing the Notes will be automatically released under any one or more of the following circumstances (each a “Lien Release Event”):
(i)    In part, as to any property or assets constituting Collateral, to enable the Issuer or its Restricted Subsidiaries to consummate the disposition of such property or assets to the extent not prohibited under Section 4.10;
(ii)    in the case of a Guarantor that is released from its Guarantee with respect to the Notes in accordance with Section 11.06, the property and assets of such Guarantor shall be released;
(iii)    upon any such property or assets becoming Excluded Assets;
(iv)    as permitted by the Intercreditor Agreements; or
(v)    as permitted by Section 9.02(f).
(b)    The security interests in all Collateral securing the Notes will be automatically released upon:
(i)    payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations under this Indenture, the Guarantees and the Notes Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid (including pursuant to a redemption or repurchase of all Notes or a satisfaction and discharge of this Indenture in accordance with Article XII); or
(ii)    a Legal Defeasance or Covenant Defeasance under this Indenture in accordance with Sections 8.02 and 8.03.

(c)    In connection with a release of Collateral, only an Officer’s Certificate to the Notes Collateral Agent will be required and neither the Trustee nor the Notes Collateral Agent shall have any liability for releases given in reliance on such Officer’s Certificate, which shall also certify that the release of Collateral is authorized or permitted under the Indenture and the Notes Security Documents. The Trustee and the Notes Collateral Agent will promptly take such action and, without recourse, representation or warranty, execute any such documents as may be reasonably requested by the Issuer in connection with a release of Guarantee or Collateral. Any notice provided to the Trustee or Notes Collateral Agent in connection with a Lien Release Event or a Guarantee Release Event shall be deemed an authenticated demand from a debtor duly delivered under Section 9-513(c) of the UCC, and the Issuer and the Guarantors shall have the rights provided by Section 9-509 of the UCC with respect to any such demand; provided that the applicable time period set forth in Section 9-513(c) of the UCC shall be deemed to be three Business Days.
(d)    Upon the receipt of an Officer’s Certificate from the Issuer, as described in Section 10.10(c), if applicable, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Notes Collateral Agent and/or the Trustee shall, at the Issuer’s expense, execute, deliver or acknowledge such instruments or releases reasonably requested in writing by the Issuer to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Security Documents or the Equal Priority Intercreditor Agreement.
ARTICLE XI
GUARANTEES
SECTION 11.01.    Guarantee. Subject to this Article XI, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder, including for expenses, indemnification or otherwise, shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same promptly. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder and under the Notes).
Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.
Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.
If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, then any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Until terminated in accordance with Section 11.06, each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.
Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
The Guarantee issued by any Guarantor shall be a general secured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.
Each payment to be made by a Guarantor in respect of its Guarantee shall be made without setoff, counter-claim, reduction or diminution of any kind or nature.
SECTION 11.02.    Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XI, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
SECTION 11.03.    Execution and Delivery. To evidence its Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that this Indenture (or, with regard to each Guarantor that becomes a party hereto after the date hereof, a supplemental indenture in the form of Exhibit D) shall be executed on behalf of such Guarantor by one of its authorized Officers.
Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee of such Guarantor shall be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article XI, to the extent applicable.
SECTION 11.04.    Subrogation. Subject to the fifth paragraph of Section 11.01 and Section 11.02, each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.
SECTION 11.05.    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.
SECTION 11.06.    Release of Guarantees. (a) Each Guarantee by a Guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon (each, a “Guarantee Release Event”):
(i)    in the case of a Subsidiary Guarantor, any sale, exchange, issuance, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (A) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, or (B) all or substantially all of the assets of such Guarantor (including to the Issuer or another Guarantor), in each case if such sale, exchange, issuance, disposition or transfer is made in compliance with the applicable provisions of this Indenture;
(ii)    in the case of a Subsidiary Guarantor, (A) the release or discharge of the guarantee by, or direct obligation of, such Guarantor of Indebtedness under the Senior Credit Facilities or (B) the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except, in each case, a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that, in each case, a release subject to a contingent reinstatement is still a release);
(iii)    (A) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or (B) such Subsidiary Guarantor otherwise becoming an Excluded Subsidiary;
(iv)    (A) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or (B) the discharge of the Issuer’s obligations under this Indenture (including pursuant to a satisfaction and discharge of this Indenture under Section 12.01 or through redemption or repurchase of all the Notes or otherwise) in accordance with the terms of this Indenture;
(v)    (A) the merger, amalgamation, consolidation or winding up of any Guarantor with and into the Issuer or another Guarantor or a Restricted Subsidiary that becomes a Guarantor that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of a Guarantor following the transfer of all or substantially all of its assets, in each case in a transaction that complies with the applicable provisions hereof or (B) the dissolution or liquidation of any Guarantor permitted by the applicable provisions of this Indenture;
(vi)    as described under Article IX; or
(vii)    upon the occurrence of a Covenant Suspension Event.
(b)    A Guarantee of a Subsidiary Guarantor also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Senior Credit Facilities or other First Lien Obligations that resulted in the Subsidiary Guarantor’s obligation to guarantee the Notes or other exercise of remedies in respect thereof in accordance with any Intercreditor Agreement.
(c)    Notwithstanding any other provisions of this Section 11.06, any Guarantee by a Parent Company (other than Holdings) may be automatically and unconditionally released and discharged for any reason.
(d)    The Issuer will have the right, upon delivery of an Officer’s Certificate to the Trustee, to cause any Guarantor that has not guaranteed any Indebtedness under the Senior Credit Facilities and is not otherwise required by the applicable terms of this Indenture to provide a Guarantee, to be unconditionally released and discharged from all obligations under its Guarantee, and such Guarantee will thereupon automatically and unconditionally terminate and be discharged and of no further force or effect.
ARTICLE XII
SATISFACTION AND DISCHARGE
SECTION 12.01.    Satisfaction and Discharge. This Indenture, the Notes Security Documents and the Intercreditor Agreements (with respect to the Notes) shall be discharged and shall cease to be of further effect as to all Notes, when either:
(a)    all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(b)    (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of one or more notices of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, (A) upon any redemption that requires the payment of the Applicable Premium, the amount deposited will be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption and (B) any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;
(ii)    the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and
(iii)    the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.
In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (b)(i), (ii) and (iii) above.
Notwithstanding the satisfaction and discharge of this Indenture, the Notes Security Documents and the Intercreditor Agreements, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (b) of this Section 12.01, the provisions of Section 12.02 and Section 8.06 hereof shall survive such satisfaction and discharge.
SECTION 12.02.    Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE XIII
MISCELLANEOUS
SECTION 13.01.    [Reserved].
SECTION 13.02.    Notices. Any notice or communication by the Issuer, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail (in “.pdf” format) or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Issuer and/or any Guarantor:
Life Time, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
Attention: Erik Weaver / Chief Financial Officer
Email: eweaver@lt.life
Facsimile: (952) 947-0099
with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Jason Licht
Facsimile: (212) 906-1322
and
Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Attention: James M. Pfau
Facsimile: (612) 766 8616

If to the Trustee or the Notes Collateral Agent:
Wilmington Savings Fund Society, FSB
500 Delaware Avenue, 11th Floor
Wilmington, DE 19801
Attention: Corporate Trust – Life Time, Inc.
The Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; on the first date on which publication is made or electronic delivery made; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee and the Notes Collateral Agent shall be deemed effective upon actual receipt thereof.
Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Notice given in accordance with the Applicable Procedures will be deemed given on the date sent to DTC.
Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.
If the Issuer delivers or mails a notice or communication to Holders, it shall deliver or mail a copy to the Trustee and each Agent at the same time.
SECTION 13.03.    Communication by Holders with Other Holders. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository (or its designee) pursuant to the standing instructions from the Depository or its designee, including by electronic mail in accordance with accepted practices at the Depository.
SECTION 13.04.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee or the Notes Collateral Agent to take any action under this Indenture (other than as set forth in the last sentence of Section 9.06 and with respect to clause (b) below, in connection with the initial issuance of Notes on the Issue

Date), the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or the Notes Collateral Agent, as applicable:
(a)    An Officer’s Certificate in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as the case may be (which shall include the statements set forth in Section 13.05 hereof), stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(b)    An Opinion of Counsel in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as the case may be (which shall include the statements set forth in Section 13.05 hereof), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
SECTION 13.05.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:
(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and
(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.
SECTION 13.06.    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
SECTION 13.07.    No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the Issuer or any Guarantor or any Parent Company (other than, with respect to members, partners and equity holders, the Issuer and the Guarantors) will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.08.    Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
SECTION 13.09.    Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 13.10.    Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, pandemics and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.
SECTION 13.11.    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
SECTION 13.12.    Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors.
All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.06 hereof.
SECTION 13.13.    Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 13.14.    Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 13.15.    Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
SECTION 13.16.    Legal Holidays. If a payment date (including a Redemption Date, Change of Control Payment Date or other purchase date or repurchase date) is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.
SECTION 13.17.    USA PATRIOT Act. The parties hereto acknowledge that in order to help the government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, and record information that identifies each person establishing a relationship or opening an account with Wilmington Savings Fund Society, FSB. The parties hereto agree that they will provide the Trustee with name, address, tax identification number, if applicable, and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship, and will further provide the Trustee with formation documents such as articles of incorporation or other identifying documents.
SECTION 13.18.    No Incorporation by Reference of Trust Indenture Act. This Indenture is not qualified under the Trust Indenture Act, and the Trust Indenture Act shall not apply to or in any way govern the terms of this Indenture. Holdings, the Issuer and its Subsidiaries will not be required to comply with any provision of the Trust Indenture Act, including Sections 314(a) and 316(b) of the Trust Indenture Act. As a result, no provisions of the Trust Indenture Act are incorporated into this Indenture unless expressly incorporated pursuant to this Indenture.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

LIFE TIME, INC.

By:_/s/ Erik Weaver___________________
Name: Erik Weaver
Title: Executive Vice President & Chief Financial Officer

LTF INTERMEDIATE HOLDINGS, INC.
ATHLINKS INC.
LTF ARCHITECTURE, LLC,
LTF CLUB MANAGEMENT COMPANY, LLC
LTF CLUB OPERATIONS COMPANY, INC.
LTF CONSTRUCTION COMPANY, LLC
LTF EDUCATIONAL PROGRAMS, LLC
LTF GROUND LEASE COMPANY, LLC
LTF LEASE COMPANY, LLC
LTF MANAGEMENT SERVICES, LLC
LTF OPERATIONS HOLDINGS, INC.
LTF REAL ESTATE COMPANY, INC.
LTF REAL ESTATE HOLDINGS, LLC
LTF RESTAURANT COMPANY, LLC
LTF TRIATHLON SERIES, LLC,

As Guarantors

By:_/s/ Erik Weaver___________________
Name: Erik Weaver
Title: Executive Vice President & Chief Financial Officer

    Signature Page to Indenture

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee By: /s/ Kevin McGarvey Name: Kevin McGarvey Title: Trust Officer
WILMINGTON SAVINGS FUND SOCIETY, FSB, as Notes Collateral Agent By: /s/ Kevin McGarvey Name: Kevin McGarvey Title: Trust Officer
    Signature Page to Indenture (Senior Secured Notes)

EXHIBIT A
    CUSIP/ISIN
[RULE 144A][REGULATION S][IAI] GLOBAL NOTE

6.000% Senior Secured Notes due 2031
No.    [Up to] US$[        ]
LIFE TIME, INC.
promises to pay to                       or registered assigns,
the principal sum of [the principal sum set forth on the Schedule of Exchange of Interests in the Global Note attached hereto] [DOLLARS] on November 15, 2031.
Interest Payment Dates: May 15 and November 15, beginning May 15, 2025
Record Dates: May 1 and November 1

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

LIFE TIME, INC.
By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee
By:
Name:
Title: Authorized Signatory

Dated:

[Back of Note]
6.000% Senior Secured Note due 2031
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1. INTEREST. Life Time, Inc. (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 6.000% from November 5, 2024 until maturity. The Issuer will pay interest on this Note semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2025 or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding May 1 and November 1 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be May 15, 2025. The Issuer will pay interest (including post-petition interest in any proceeding under any Debtor Relief Laws) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Debtor Relief Laws) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
2. METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained pursuant to Section 4.02 of the Indenture or, at the option of the Issuer, may be made by check mailed to the Holders at their addresses set forth in the Note Register, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If a payment date (including a Redemption Date, Change of Control Payment Date or other purchase date or repurchase date) is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

3. PAYING AGENT AND REGISTRAR. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer or any of its domestic Subsidiaries may act in any such capacity.
4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of November 5, 2024 (the “Indenture”), among Life Time, Inc., the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. The Issuer shall be entitled to issue Additional Notes in accordance with Sections 2.01, 4.09 and 4.12 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
5. OPTIONAL REDEMPTION.
(a) At any time prior to November 15, 2027, the Issuer may, at its option, on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 of the Indenture, at a redemption price (as calculated by the Issuer) equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium calculated as of the date the notice of redemption is given, plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Any notice of redemption made in connection with a related transaction or event (including an Equity Offering, contribution, Change of Control, Asset Sale or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be.
(b) At any time prior to November 15, 2027, the Issuer may, at its option and on one or more occasions, redeem, upon notice as described under Section 3.03 of the Indenture, up to 40.0% of the aggregate principal amount of Notes and Additional Notes issued under the Indenture at a redemption price (as calculated by the Issuer) equal to the sum of (i) 106.000% of the aggregate principal amount thereof, with an amount equal to or less than the cash proceeds less underwriting fees from one or more Equity Offerings to the extent such cash proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided, (a) at least the lesser of (x) 50.0% of the aggregate principal amount of Notes (including any Additional Notes issued under the Indenture after the Issue Date) then outstanding and (y) $150.0 million aggregate principal amount of the Notes (including any Additional Notes issued under the Indenture after the Issue Date), remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed (or to be repurchased or redeemed) in accordance with the terms of the Indenture); (b) that for purposes of calculating the principal amount of the Notes able to be redeemed with such cash proceeds of such Equity

Offering or Equity Offerings, such amount shall include the principal amount of the Notes to be redeemed plus the premium on such Notes to be redeemed; and (c) each such redemption occurs within 180 days of the date of closing of each such Equity Offering or contribution.
(c) In connection with any tender offer, other offer to purchase or exchange offer for the Notes (including a Change of Control Offer, Alternate Offer or Asset Sale Offer), if Holders of not less than 90.0% of the aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in such offer and the Issuer, or any third party making such offer in lieu of the Issuer, purchases or exchanges, as applicable, all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders will be deemed to have consented to such tender offer, other offer to purchase or exchange offer and, accordingly, the Issuer or such third party will have the right upon notice, given not more than 90 days following such purchase or exchange date, to redeem or exchange, as applicable, all Notes that remain outstanding following such purchase or exchange, as applicable, (i) in the case of a tender offer or other offer to purchase, at a price equal to the price offered to each other Holder in such tender offer or other offer to purchase (which may be less than par and shall exclude any early tender premium and any accrued and unpaid interest paid to any Holder in such offer payment) or (ii) in the case of an exchange offer, for the same consideration provided in such exchange offer (which may be less than par and shall exclude any early exchange premium and any accrued and unpaid interest paid to any Holder in such exchange offer), in each case, plus, to the extent not included in the offer consideration, accrued and unpaid interest, if any, thereon, to, but excluding, the date of repurchase or exchange.
At any time prior to November 15, 2027, the Issuer may redeem during each calendar year (commencing with the calendar year in which the Issue Date occurs) up to 10.0% of the original aggregate principal amount of the Notes and any Additional Notes, at its option, on one or more occasions, at a redemption price equal to 103.0% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date; provided that in any given calendar year, any amount not utilized pursuant to this paragraph may be carried forward to subsequent calendar years and may be used in such calendar year prior to utilizing the capacity in this paragraph for such calendar year.
(d) Except pursuant to clause (a), (b) or (c) of Section 3.07 of the Indenture, the Notes will not be redeemable at the Issuer’s option prior to November 15, 2027.
(e) On and after November 15, 2027, the Issuer may, at its option, redeem the Notes, in whole or in part, on one or more occasions, upon notice as described under Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2027	103.000%
2028	101.500%
2029 and thereafter	100.000%

(e) Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.
6. MANDATORY REDEMPTION; OFFERS TO PURCHASE AND OPEN MARKET PURCHASES. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under Sections 4.10 and 4.14 of the Indenture.
7. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid notices of redemption at least 10 days but, except as set forth in Section 3.07(i) of the Indenture, not more than 90 days before the Redemption Date to each Holder to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered or mailed more than 90 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI of the Indenture.
8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.
9. SECURITY. The Notes shall be secured by first-priority Liens in the Collateral, subject to Permitted Liens, on the terms and conditions set forth in the Indenture and the Notes Security Documents. The Notes Collateral Agent holds a Lien in the Collateral for its benefit and for the benefit of the Trustee and the Holders, in each case pursuant to the Notes Security Documents. By their acceptance of the Notes, Holders will be deemed to have authorized and instructed the Notes Collateral Agent to enter into and to perform each of the Notes Security Documents, the Mortgage Collateral Agency Agreement and the Intercreditor Agreements.
10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not issue, exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not issue, exchange or register the transfer of any Notes during the period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.
11. PERSONS DEEMED OWNERS. The registered Holder shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.
12. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.
13. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes by notice to the Issuer may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority of the aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a nonconsenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within thirty (30) Business Days after becoming aware of any Default, unless such Default has been cured, waived or is no longer continuing within such 30-day period, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.
14. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.
15. GOVERNING LAW. THE INDENTURE, THIS NOTE AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
16. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:
Life Time, Inc.
2902 Corporate Place, Chanhassen, Minnesota 55317
Tel. No.: (952) 947-0000

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:	(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:
__________ * Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
[   ] Section 4.10  [   ] Section 4.14
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:
$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:
__________ * Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $          . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian
__________ * This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
Life Time, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
Attention: Erik Weaver / Chief Financial Officer
Email: eweaver@lt.life
Facsimile: (952) 947-0099
Wilmington Savings Fund Society, FSB,
as Trustee and Registrar
500 Delaware Avenue, 11th Floor
Wilmington, DE 19801
Attention: Global Capital Markets – Life Time, Inc.
Re: 6.000% Senior Secured Notes due 2031
Reference is hereby made to the Indenture, dated as of November 5, 2024 (the “Indenture”), among Life Time, Inc., the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $          in such Note[s] or interests (the “Transfer”),                      to                    (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. [   ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.
2. [   ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT

DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.
3. [   ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT IAI GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 501. The Transfer is being effected to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter substantially in the form of Exhibit E of the Indenture, and such Transfer is in compliance with any applicable blue sky laws of any state of the United States.
4. [   ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a) [   ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or
(b) [   ] such Transfer is being effected to the Issuer or a subsidiary thereof.
5. [   ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.
(a) [   ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) [   ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c) [   ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor] By: Name: Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1.    The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)    [   ] a beneficial interest in the:
(i)    [   ] 144A Global Note ([CUSIP: ]), or
(ii)    [   ] Regulation S Global Note ([CUSIP: ]), or
(iii)    [   ] IAI Global Note ([CUSIP: ]), or
(b)    [   ] a Restricted Definitive Note.
2.    After the Transfer the Transferee will hold:
[CHECK ONE]
(a) [   ] a beneficial interest in the:
(i)    [   ] 144A Global Note ([CUSIP: ]), or
(ii)    [   ] Regulation S Global Note ([CUSIP: ]), or
(iii)    [   ] IAI Global Note ([CUSIP: ]), or
(iv)    [   ] Unrestricted Global Note ([   ] [   ]), or
(b)    [   ] a Restricted Definitive Note; or
(c)    [   ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
Life Time, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
Attention: Erik Weaver / Chief Financial Officer
Email: eweaver@lt.life
Facsimile: (952) 947-0099
Wilmington Savings Fund Society, FSB ,
as Trustee and Registrar
500 Delaware Avenue, 11th Floor
Wilmington, DE 19801
Attention: Corporate Trust – Life Time, Inc.
Re:  6.000% Senior Secured Notes due 2031
Reference is hereby made to the Indenture, dated as of November 5, 2024 (the “Indenture”), among Life Time, Inc., the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $           in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES
a) [   ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
b) [   ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
c) [   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
d) [   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES
a) [   ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE

SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
b) [   ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]:
[   ] 144A Global Note,
[   ] Regulation S Global Note or
[   ] IAI Global Note,
in each case of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated

[Insert Name of Transferor] By: Name: Title:

EXHIBIT D
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Supplemental Indenture (this “Supplemental Indenture”), dated as of [                    ], among [                    ] (the “Guaranteeing Subsidiary”), a subsidiary of Life Time, Inc. a Minnesota corporation (the “Company”), and Wilmington Savings Fund Society, FSB, a federal savings bank, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).
W I T N E S E T H
WHEREAS, Life Time, Inc. (“Life Time”) has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 5, 2024, providing for the issuance of an unlimited aggregate principal amount of 6.000% Senior Secured Notes due 2031 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article XI thereof.
(3) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any Parent Company or their subsidiaries (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.
(8) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY] By: Name: Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee By: Name: Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Notes Collateral Agent By: Name: Title:

EXHIBIT E
FORM OF
TRANSFEREE LETTER OF REPRESENTATION
Life Time, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
Attention: Erik Weaver / Chief Financial Officer
Email: eweaver@lt.life
Facsimile: (952) 947-0099
Wilmington Savings Fund Society, FSB,
as Trustee and Registrar
500 Delaware Avenue, 11th Floor
Wilmington, DE 19801
Attention: Corporate Trust – Life Time, Inc.
Ladies and Gentlemen:
This certificate is delivered to request a transfer of $[        ] principal amount of the 6.000% Senior Secured Notes due 2031 (the “Notes”) of Life Time, Inc. (the “Issuer”).
Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:
Name:
Address:
Taxpayer ID Number:
The undersigned represents and warrants to you that:
1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.
E-1

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any Subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States of America within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:

By:

E-2

EXHIBIT F
POSITION REPRESENTATION AND VERIFICATION FORM
[ ], 20[ ]

Life Time, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
Attention: Erik Weaver / Chief Financial Officer
Email: eweaver@lt.life
Facsimile: (952) 947-0099
Wilmington Savings Fund Society, FSB,
as Trustee and Registrar
500 Delaware Avenue, 11th Floor
Wilmington, DE 19801
Attention: Corporate Trust – Life Time, Inc.
Re:    Life Time, Inc. (the “Issuer”)
This Position Representation and Verification Form, is hereby delivered by the undersigned to the Issuer and Trustee in connection with the [INSERT DESCRIPTION OF APPLICABLE NOTEHOLDER DIRECTION], dated as of the date hereof, attached as an exhibit hereto. Capitalized terms used, but not defined in this Position Representation and Verification Form shall have the meanings assigned to them in the Indenture. The undersigned hereby represents and warrants and covenants to the Issuer and the Trustee as set forth below.
Position Representation
The undersigned does not have (or, in the case the undersigned is DTC or its nominee, the undersigned is being instructed solely by beneficial owners of Notes that have represented to the undersigned that they do not have) a Net Short Position, and the undersigned is not knowingly and intentionally acting in concert with any of its Affiliates for the express purpose of creating (and in fact creating) the same economic effect with respect to the Issuer or any Guarantor as having a Net Short Position.
The undersigned hereby acknowledges and agrees that if this form is being executed and delivered to the Issuer and the Trustee in connection with a Noteholder Direction in the form of a notice of Default, the foregoing representation shall be deemed to be a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated.
Verification Covenant

The undersigned hereby agrees to provide the Issuer with such information as the Issuer may reasonably request from time to time in order to verify the accuracy of the foregoing Position Representation within five Business Days of a request therefor.

Date: [ ], 20[ ]

By:
Name:
Title:

[ATTACH APPLICABLE NOTEHOLDER DIRECTION]